   As filed with the Securities and Exchange Commission on November 30, 1995
                                                            Registration No. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ______________

                            REGISTRATION STATEMENT

                                  on Form S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ______________

                        ICF KAISER INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

       DELAWARE                        8711                       54-1437073
(State of Incorporation)             SIC Code                  (I.R.S. Employer
                                                            Identification No.)
                               9300 LEE HIGHWAY

                         FAIRFAX, VIRGINIA 22031-1207
                                (703) 934-3600

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ______________

                             Paul Weeks, II, Esq.
             Senior Vice President, General Counsel and Secretary
                        ICF Kaiser International, Inc.
                9300 Lee Highway, Fairfax, Virginia 22031-1207
                                (703) 934-3600
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________

     Approximate date of commencement of proposed sale to the public. From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ______________

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
        Title of each class         Amount to be registered   Proposed maximum offering    Proposed maximum        Amount of
   of securities to be registered                                 price per price(*)      aggregate offering    registration fee
                                                                                               share (*)
------------------------------------------------------------------------------------------------------------------------------------
           Common Stock                  1,197,033 shares               $3.50               $4,189,615.50         $1,444.70
------------------------------------------------------------------------------------------------------------------------------------
      Preferred Stock Purchase                 (**)                      n/a                      n/a                n/a
              Rights
====================================================================================================================================

(*) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape on November 28, 1995.
(**) Each share of Common Stock issued by the Registrant has one associated non-detachable Preferred Stock Purchase Right.

                                ______________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                        ICF KAISER INTERNATIONAL, INC.

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K

          Form S-1 Item Number and Caption                  Location in Prospectus
          --------------------------------                  ----------------------

1.  Forepart of the Registration Statement and Outside
             Front Cover of Prospectus                      Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages
             of Prospectus                                  Inside Front Cover Page

3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges                      Prospectus Summary; Risk Factors

4.  Use of Proceeds                                         Not Applicable

5.  Determination of Offering Price                         Not Applicable

6.  Dilution                                                Not Applicable

7.  Selling Security Holders                                Outside Front Cover Page;
                                                            Selling Shareholders

8.  Plan of Distribution                                    Outside Front Cover Page

9.  Description of Securities to be Registered              Description of Capital Stock

10. Interest of Named Experts and Counsel                   Legal Matters; Experts

11. Information with Respect to the Registrant              Prospectus Summary; Risk Factors;
                                                            Market Prices and Dividend Policy;
                                                            Selected Consolidated Financial Data;
                                                            Management's Discussion and Analysis
                                                            of Financial Condition and Results of
                                                            Operations; Business; Management;
                                                            Executive Compensation; Security
                                                            Ownership; Consolidated Financial
                                                            Statements and Notes thereto.

12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities          Not Applicable

                SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1995

                                  PROSPECTUS

                        ICF KAISER INTERNATIONAL, INC.

                       1,197,033 SHARES OF COMMON STOCK

                                ______________

     This Prospectus covers the resale by shareholders of up to 1,197,033 shares of ICF Kaiser International, Inc. ("ICF Kaiser" or the "Company") Common Stock, par value $0.01 per share (the "Common Stock") issued in, or to be issued in, the three distinct and separate transactions described below.

                                ______________

     SEE "RISK FACTORS" ON PAGES 10-14 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                ______________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                ______________

     (1) EDA. This Prospectus covers the resale of up to 722,500 shares of Common Stock which were issued by the Company pursuant to the terms of an Agreement and Plan of Merger (the "Merger") dated as of July 28, 1995 (the "EDA Merger Agreement"), by and among ICF Kaiser; EDA, Incorporated, a Maryland corporation ("EDA"); ICF Kaiser Disappearing, Inc., a Maryland corporation ("ICFKDI"); and each of the shareholders of EDA (namely Terry B. Soesbee, Daniel
A. Milliron, Igor Livshin, Doug A. Huppert, and Timothy V. Treadwell). The individual EDA shareholders hereinafter are referred to as the "EDA Selling Shareholders". As a result of the Merger, ICFKDI merged into EDA, the separate existence of ICFKDI ceased, and EDA was the surviving corporation. As the surviving corporation, EDA became a wholly owned subsidiary of ICF Kaiser.

     On July 28, 1995, the effective date of the Merger, each EDA Selling Shareholder exchanged the shares of EDA common stock owned immediately prior thereto into his pro rata share of 191,250 shares of ICF Kaiser Common Stock (the "EDA Closing Shares"). In addition, each EDA Selling Shareholder received his pro rata share of cash consideration at the Merger closing (the "Closing") and his right to receive his share of the EDA Earn-out Shares as defined below (if any) required to be paid within two years from the Closing.

     A total of 191,250 EDA Closing Shares issued at the Closing are being registered for resale. An additional 531,250 shares of Common Stock (the "EDA Earn-out Shares") also are being registered for resale; this number has been determined by dividing the agreed upon value of Common Stock to be issued following an earn-out period of no longer than two years ($2,125,000) by $4.00 per share. The actual number of EDA Earn-out Shares to be issued will be determined by calculating the average closing price of ICF Kaiser Common Stock on the New York Stock Exchange for the twenty (20) days prior to the second anniversary of the Closing (provided that the first $300,000 of the value of the EDA Earn-out Shares shall be valued at $4.00 per share).

     All of the EDA Closing Shares may be offered for sale by the EDA Selling Shareholders. Of the 531,250 EDA Earn-out Shares, 75,000 shares may be delivered to the EDA Selling Shareholders in January 1996 if certain conditions are met. If such conditions are not met, the 75,000 shares will be added to the remaining 456,250 EDA Earn-out Shares. The EDA Earn-out Shares are being held in escrow pending the meeting of the conditions for their delivery to the EDA Selling Shareholders. All such shares may be offered for sale by the EDA Selling Shareholders if delivered to the EDA Selling Shareholders by the escrow agent pursuant to the EDA Merger Agreement. The Company will not receive any of the proceeds from the sale of either the EDA Closing Shares or the EDA Earn-out Shares.

     The Company has been advised by the EDA Selling Shareholders that there are no underwriting arrangements with respect to the sale of the EDA Closing Shares or the EDA Earn-out Shares, that such Shares will be sold from time to time in public sales at then-prevailing prices or at prices related to the then-current market price, or in private transactions at negotiated prices. The EDA Closing Shares and the EDA Earn-out Shares may be sold through purchases by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this Prospectus or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the EDA Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the EDA Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1993 (the "Securities Act") in connection with such sales. See "Selling Shareholders."

     (2) BALCH. The Prospectus also covers the resale of up to 396,167 shares of Common Stock (the "Balch Shares") which are to be issued by the Company pursuant to the terms of an Agreement dated as of March 21, 1995 (the "Balch Agreement"), by and between Mr. John G. Balch ("Mr. Balch" and a "Selling Shareholder") and Excell Development Construction, Inc. ("Excell"), a Delaware corporation and an indirect, wholly owned subsidiary of the Company. Of the Balch Shares, 121,167 shares may be offered for sale by Mr. Balch and 275,000 are required to be pledged as security for loans between Mr. Balch and Excell. The Company will not receive any of the proceeds from the sale of shares by Mr. Balch. The Company has been advised by Mr. Balch that there are no underwriting arrangements with respect to the sale of the Balch Shares, that such Balch Shares will be sold from time to time in public sales at then prevailing prices or at prices related to the then-current market price or in private transactions at negotiated prices. The Balch Shares may be sold through purchases by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this Prospectus or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Selling Shareholders."

     (3) IPC. The Prospectus also covers the resale of 78,366 shares of Common Stock (the "IPC Shares") which are to be issued by the Company pursuant to the terms of a Binding Memorandum of Understanding by and among ICF Kaiser; ICF Kaiser Engineers, Inc., a Delaware corporation and a wholly owned subsidiary of ICF Kaiser; The IPC Company, a Texas corporation ("IPC"); and six IPC shareholders (hereinafter referred to as the "IPC Selling Shareholders". Pursuant to the Binding Memorandum of Understanding, the Company will issue 78,366 shares of Common Stock to IPC (the "IPC Shares") in return for substantially all of IPC's assets, excluding certain accounts receivable which will be conveyed to an IPC shareholder to liquidate his loan to IPC. The Company's subsidiary will assume only specified, listed contractual obligations in connection with the asset purchase. The Company has been advised by IPC that all of the 78,366 IPC Shares will be distributed to the IPC Selling Shareholders by IPC in connection with the liquidation of IPC or as an IPC dividend. All such IPC Shares may be offered for sale by the IPC Selling Shareholders if delivered to the IPC Selling Shareholders in the liquidation or by dividend. Neither the Company nor its subsidiary will receive any of the proceeds from the sale of the IPC Shares.

     The Company has been advised by IPC and the IPC Selling Shareholders that there are no underwriting arrangements with respect to the sale of the IPC Shares, that such IPC Shares will be sold from time to time in public sales at then prevailing prices or at prices related to the then-current market price or in private transactions at negotiated prices. The IPC Shares may be sold through purchases by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this Prospectus or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by IPC or the IPC Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such sellers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Selling Shareholders."

     ICF Kaiser's Common Stock is traded on the New York Stock Exchange under the symbol "ICF". The last sale price reported for such Common Stock on November 27, 1995, as quoted on the New York Stock Exchange Composite Tape, was $3.75.

                              __________________

           The date of this Prospectus is _____________  ___, 1995.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information about the Company and the Shares, reference is made to the Registration Statement. The Registration Statement may be inspected and copied at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. The statements contained in this Prospectus about the contents of any contract or other document filed as an exhibit to the Registration Statement are not complete, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the Commission's Public Reference Room and Regional Offices set forth above, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Common Stock has been traded on the New York Stock Exchange since September 14, 1993, and reports, proxy material, and other information concerning the Company may be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                              __________________


     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE OTHER INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
       Available Information...........................................6
       Prospectus Summary..............................................8
       The Company.....................................................8
       Risk Factors...................................................10
       Market Prices and Dividend Policy..............................15
       Selected Consolidated Financial Data...........................16
       Management's Discussion and Analysis of Financial
        Condition and Results of Operations...........................18
       Business.......................................................25
       Management.....................................................39
       Executive Compensation.........................................44
       Security Ownership.............................................51
       Selling Shareholders...........................................54
       Description of Capital Stock...................................56
       Description of the Indenture...................................64
       Description of the Credit Facility.............................74
       Legal Matters..................................................76
       Experts........................................................76
       Consolidated Financial Information............................F-1

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

THE COMPANY

     ICF Kaiser International, Inc., through ICF Kaiser Engineers, Inc. and its other operating subsidiaries, is one of the nation's largest engineering, construction, and consulting services companies, providing fully integrated engineering, construction and consulting services to public- and private-sector clients in the related markets of environment, infrastructure, and industry. The "Company" or "ICF Kaiser" in this Prospectus may refer to ICF Kaiser International, Inc. and/or any of its wholly owned operating subsidiaries. For its most recent fiscal year ended February 28, 1995 (fiscal 1995), ICF Kaiser reported gross and service revenue of $862 million and $460 million, respectively. Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of income (loss) of joint ventures and affiliated companies. During the three years ended February 28, 1995, the Company operated predominantly in one industry segment, in which it provided engineering, construction, consulting, and other professional services. The Company estimates that of its fiscal 1995 $460 million service revenue, approximately 58% was attributable to environmental services and another 23% to related management & operations services, 10% to infrastructure-related work, 6% to industrial work, and 3% to other consulting services.

     The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's regional headquarters are located at 1800 Harrison St., Oakland, California 94612-3430, (510) 419-6000 and at Four Gateway Center, Pittsburgh, Pennsylvania 15222-1207, (412) 497-2000. Other major offices include Universal City, California; Denver, Colorado; Jacksonville, Florida; Boston, Massachusetts; Woodbridge, New Jersey; Los Alamos, New Mexico; Houston, Texas; and Richland, Washington. The Company's major international offices are located in Perth, Australia; London, England; Paris, France; Mexico City, Mexico; Lisbon, Portugal; Moscow, Russia; and Taipei, Taiwan. As of October 31, 1995, ICF Kaiser employed approximately 5,000 persons. An additional approximately 2,500 employees are part of Kaiser-Hill Company, LLC, a limited liability company located in Colorado and owned equally by the Company and CH2M Hill Companies Ltd.

     The Company is organized into three business groups, each providing the services discussed below. In addition, the Company's International Operations Group works with these business groups developing international clients and establishing strategic relationships through joint ventures and marketing agreements. The Company's international clients include both private firms and foreign government agencies; in fiscal year 1995, foreign operations accounted for approximately 6.3% of the Company's consolidated gross revenue.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company for each year in the five-year period ended February 28, 1995, have been derived from the Company's consolidated financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data of the Company as of August 31, 1995 and 1994 and for the six-month periods then ended have been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company, include all normal and recurring adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the six months ended August 31, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1995. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the August 31, 1995 financial statements. The six-month data set forth below is unaudited.

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                       Six Months Ended                           Year ended February 28,
                                         August 31,            ----------------------------------------------------------------
                                         ----------
                                      1995         1994        1995         1994/(1)/     1993        1992/(1)(3)/    1991/(1)/
                                      ----         ----        ----         ----          ----        ----            ----
STATEMENT OF OPERATIONS DATA:            (unaudited)
Gross revenue......................   $461,257     $419,452    $861,518     $651,657      $678,882    $710,873        $624,976
Service revenue /(2)/..............    223,143      223,069     459,786      382,708       391,528     385,942         363,318
Operating income (loss)............      9,259        7,492      13,688       (5,230)       22,744     (43,963)         33,287
Income (loss) before income taxes,
 minority interests and
 extraordinary item................      2,214          936       1,239      (12,877)       14,894     (54,310)         24,018
Income (loss) before minority
 interests and extraordinary item..      1,218         (395)     (1,661)     (12,528)        8,639     (40,516)         14,291
Net income (loss) before
 extraordinary item................        738         (395)     (1,661)     (12,528)        8,639     (40,516)         14,291
Net income (loss) /(3)/............        738         (395)     (1,661)     (18,497)        8,639     (40,516)         14,291
Net income (loss) available for
 common shareholders...............       (339)      (1,472)     (3,815)     (25,322)        3,346     (42,932)         13,434
PRIMARY NET INCOME (LOSS)
PER COMMON SHARE:
 Before extraordinary item and
  redemption of redeemable
   preferred stock.................   $  (0.02)    $  (0.07)   $  (0.18)    $  (0.83)     $   0.16    $  (2.25)       $   0.71
 Extraordinary loss on early
  extinguishment of debt...........        ---          ---         ---        (0.29)          ---         ---             ---
 Redemption of redeemable
  preferred stock..................        ---          ---         ---        (0.09)          ---         ---             ---
                                      --------     --------    --------     --------      --------    --------        --------
    Total..........................   $  (0.02)    $  (0.07)   $  (0.18)    $  (1.21)     $   0.16    $  (2.25)       $   0.71
                                      ========     ========    ========     ========      ========    ========        ========
FULLY DILUTED NET INCOME
(LOSS) PER COMMON SHARE:
 Before extraordinary item
  and redemption of redeemable
  preferred stock..................   $  (0.02)    $  (0.07)   $  (0.18)    $  (0.83)     $   0.16    $  (2.25)       $   0.68
 Extraordinary loss on early
  extinguishment of debt...........        ---          ---         ---        (0.29)          ---         ---             ---
 Redemption of redeemable
  preferred stock..................        ---          ---         ---        (0.09)          ---         ---             ---
                                      --------     --------    --------     --------      --------    --------        --------
    Total..........................   $  (0.02)    $  (0.07)   $  (0.18)    $  (1.21)     $   0.16    $  (2.25)       $   0.68
                                      ========     ========    ========     ========      ========    ========        ========
Weighted average common and common
 equivalent shares outstanding,
 assuming full dilution............     21,445       20,941      20,957       20,886        21,272      19,085          20,308
BALANCE SHEET DATA (END OF PERIOD):
Total assets.......................   $319,874     $267,107    $281,422     $281,198      $293,076    $318,947        $357,457
Working capital....................     82,474       88,767      91,640       87,648        85,861      65,623          72,266
Long-term liabilities..............    126,942      129,610     133,130      130,752        75,602      85,675         109,820
Redeemable preferred stock.........     19,719       20,314      19,617       20,212        44,824      45,161          26,498
Shareholders' equity...............     27,174       29,630      27,624       30,780        58,521      51,151          88,839

____________________________
(1) Gross revenue and service revenue for the fiscal year ended February 29, 1992, exclude businesses discontinued by the Company in fiscal year 1992; the financial data for fiscal year 1991 includes results for the entire Company. In fiscal year 1994, the Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. In fiscal year 1992, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

(2) Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies.

(3) Fiscal year 1992 reflects an after-tax charge of $52.4 million associated with the disposal and restructuring of certain businesses.

                                 RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the following, as well as other information contained in this Prospectus.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE AND INCUR DEBT; PREFERRED STOCK TERMS

     At August 31, 1995, the Company had total indebtedness of $121.5 million, representing 72.1% of total capitalization. This high degree of leverage may have important consequences to the holders of the Common Stock. In particular, at least in the near term: (i) a substantial portion of the Company's cash flow from operations will be required for the payment of interest expense; (ii) the level of the Company's indebtedness may make it difficult to obtain additional financing in the future for working capital, acquisitions, capital expenditures, repayment of debt, or other purposes; and (iii) the level of the Company's leverage may make it more difficult for the Company's subsidiaries to obtain performance and similar bonds related to certain activities. The Company is more leveraged than many of its competitors, which may leave the Company less able to take advantage of market opportunities or withstand weakness in its markets. The ability of the Company to meet its debt service and other obligations will depend largely on the future performance of the Company, which will be subject in part to prevailing economic and competitive conditions, government spending patterns, and to other factors beyond its control.

     The Company has a bank credit agreement (the "Credit Agreement") under which it may have cash loans and letters of credit that require the Company to comply with certain financial and non-financial covenants; these covenants limit additional indebtedness, investments, and acquisitions. The indenture (the "Indenture") for the Company's $125,000,000 of 12% Senior Subordinated Notes due 2003 (the "Notes") limits the Company's ability to incur additional indebtedness and make restricted payments, including dividends on capital stock and certain payments in connection with investments and acquisitions. These limitations in the Indenture are based in part on the Company's consolidated net income (as defined in the Indenture) during the period since August 31, 1993; the loss incurred by the Company during fiscal year 1994 has the effect of making these limitations more restrictive than they had been when the Notes were issued. See "Description of the Indenture" and "Description of the Credit Facility."

     In addition to the restrictive covenants under the Credit Agreement and the Indenture, the agreements governing the Company's Series 2D Senior Preferred Stock ("Series 2D Preferred Stock"), provide that certain restrictive covenants described in the following paragraph become operative while the Company is in arrears with respect to any dividend on such preferred stock for a period in excess of 100 days or if the Company has failed to make a mandatory redemption. The Company is obligated to redeem all outstanding shares of the Series 2D Preferred Stock on January 13, 1997. See "Description of Capital Stock--Series 2D Preferred Stock."

     The Indenture permits the quarterly dividends due on the Series 2D Preferred Stock through August 31, 1995, to be made without regard to whether the covenants in the Indenture would otherwise permit the payment of such dividends; as of the date of this Prospectus, dividends due after August 31, 1995, are not permitted because the Company has not met the required covenants in the Indenture. A supplement to the Indenture would be required before post-August 31, 1995, dividends could be paid.

     In the event the Company is in arrears with respect to any dividend payable on the Series 2D Preferred Stock for a period in excess of 100 days or fails to make a mandatory redemption, the holders of Series 2D Preferred Stock will have the exclusive right to elect two additional directors. In addition, until such an arrearage or failure to make a mandatory redemption is cured, if 33% or more of the then outstanding Series 2D Preferred Stock (or securities issued in exchange therefor) is held by an Initial Holder, the Company becomes subject to certain restrictive covenants. Without the consent of the Initial Holder, such covenants would prohibit the Company from, among other things: disposing of assets for consideration of more than $1 million in a single transaction; entering into mergers; making acquisitions; guaranteeing any obligation in excess of $1 million; or incurring indebtedness other than as permitted pursuant to the Indenture governing the Notes. Further, under such circumstances, the

Initial Holder is relieved from the limitations described below on its right to acquire additional voting securities of the Company, to subject Series 2D Preferred Stock to a voting trust, or to solicit proxies in opposition to the Company's Board of Directors. See "Description of Capital Stock--Provisions Affecting Changes of Control and Extraordinary Transactions."

     As a consequence of all of the above, the Company can incur only limited additional indebtedness, and there are significant restrictions on the Company's ability to make acquisitions and invest in joint ventures. During the next several years it likely will be necessary for the Company to issue additional equity securities to fund any significant acquisitions and to invest significant amounts in joint ventures. Additional financing for the Company generally will have to take the form of raising additional equity capital, refinancing existing debt, incurring other permitted indebtedness, or obtaining significant proceeds from the sale of assets.

PLEDGE OF ASSETS

     As collateral under the Company's Credit Agreement, the Company and most of its subsidiaries have granted a security interest in substantially all of their accounts receivable and certain other assets.

DEPENDENCE ON KEY CUSTOMERS AND FEDERAL GOVERNMENT CONTRACTS

     A substantial portion of ICF Kaiser's revenues are derived from services performed directly or indirectly under contracts with various agencies and departments of the Federal government. During fiscal year 1995, approximately 73% of the Company's consolidated gross revenue was derived from contracts with the U.S. Government. During fiscal 1995 the U.S. Department of Energy ("DOE") accounted for approximately 60% of consolidated gross revenue; the U.S. Department of Defense ("DOD"), the U.S. Environmental Protection Agency ("EPA"), and other Federal agencies collectively accounted for approximately 13% of the Company's consolidated gross revenue.

     Contracts made with the U.S. Government generally are subject to annual approval of funding. Limitations imposed on spending by Federal government agencies, which might result from efforts to reduce the Federal deficit or for other reasons, may limit the continued funding of the Company's existing Federal government contracts and may limit the ability of the Company to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company.

     The Company is subject to audit with respect to costs incurred and charged to the Federal government. In one such audit, the government has asserted that certain costs claimed as reimbursable under government contracts were not allocated in accordance with government cost accounting standards. Management believes that the potential effect of disallowed costs, if any, for the periods currently under audit and for periods not yet audited has been adequately provided for and will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

     All Federal contracts may be terminated by the U.S. Government at any time, with or without cause. There can be no assurance that existing or future Federal government contracts would not be terminated or that the government will continue to use the Company's services at levels comparable to current use.

DEPENDENCE ON ENVIRONMENTAL REGULATION

     A substantial portion of the Company's business has been generated either directly or indirectly as a result of Federal and state laws, regulations and programs related to environmental issues. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws, regulations and programs, could have a material adverse effect on the Company's business. In addition, any significant effort by the DOE to reduce the role of private contractors in environmental projects could have a material adverse effect on the Company.

POTENTIAL ENVIRONMENTAL LIABILITY

     The assessment, analysis, remediation, handling, management, and disposal of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from performing services for clients.

     Potential Liabilities Arising Out of Environmental Laws and Regulations

     All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. The Company's operations and services are affected by and subject to regulation by a number of Federal agencies, including EPA and the Occupational Safety and Health Administration, as well as applicable state and local regulatory agencies. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") addresses cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Several recent court decisions have accepted these claims. Should the Company be held responsible under CERCLA for damages caused while performing services or otherwise, it may be forced to bear such liability by itself, notwithstanding the potential availability of contribution or indemnity from other parties. The Resource Conservation and Recovery Act ("RCRA") governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or EPA-approved state programs at least as stringent, govern waste handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and the regulations thereunder.

     Potential Liabilities Involving Clients and Third Parties

     In performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage, and negligence (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

     Environmental contractors, in connection with work performed for clients, potentially face liabilities to third parties from various claims, including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including through a sudden and accidental release or discharge of contaminants or pollutants during the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports or recommendations prepared by the Company. Personal injury claims could arise contemporaneously with performance of the work or long after completion of the project as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable, i.e., liable for damages even though its services were performed using reasonable care, on the grounds that such services involved "abnormally dangerous activities."

     Clients frequently attempt to shift various of the liabilities arising out of remediation of their own environmental problems to contractors through contractual indemnities. Such provisions seek to require the Company to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties. The Company has endeavored to protect itself from potential liabilities resulting from pollution or environmental damage by obtaining indemnification from its private-sector clients and intends to continue this practice in the future. Under most of these contracts, the Company has been successful in obtaining such indemnification; however, such indemnification generally is not available if such liabilities arise as a result of breaches by the Company of specified standards of care or if the indemnifying party has insufficient assets to cover the liability. The Company will continue its efforts to minimize the risks and potential liability associated with its remediation activities by performing all remediation contracts in a professional manner and by carefully reviewing any and all remediation contracts it signs in an effort to ensure that its environmental clients accept responsibility for their own environmental problems.

     For EPA contracts involving field services in connection with Superfund response actions, the Company is eligible for indemnification under Section 119 of CERCLA, for pollution and environmental damage liability resulting from release or threatened release of hazardous substances. Some of the Company's clients (including private clients, DOD, and DOE) are Potentially Responsible Parties (PRPs) under CERCLA. Under the Company's contracts with these PRPs, the Company has the right to seek contribution from these PRPs for liability imposed on the Company in connection with its work at these clients' CERCLA sites and, with respect to Federal government clients, generally qualifies for the limitations on liabilities under CERCLA Section 119(a). In addition, in connection with contracts involving field services at 10 of DOE's weapons facilities, including the DOE's Hanford site, the Company is indemnified under the Price-Anderson Act, as amended, against liability claims arising out of contractual activities involving a nuclear incident. Recently, EPA has constricted significantly the circumstances under which it will indemnify its contractors against liabilities incurred in connection with CERCLA projects. There are other proposals both in Congress and at the regulatory agencies to further restrict indemnification of contractors from third-party claims.

     Kaiser-Hill Company, LLC (a limited liability company owned equally by the Company and CH2M Hill Companies, Ltd.) signed a Performance Based Integrating Management contract with DOE. The terms of that contract provide that Kaiser-Hill shall not be held responsible for, and DOE shall pay all costs associated with, any liability (including without limitation, a claim involving strict or absolute liability and any civil fine or penalty, expense, or remediation cost, but limited to those of a civil nature), which may be incurred by, imposed on, or asserted against Kaiser-Hill arising out of any act or failure to act, condition, or exposure which occurred before Kaiser-Hill assumed responsibility on July 1, 1995 ("pre-existing conditions"). To the extent the acts or omissions of Kaiser-Hill constitute willful misconduct, lack of good faith, or failure to exercise prudent business judgment on the part of Kaiser-Hill's managerial personnel cause or add to any liability, expense, or remediation cost resulting from pre-existing conditions, Kaiser-Hill shall be responsible, but only for the incremental liability, expense, or remediation caused by Kaiser-Hill. The Kaiser-Hill contract further provides that Kaiser-Hill shall be reimbursed for the reasonable cost of bonds and insurance allocable to the Rocky Flats contract and for liabilities (and expenses incidental to such liabilities, including litigation costs) to third parties not compensated by insurance or otherwise. The exception to this reimbursement provision applies to liabilities caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel.

     In connection with its services to its environmental, infrastructure, and industrial clients, the Company works closely with Federal and state government environmental compliance agencies, and occasionally contests the conclusions those agencies reach regarding the Company's compliance with permits and related regulations. To date, the Company never has paid a fine in a material amount or had liability imposed on it for pollution or environmental damage in connection with its services. However, there can be no assurance that the Company will not have substantial liability imposed on it for any such damage in the future.

COMPETITION

     The market for the Company's services is highly competitive. The Company and its subsidiaries compete with many other firms ranging from small firms to large multinational firms having substantially greater financial, management, and marketing resources than the Company. Other competitive factors include quality of services, technical qualifications, reputation, geographic presence, price, and the availability of key professional personnel.

FLUCTUATIONS IN QUARTERLY FINANCIAL RESULTS AND CHANGE IN FISCAL YEAR END

     The Company's quarterly financial results may be affected by a number of factors, including the commencement and completion or termination of major projects. Accordingly, results for any one quarter are not necessarily indicative of results for any other quarter or for the year. The Company has changed its fiscal year end from February 28 to December 31, effective December 31, 1995. The Company will report the results of its 10-month fiscal period (March 1 to December 31, 1995) on an Annual Report on Form 10-K to be filed with the SEC no later than March 30, 1996.

ATTRACTION AND RETENTION OF PROFESSIONAL PERSONNEL

     The Company's ability to retain and expand its staff of qualified professionals will be an important factor in determining the Company's future success. The market for these professionals, especially environmental professionals, is competitive. There can be no assurance that the Company will continue to be successful in its efforts to attract and retain such professionals.

CHANGE OF CONTROL PROVISIONS

     In the event of a Change of Control (as defined in the Indenture), the Company would be required, subject to certain conditions, to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued interest thereon. As of August 31, 1995, the Company did not have sufficient funds available to purchase all the Notes were they to be tendered in response to an offer made as a result of such a Change of Control. There can be no assurance that, at the time of a Change of Control, the Company will have sufficient cash to repay all amounts due under the Notes. If a Change of Control should occur, the rights of the holders of the Notes to receive payment for their Notes upon a Change of Control Offer would be subject to the prior payment rights of holders of any Senior Indebtedness (as defined in the Indenture). The terms of the Credit Agreement prohibit the optional payment or prepayment or any redemption of the Notes. If, following a Change of Control, the Company has insufficient funds to purchase all the Notes tendered pursuant to such an offer, or is prohibited from purchasing the Notes pursuant to the terms of any Senior Indebtedness (as defined in the Indenture), an event of default in respect of the Notes would occur. The Change of Control provisions of the Indenture may have the effect of discouraging attempts by a person or group to take control of the Company.

     The Company's Amended and Restated Certificate of Incorporation, By-laws, Shareholder Rights Plan and certain other agreements contain provisions that could have the effect of delaying or preventing a change of control of the Company or affect the Company's ability to engage in certain extraordinary transactions.

                       MARKET PRICES AND DIVIDEND POLICY

     Since September 14, 1993, the Common Stock has been traded on the New York Stock Exchange (NYSE) under the symbol "ICF". From December 14, 1989, to September 13, 1993, the Common Stock was traded on the NASDAQ National Market System. At November 1, 1995, there were 1,250 shareholders of record; the Company believes that there are approximately 5,200 beneficial owners of Common Stock.

     On November 27, 1995, the closing price of the Common Stock as reported by the NYSE was $3.75. The following table sets forth, for the periods indicated, the high and low bid information for the Common Stock as reported on the NASDAQ National Market System and the high and low sales prices on the NYSE Composite
Tape:

==========================================================================================
                              COMMON STOCK PRICE

                                                                         HIGH       LOW
Fiscal Year Ended February 28, 1994
                 First Quarter.................................         $6.875     $ 4.75
                 Second Quarter................................           5.50       3.75
                 Third Quarter (September 1 - September 13)....          4.875      4.375
                 Third Quarter (September 14 - November 30)....          5.375       4.00
                 Fourth Quarter................................           5.00      3.625
Fiscal Year Ended February 28, 1995
                 First Quarter.................................         $3.875     $ 2.25
                 Second Quarter................................          2.625       2.00
                 Third Quarter.................................          4.125      2.375
                 Fourth Quarter................................          4.375      2.625
March 1 to December 31, 1995
                 First Quarter.................................         $ 5.00     $ 3.75
                 Second Quarter................................          4.625       3.75
                 Third Quarter  (through November 27, 1995)....           4.75       3.25
==========================================================================================

     The Corporation's Transfer Agent and Registrar is First Chicago Trust Company of New York, Mail Suite 4692, P.O. Box 2534, Jersey City, NJ 07303-2534. The Shareholder Relations telephone number is (201) 324-0498.

     The Company has never paid cash dividends on its Common Stock. The Board of Directors anticipates that no cash dividends will be paid on its Common Stock for the foreseeable future and that the Company's earnings will be retained for use in the business. The Board of Directors determines the Company's Common Stock dividend policy based on the Company's results of operations, payment of dividends on preferred stock, financial condition, capital requirements, and other circumstances. The Company's debt agreements allow dividends to be paid on its capital stock provided that the Company complies with certain limitations imposed by the terms of such agreements. See "Description of Capital Stock-- Series 2D Senior Preferred Stock" and "Description of the Indenture--Certain Covenants--Limitations on Restricted Payments." See Note F to the Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company for each year in the five-year period ended February 28, 1995, have been derived from the Company's consolidated financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data of the Company as of August 31, 1995 and 1994 and for the six-month periods then ended have been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company, include all normal and recurring adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the six months ended August 31, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1995. Certain reclassifications have been made to the prior period financial statements to conform to the presentation used in the August 31, 1995 financial statements. The six-month data set forth below is unaudited.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                            Six Months Ended                         Year ended February 28,
                                             August 31,          ----------------------------------------------------------
                                             ----------
                                           1995       1994       1995       1994/(1)/  1993      1992/(1)/(3)/   1991/(1)/
                                           ----       ----       ----       ----       ----      ----            ----
STATEMENT OF OPERATIONS DATA:                (unaudited)
Gross revenue...........................   $461,257   $419,452   $861,518   $651,657   $678,882  $710,873        $624,976
Service revenue /(2)/...................    223,143    223,069    459,786    382,708    391,528   385,942         363,318
Operating income (loss).................      9,259      7,492     13,688     (5,230)    22,744   (43,963)         33,287
Income (loss) before income taxes,
 minority interests and
 extraordinary item.....................      2,214        936      1,239    (12,877)    14,894   (54,310)         24,018
Income (loss) before minority
 interests and extraordinary item.......      1,218       (395)    (1,661)   (12,528)     8,639   (40,516)         14,291
Net income (loss) before
  extraordinary item....................        738       (395)    (1,661)   (12,528)     8,639   (40,516)         14,291
Net income (loss) /(3)/.................        738       (395)    (1,661)   (18,497)     8,639   (40,516)         14,291
Net income (loss) available for
 common shareholders....................       (339)    (1,472)    (3,815)   (25,322)     3,346   (42,932)         13,434
PRIMARY NET INCOME (LOSS) PER COMMON
SHARE:
 Before extraordinary item and
  redemption of redeemable preferred
   stock................................   $  (0.02)  $  (0.07)  $  (0.18)  $  (0.83)  $   0.16  $  (2.25)       $   0.71
  Extraordinary loss on early
   extinguishment of debt...............        ---        ---        ---      (0.29)       ---       ---             ---
  Redemption of redeemable preferred
   stock................................        ---        ---        ---      (0.09)       ---       ---             ---
                                           --------   --------   --------   --------   --------  --------        --------
           Total........................   $  (0.02)  $  (0.07)  $  (0.18)  $  (1.21)  $   0.16  $  (2.25)       $   0.71
                                           ========   ========   ========   ========   ========  ========        ========
FULLY DILUTED NET INCOME (LOSS) PER
COMMON SHARE:
 Before extraordinary item and
  redemption of redeemable
  preferred stock.......................   $  (0.02)  $  (0.07)  $  (0.18)  $  (0.83)  $   0.16  $  (2.25)       $   0.68
 Extraordinary loss on early
  extinguishment of debt................        ---        ---        ---      (0.29)       ---       ---             ---
 Redemption of redeemable preferred
  stock.................................        ---        ---        ---      (0.09)       ---       ---             ---
                                           --------   --------   --------   --------   --------  --------        --------
           Total........................     ($0.02)  $  (0.07)  $  (0.18)  $  (1.21)  $   0.16  $  (2.25)       $   0.68
                                           ========   ========   ========   ========   ========  ========        ========
Weighted average common and common
 equivalent shares outstanding,
  assuming full dilution................     21,445     20,941     20,957     20,886     21,272    19,085          20,308
BALANCE SHEET DATA (END OF PERIOD):
Total assets............................   $319,874   $267,107   $281,422   $281,198   $293,076  $318,947        $357,457
Working capital.........................     82,474     88,767     91,640     87,648     85,861    65,623          72,266
Long-term liabilities...................    126,942    129,610    133,130    130,752     75,602    85,675         109,820
Redeemable preferred stock..............     19,719     20,314     19,617     20,212     44,824    45,161          26,498
Shareholders' equity....................     27,174     29,630     27,624     30,780     58,521    51,151          88,839

________________________
(1) Gross revenue and service revenue for the fiscal year ended February 29, 1992, exclude businesses discontinued by the Company in fiscal year 1992; the financial data for fiscal year 1991 includes results for the entire Company. In fiscal year 1994, the Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. In fiscal year 1992, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

(2) Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies.

(3) Fiscal year 1992 reflects an after-tax charge of $52.4 million associated with the disposal and restructuring of certain businesses.

                     MANAGEMENT'S  DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     ICF Kaiser is one of the nation's largest engineering, construction, and consulting services companies, with experience in providing full-service environmental cleanup, remediation, and project management services. The Company provides services to domestic and foreign clients in both the private and public sectors.

Financial Results

     ICF Kaiser's operating income of $9.3 million for the six months ended August 31, 1995 was a $1.8 million increase from the $7.5 million of operating income reported for the six months ended August 31, 1994. The increase in operating income primarily resulted from a $5.4 million improvement in engineering and construction operations. This improvement was partially due to income generated from a major transit project to be constructed in the Philippines, which includes operating revenues which had been previously deferred pending commencement of the project. Costs related to the development of this project had been expensed in prior periods. Operating income (before minority interests) also increased by $1.8 million for the six months ended August 31, 1995 as a result of earnings under the Performance Based Integrating Management Contract at the U.S. Department of Energy's (DOE) Rocky Flats Environmental Technology Site in Colorado (Rocky Flats). This DOE contract was awarded in April 1995 to Kaiser-Hill Company, LLC (Kaiser-Hill), a limited liability company owned equally by ICF Kaiser and CH2M Hill Companies, Ltd. (CH2M Hill).

     Operating income improvements were partially offset by a $3.9 million decrease in income in 1995 as compared to 1994 from other environmental operations, primarily resulting from a decline in private-sector environmental work, due to continued regulatory uncertainty. The Company believes that the Federal environmental projects have also been delayed temporarily by Federal government budgetary uncertainties. Operating income was further negatively impacted by a significant increase in marketing efforts in the six months ended August 31, 1995 compared to the six months ended August 31, 1994. Management believes that ICF Kaiser's continuing investment in its business development activities should result in increased contract awards in both the public and private sectors of its business.

     ICF Kaiser had operating income of $13.7 million and a net loss before extraordinary item of $1.7 million ($0.18 net loss per share) for the year ended February 28, 1995 (fiscal 1995) compared with an operating loss of $5.2 million and a $12.5 million net loss before extraordinary item ($0.83 net loss per share) for the year ended February 28, 1994 (fiscal 1994). Operating income in fiscal 1995 was $10.2 million higher than fiscal 1994, exclusive of the unusual items in fiscal 1994. The operating income increase in fiscal 1995 reflects improvements in each of the Company's businesses over fiscal 1994, including an increase in fees at the Company's operations at the DOE's Hanford, Washington, site (Hanford). These gains were somewhat offset by a high level of marketing expense associated with proposing and bidding major contracts, including the Company's successful pursuit through Kaiser-Hill of the Rocky Flats contract at the DOE's Environmental Technology Site in Colorado. Gains in operating income growth were offset by substantially higher nonoperating costs, including interest expense, due to the fiscal 1994 refinancing, and income tax expense (see Results of Operations).

Business Conditions and Backlog

     The Company's contract backlog increased significantly to $4.5 billion at August 31, 1995 compared to $1.4 billion at February 28, 1995. The increase in backlog benefited from the April 1995 award of the five-year Kaiser-Hill contract which increased contract backlog by $3.0 billion. In August 1995, ICF Kaiser signed a contract estimated at $330 million to perform environmental restoration work at Federal installations for the U.S. Army Corps of Engineers (USACE), Baltimore District. This Total Environmental Restoration Contract
(TERC) is for four years with two three-year options. The contract is a cost reimbursement delivery order contract, and the fee structure includes a combination of cost plus fixed fee, award fee, and incentive fees. In August 1995, ICF Kaiser also signed a five-year contract estimated at $50 million to provide environmental services to USACE, Savannah District.

     With the award of the Kaiser-Hill contract and the Company's continued work at DOE's Hanford, ICF Kaiser is now actively participating in two of DOE's major environmental cleanup efforts and at eight of DOE's other 18 major weapons facilities. ICF Kaiser recently expanded its environmental cleanup contract base with the U.S. Department of Defense (DOD) with the award of the USACE Baltimore TERC and USACE Savannah contracts discussed above. The Company expects that the experience and reputation it earns under these contracts will continue to enhance its position as a major participant in the field of environmental cleanup and large program management.

     The Company also expects its increased level of business development activity in the consulting group to result in expanded consulting services. Other major current business initiatives include a significant effort to enhance the Company's management information systems. ICF Kaiser believes these endeavors, combined with other ongoing efforts described above, should positively impact the Company's future performance.

RESULTS OF OPERATIONS

     The following table summarizes key elements in the Consolidated Statements of Operations for the six months ended August 31, 1995 and 1994, and for the years ended February 28, 1995, 1994, and 1993 (dollars in millions):


                                                   Six Months Ended              Year Ended
                                                       August 31,                February 28,
                                                   ------------------   --------------------------------
                                                   1995      1994          1995     1994       1993
     ---------------------------------------------------------------------------------------------------
     GROSS REVENUE                                 $461.3    $419.5        $861.5   $651.7     $678.9
     SERVICE REVENUE                               $223.1    $223.1        $459.8   $382.7     $391.5
     SERVICE REVENUE AS A
       PERCENTAGE OF GROSS REVENUE                   48.4%     53.2%         53.4%    58.7%      57.7%
     EXPENSES AS A PERCENTAGE
       OF SERVICE REVENUE:
          Direct cost of services and overhead       83.5%     84.9%         85.5%    84.6%      80.0%
          Administrative and general                 10.1%      9.7%          9.5%    12.0%      11.2%
          Depreciation and amortization               2.2%      2.1%          2.0%     2.5%       2.7%
          Unusual items, net                           --        --            --      2.3%        --
          Cost of disposal of businesses, net          --        --            --       --        0.3%
     OPERATING INCOME (LOSS)                          4.1%      3.4%          3.0%    (1.4)%      5.8%
     ---------------------------------------------------------------------------------------------------

     Gross revenue represents services provided to customers with whom the Company has a primary contractual relationship. Included in gross revenue are costs of certain services subcontracted to third parties and other reimbursable direct project costs, such as materials procured by the Company on behalf of its customers.

     Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of the equity in income of unconsolidated joint ventures and affiliated companies. ICF Kaiser believes that it is appropriate to analyze operating margins and other ratios in relation to service revenue because such revenue and ratios reflect the work performed directly by the Company.

     Operating profits (fees) generated by the Hanford and Kaiser-Hill contracts are based on performance and not revenue. A change in revenue between periods is likely to be disproportionate to the change in the fees. Consequently, changes in revenue may have an exaggerated impact on the Company's margins as measured on a percentage basis. In addition, because Kaiser-Hill is a consolidated subsidiary of ICF Kaiser, the operating income includes the portion of income generated under the Kaiser-Hill contract attributable to CH2M Hill. CH2M Hill's interest in Kaiser-Hill is reflected as a minority interest in ICF Kaiser's financial statements (see Note B to the Consolidated Financial Statements).

Revenue

     Comparison of Six Months ended August 31, 1995, to Six Months ended August 31, 1994. Gross revenue for the six months ended August 31, 1995 increased $41.8 million, or 10.0%, to $461.3 million. The increase in gross revenue was attributable to the commencement of work under the Kaiser-Hill contract which generated $82.8 million in gross revenue during the current fiscal year. The increase was partially offset by a $48.3 million reduction in gross revenue under the Hanford contract due to Federal budget reductions which caused a decrease in services provided by the Company at the Hanford site. This reduced level of Hanford activity is expected to continue and may be reduced further in future periods; however, a reduction in the Hanford budget is not expected to have a significant impact on operating income due to the nature of the fee structure under the DOE contract.

     Service revenue remained constant for the six month periods ended August 31, 1995 and 1994. A decrease in service revenue under the Hanford contract was largely offset by service revenue generated under the Kaiser-Hill contract. Service revenue as a percentage of gross revenue decreased to 48.4% for the six months ended August 31, 1995 from 53.2% for the six months ended August 31, 1994. The decrease in service revenue as a percentage of gross revenue is a result of the nature of the Kaiser-Hill contract. A significant portion of the gross revenue derived from the Kaiser-Hill contract includes the costs of services subcontracted to third parties.

     Comparison of Fiscal 1995 to Fiscal 1994. Gross revenue for fiscal 1995 increased 32.2% to $861.5 million, while service revenue increased 20.1% to $459.8 million, versus fiscal 1994. These increases were attributable to the work performed at Hanford ($208.8 million of the gross revenue increase and $97.4 million of the service revenue increase). The Hanford revenue increases were offset partially by a decrease in the Company's engineering and construction revenue ($14.1 million gross revenue and $10.8 million service revenue). Service revenue as a percentage of gross revenue decreased to 53.4% for the year ended February 28, 1995, from 58.7% for fiscal 1994, primarily because under an October 1993 amendment to the Hanford contract, ICF Kaiser absorbed tasks utilizing a much higher proportion of subcontractors than Company personnel.

     Comparison of Fiscal 1994 to Fiscal 1993. Gross and service revenue declined 4.0% and 2.2%, respectively, to $651.7 million and $382.7 million in fiscal 1994 primarily due to the successful completion of two large industrial projects during fiscal 1993 ($81.3 million and $9.2 million, respectively); a significant decline in other engineering and construction business ($38.1 million and $21.9 million, respectively); the sale of a subsidiary under a fiscal 1992-1993 restructuring plan during the third quarter of fiscal 1993 ($14.4 million and $10.3 million, respectively); a decline in the Company's energy engineering business ($11.8 million and $9.6 million, respectively); and the general impact of reduced government spending, loss of business days due to severe weather in the East and the Los Angeles earthquake, and a sluggish economy. The decrease was offset partially by a significant increase in ICF Kaiser's services provided at Hanford ($120.8 million and $52.4 million, respectively). This increase was due primarily to the amendment of ICF Kaiser's contract with the U.S. Department of Energy, which was effective October 1, 1993. Service revenue as a percentage of gross revenue increased as the Company continued its concerted efforts to shift more non-Hanford work from subcontractors to Company personnel. Equity in income of joint ventures and affiliated companies, and consequently service revenue, declined due to the successful early completion of a natural gas liquefaction project on Australia's Northwest Shelf ($2.8 million) and the sale of the Company's interest in Acer Group Limited ($1.6 million), partially offset by $1.1 million of income from the Company's interest in an entity that owns a coal pulverization facility.

Operating Expenses

  Comparison of Six Months ended August 31, 1995, to Six Months ended August 31, 1994. Direct cost of services and overhead decreased $3.1 million between the six-month periods ended August 31, 1995 and 1994. A

$22.6 million reduction in Hanford costs attributable to the Federal budget reductions discussed above was substantially offset by the $18.5 million increase in costs on the Kaiser-Hill contract. The Company's direct cost of services and overhead as a percentage of service revenue for the six months ended August 31, 1995 was comparable to the same period in the prior year.

     Administrative and general expense increased $1.1 million, or 4.9%, between the six-month periods ended August 31, 1995 and 1994 and increased from 9.7% to 10.1% as a percentage of service revenue. The increase in these costs is primarily attributable to the Company's increased commitment to its marketing activities, including filling several key marketing positions within the Company and the relatively high level of marketing expense associated with proposing and bidding large scale DOD and DOE contracts.

     Comparison of Fiscal 1995 to Fiscal 1994. The Company's direct cost of services and overhead was relatively flat as a percentage of service revenue in fiscal 1995 versus fiscal 1994. Excluding Hanford, direct cost of services and overhead decreased to 76.2% of service revenue in fiscal 1995 from 79.2% in fiscal 1994. Administrative and general expense decreased $2.1 million. The decrease in these costs is attributable primarily to management cost-cutting initiatives.

     A restructuring plan initiated in fiscal 1994 to respond to operating losses included downsizing the work force, consolidating office space, renegotiating significant leases, and restructuring certain international operations. Management expects to complete office space consolidation plans in 1996. All other actions have been substantially completed as of February 28, 1995. Management will continue to focus on cost reduction and containment efforts.

     Comparison of Fiscal 1994 to Fiscal 1993. The Company's direct cost of services and overhead increased to 84.6% of service revenue in fiscal 1994 from 80.0% in fiscal 1993. The relatively fixed nature of certain of the Company's indirect costs (e.g., office rent) and the timing of the implementation of action plans for certain operating units developed in fiscal 1994 delayed the impact of cost reductions in the fourth quarter. ICF Kaiser also increased its commitment to marketing in fiscal 1994, which contributed to the overall increase in administrative and general expense.

     Depreciation and amortization expense decreased $1.2 million to $9.6 million for the year ended February 28, 1994, primarily as the result of the write-off of certain software assets in the third quarter of fiscal 1993.

Interest Expense

     ICF Kaiser's interest expense net of interest income (net interest) for the year ended February 28, 1995, increased $6.3 million from fiscal 1994 due to a recapitalization that took place in the fourth quarter of fiscal 1994 (also see Liquidity and Capital Resources). The increase in net interest was impacted favorably by $1.3 million in refunds of interest from the Internal Revenue Service (IRS) recorded in the third quarter of fiscal 1995 associated with the Company's tax liabilities and those of an acquired company.

     ICF Kaiser's interest expense for the year ended February 28, 1994, decreased 4.8% from fiscal 1993. The decrease is attributable to both the reduced average amount of debt outstanding and lower prevailing interest rates.

Income Tax Expense

  Comparison of Six Months ended August 31, 1995, to Six Months ended August 31, 1994. ICF Kaiser's income tax provision for the six months ended August 31, 1995 was $1.0 million versus $1.3 million for the comparable period in the previous year. The $0.3 million decrease occurred despite an increase in pretax income between periods. The decrease is primarily due to a reduction in permanent differences (such as the nondeductibility of goodwill) as a percentage of pretax income and a reduction in controlled foreign corporation losses. The six months ended August 31, 1994 also included a repatriation of overseas funds to the U.S., which could not be currently offset by foreign tax credits, resulting in additional income taxes for the six months ended August 31, 1994.

     Comparison of Fiscal 1995 to Fiscal 1994. ICF Kaiser's income tax provision for fiscal 1995 was $2.9 million, even though pretax income was $1.2 million. This is due to several factors including the repatriation of overseas funds to the United States during fiscal 1995 that currently could not be offset by foreign tax credits and permanent differences, such as the nondeductibility of goodwill amortization. Nondeductible permanent differences comprise a very high percentage of pretax income. As such, the traditional percentage relationship between income tax expense and pretax income is not meaningful. It is anticipated that the combination of projected pretax income levels and the current level of permanent differences will result in the Company's effective tax rate continuing to be above traditional levels in the near-term future.

     Because of the reported fiscal 1994 losses, a $3.3 million valuation allowance was established in fiscal 1994 for deferred tax assets. In fiscal 1995, although pretax income increased $14.1 million to $1.2 million (with a corresponding increase in taxable income), the Company has maintained the valuation allowance.

     As of February 28, 1995, the Company had deferred tax assets related to net operating loss carryforwards of $2.2 million, of which $0.4 million expire in fiscal 2004 and $1.8 million expire in 2009. Additionally, the Company has $1.1 million of tax credit carryforwards, the majority of which do not expire. Management believes that the Company's expected levels of pretax earnings, when adjusted for nondeductible expenses such as goodwill amortization, will generate sufficient future taxable income to realize the $13.6 million deferred tax asset within the next five years.

     Comparison of Fiscal 1994 to Fiscal 1993. ICF Kaiser's effective tax rate decreased to 2.7% in fiscal 1994 from 42% in fiscal 1993 because the book loss included a high level of nondeductible expenses, such as goodwill amortization, differences between the book and tax basis of businesses sold, and losses from controlled foreign corporations. This impact was magnified by the unanticipated decline in operating results in the fourth quarter of fiscal 1994. A $3.3 million valuation allowance was established in fiscal 1994 for deferred tax assets. The valuation allowance was established due to the extraordinary item and recent operating results. As of February 28, 1994, the Company had deferred tax assets related to net operating loss carryforwards of $4.3 million, of which $0.4 million were scheduled to expire in fiscal 2004 and $3.9 million in 2009. The Company also had recorded $0.9 million of tax credit carryforwards, the majority of which do not expire.

Extraordinary Item

     The Company completed a recapitalization program in the fourth quarter of fiscal 1994 that resulted in a $6.0 million extraordinary charge (net of $0 tax benefit) for the early extinguishment of debt and a $1.9 million charge to net income available for common shareholders to repurchase the Company's Series 2C Senior Preferred Stock. These charges reduced earnings per share by $0.38 for a total loss of $1.21 per share in fiscal 1994 (see Liquidity and Capital Resources).

LIQUIDITY AND CAPITAL RESOURCES

     During the six months ended August 31, 1995, cash and cash equivalents increased $1.0 million to $29.3 million at August 31, 1995. Operating activities generated $9.8 million in cash primarily due to the receipt of $13.4 million from DOE for payment of accrued employee benefits acquired pursuant to the Kaiser-Hill contract; this was offset by an increase in contract receivables and an interest payment of $7.5 million on the Company's 12% Senior Subordinated Notes. Other uses of cash included $5.0 million for net repayments on the Company's Credit Facility; $2.1 million for acquisitions and investments in joint ventures and affiliates; and $1.0 million in payments of other outstanding debt.

     During the year ended February 28, 1995, the U.S. Environmental Protection Agency approved the Company's revised provisional billing rates for fiscal years 1991 through 1994, thus authorizing the Company to submit invoices on cost-plus contracts with U.S. government agencies for work performed during these approved years. The Company has collected in excess of $4 million as of August 31, 1995 on these contracts.

     Cash and cash equivalents increased $2.7 million in fiscal 1995 to $28.2 million, and the Company's working capital and current ratio have improved since fiscal 1994. Cash and working capital increased in fiscal 1995 due to an increased focus on cash management. Additional reasons for the cash and working capital improvements include cash from operating activities, the receipt of proceeds from a fiscal 1994 disposition ($2.6 million), refunds from the IRS ($3.5 million), and the use of the Company's Credit Facility ($5.0 million).
The improvement was offset partially by cash payments for the settlement of several outstanding liabilities related to prior dispositions.

     The Company has a $60 million revolving credit facility (the Credit Facility) provided by a consortium of banks (the Banks). ICF Kaiser International, Inc. and certain of its subsidiaries, which are guarantors of the Credit Facility, granted the Banks security interests in their accounts receivable and certain other assets. The Credit Facility limits the payment of cash dividends, requires the maintenance of specified financial ratios, and has a $20 million limitation on cash borrowings. ICF Kaiser and the Banks entered into amendments in 1995 that modified financial ratios and other terms of the Credit Facility. The Credit Facility contains Eurodollar and alternate base interest rate alternatives with margins dependent upon the Company's financial operating results and expires on October 31, 1996. As of August 31, 1995, there were no outstanding borrowings under the Credit Facility, except for letters of credit, and the Company had $34.0 million of available credit under the Credit Facility. As of February 28, 1995, there were $5.0 million in borrowings outstanding under the Credit Facility, in addition to letters of credit, and the Company had $30.3 million of available credit under the Credit Facility.

     In the fourth quarter of fiscal 1994, the Company issued $125,000,000 of 12% Senior Subordinated Notes due 2003 and 600,000 warrants, each to purchase one share of the Company's common stock at $5.00 per share. The net proceeds were used, in part, to retire the Company's 13.5% Senior Subordinated Notes due 1999 and associated warrants, to repurchase preferred stock, and to repay the outstanding balance on the Company's then-existing revolving credit facility.

     For the past several years, the Company has had ongoing negotiations, filings, and litigation with the IRS related to settlement of its tax liabilities and the liabilities associated with acquired companies. As noted in the Results of Operations, the cash and income impact has been favorable to the Company. Further, the Company's previous tax losses and its resultant net operating loss carryforward position, will limit Federal income tax payments required in the near future.

     In addition, the Company prevailed at the trial court level in a tax refund litigation matter against the IRS that was subsequently appealed by the Federal government. The Company is currently engaged in discussions with the Department of Justice concerning the possible settlement of this litigation. It cannot be predicted whether or when this matter can be resolved; the resolution of this matter could have a material favorable impact on the Company's liquidity and financial results.

     Management believes that current projected levels of cash flows and the availability of financing, including borrowings under the Credit Facility, will be adequate to fund operations throughout the next 12 months. ICF Kaiser is currently considering alternative sources of financing to achieve cost savings and provide greater flexibility in growing and managing the Company's businesses.

IMPACT OF NEW ACCOUNTING STANDARD

     The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS No.
106), effective March 1, 1993. The Company's postretirement benefit obligation extends to only a limited group of retirees (and their spouses) who joined ICF Kaiser through an acquisition, and whose benefits are limited to a fixed amount per person. SFAS No. 106 requires that companies accrue postretirement benefits over the period benefits are earned. The Company has elected the prospective transition method and is amortizing its $14.2 million transition obligation over
14.5 years,
the average remaining life expectancy of the retirees and their spouses. The Company's ongoing expense under SFAS No. 106 includes the interest component and the amortization of the transition obligation.

EFFECTS OF INFLATION

     The majority of the Company's contracts are cost reimbursable and, therefore, the inflation rate in the United States, as well as in other countries in which the Company operates, generally has relatively little impact on operating margins; however, as a professional services company, the Company is more labor-intensive than an industrial firm. To attract and maintain the high-caliber professional staff it needs, the Company must structure its compensation programs competitively. The wage-demand effects of inflation, which have been minimal in the past several years, would be felt almost immediately in the Company's costs.

                                   BUSINESS

     ICF Kaiser International, Inc., through ICF Kaiser Engineers, Inc. and its other operating subsidiaries, is one of the nation's largest engineering, construction, and consulting services companies, providing fully integrated engineering, construction and consulting services to public- and private-sector clients in the related markets of environment, infrastructure, and industry. The "Company" or "ICF Kaiser" in this Prospectus may refer to ICF Kaiser International, Inc. and/or any of its wholly owned operating subsidiaries. For its most recent fiscal year ended February 28, 1995 (fiscal 1995), ICF Kaiser reported gross and service revenue of $862 million and $460 million, respectively. Service revenue is derived by deducting the costs of subcontracted services and direct project costs from gross revenue and adding the Company's share of income (loss) of joint ventures and affiliated companies. The Company estimates that of its fiscal 1995 $460 million service revenue, approximately 58% was attributable to environmental services and another 23% to related management & operations services, 10% to infrastructure-related work, 6% to industrial work, and 3% to other consulting services.

     During the three and one-half years ended August 31, 1995, the Company operated predominantly in one industry segment, in which it provided engineering, construction, consulting, and other professional services.

                           Six Months Ended                       Fiscal Year Ended
                          ------------------  ---------------------------------------------------------
                           August 31, 1995     February 28, 1995  February 28, 1994   February 28, 1993
                           ---------------     -----------------  -----------------   -----------------

Gross revenue............      $461,257,000         $861,518,000       $651,657,000        $678,882,000
Service revenue..........      $223,143,000         $459,786,000       $382,708,000        $391,528,000
Operating income (loss)..      $  9,259,000         $ 13,688,000       $ (5,230,000)       $ 22,744,000
Assets...................      $319,874,000         $281,422,000       $281,198,000        $293,076,000

     As of August 31, 1995, the Company's contract backlog totaled approximately $4.5 billion, up from $1.6 billion as of February 28, 1995. In April 1995, Kaiser-Hill was awarded the Performance Based Integrating Management contract at the DOE's Rocky Flats Environmental Technology Site near Denver, Colorado. This contract represents approximately $3.0 billion of the Company's total backlog. See "Backlog."

     The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's regional headquarters are located at 1800 Harrison St., Oakland, California 94612-3430, (510) 419-6000 and at Four Gateway Center, Pittsburgh, Pennsylvania 15222-1207, (412) 497-2000. Other offices include Tempe, Arizona; Livermore, Oakland, Rancho Cordova, San Francisco, San Rafael, and Universal City, California; Colorado Springs, Denver, and Lakewood, Colorado; Cheshire, Connecticut; Washington, DC; Homestead, Jacksonville, Miami, and Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; Gary, Indiana; Ruston, Louisiana; Abingdon and Baltimore, Maryland; Boston, Massachusetts; Ely and Las Vegas, Nevada; Woodbridge, New Jersey; New York, New York; Albuquerque and Los Alamos, New Mexico; Raleigh, North Carolina; Cincinnati, Ohio; Houston, Texas; Port Orchard, Richland, and Seattle, Washington. The Company's major international offices are located in Perth, Australia; London, England; Paris, France; Mexico City, Mexico; Lisbon, Portugal; Moscow, Russia; and Taipei, Taiwan. As of October 31, 1995, ICF Kaiser employed approximately 5,000 people; another 2,500 employees are located at Kaiser-Hill in Colorado.

STRATEGIC CONSIDERATIONS

     The following points are important to understanding the Company's business and strategy:

     Full Front-end Capability. The Company's front-end skills include policy analysis and consulting; scientific analysis and health/risk assessments; facility siting and environmental assessments; remedial investigations and feasibility studies; and engineering design. By possessing these skills, the Company's involvement at the outset of any project places it in a position to participate in any follow-on engineering and construction work.

     High Value-added Services. The Company adds high value within those markets that relate to environmental services through specialized environmental knowledge that (i) helps clients understand environmental threats and opportunities and alternative ways in which each can be managed; (ii) allows creation of customized solutions for the clients' environmental problems; and
(iii) combines problem identification, solution, and implementation.

     Access to Technology. The Company has access to new technologies that play a critical role in both the cleanup of existing waste sites and in the reduction of waste generated by ongoing and new production processes. These key technologies relate to reducing and monitoring emissions, bioremediation, and industrial process technologies that can help minimize waste, reduce costs, and improve the quality of a finished product. To assist clients better and to increase its overall participation in clients' projects, the Company continues to expand its access to leading environmental and process technologies through various methods, including licensing and joint ventures.

     Strategic Relationships. The Company has established business relationships through joint ventures, marketing agreements, and direct equity investments that extend its presence and reduce its business development risks. These relationships are particularly important in the management of the Company's international operations, and they help reduce the cost and risks associated with the Company's entering new geographic regions.

FEDERAL PROGRAMS GROUP

     U.S. Department of Energy. An important DOE mission has changed over the years--from nuclear weapons production to environmental cleanup of former nuclear weapons production sites. To help accomplish DOE's cleanup goals pursuant to this new mission, the Company actively supports DOE at 10 of its 18 major weapons facilities, including the Argonne National Laboratory, the Idaho National Engineering Laboratory, Lawrence Livermore National Laboratory, the Los Alamos National Laboratory, the Mound Plant Site, the Oak Ridge National Laboratory, the two Sandia National Laboratories, the Rocky Flats Environmental Technology Site, and the Hanford, Washington, Site (the last Sites are described in more detail below). The services provided by the Company include (i) conducting comprehensive assessments related to environment, safety, and health;
(ii) quality assurance; (iii) security and safeguards; and (iv) assessing, managing, and remediating existing hazardous and solid wastes, radioactive materials, highly volatile chemical compounds, unidentified mixed wastes, and exploded/unexploded munitions.

     During fiscal 1995, the Company, together with Colorado-based CH2M Hill Companies, Ltd., created Kaiser-Hill Company, LLC (Kaiser-Hill) which successfully pursued, and in April 1995 won, DOE's Performance Based Integrating Management contract at the DOE's Rocky Flats Environmental Technology Site near Golden, Colorado. Rocky Flats is a former DOE nuclear weapons production facility. Under the five-year contract, Kaiser-Hill (in which the Company has a 50% interest) will oversee plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security, and construction activities of subcontract companies. Principal members of the Kaiser-Hill team include BNFL, Inc., Babcock & Wilcox Co., Morrison Knudsen Corp., Westinghouse Electric Corporation, DynCorp, Wackenhut Services Incorporated, and Quanterra Environmental Services. On May 1, 1995, the Kaiser-Hill team began a transition onto the Site under a relatively small, separate contract, and the team assumed management and operating responsibilities from the existing contractor on July 1, 1995.

     Under the performance-based contract signed by Kaiser-Hill, the concept which was developed in the DOE's 1994 Contract Reform Initiative, 85% of Kaiser-Hill's fees will be based on performance, while only 15% are fixed. Kaiser-Hill's contract commits it to dealing with urgent risks first, and measurable results in the following "urgent risk" areas will help determine its incentive fee: stabilize plutonium and plutonium residues by 1998; consolidate plutonium in a single building by 2000; and by 1998, clean up and remove all high-risk "hot spot" contamination.

Kaiser-Hill also has committed to substantial short-term achievements in cleanup and weapons materials management, and, over the next two years, is expected to ship highly enriched uranium off-site, release 4,100 acres of land to the public, and remediate five hazardous sites. Finally, Kaiser-Hill is expecting to reduce the 6,000 employees at the site to 3,500 in the first 18 months of the contract, and further to 2,000 by the end of the contract term.

     Since 1987, the Company, through its wholly owned subsidiary ICF Kaiser Hanford Company, has been assisting DOE with the cleanup of its former nuclear weapons productions site at the Hanford Nuclear Reservation in Richland, Washington. In connection with an October 1993 contract amendment and in order to reduce duplication of work and to improve management control and efficiency of operation, DOE, with the Company's concurrence, assigned management of substantially all aspects of the contract to Westinghouse Hanford Company, another management and operating contractor at DOE's Hanford site. Since that time, the subsidiary has been a subcontractor of Westinghouse Hanford. This business relationship has been extended to Rocky Flats, where Westinghouse is a member of the Kaiser-Hill team under the DOE contract described above.

     In October 1995, the Company announced that its subsidiary ICF Kaiser Hanford Company was teaming with five other nationally known firms in bidding on the DOE's new management and integration contract at the Hanford site. The other firms include Raytheon Company, Newport News Shipbuilding (a Tenneco Company), Boeing Information Services, Siemens Power Corp., and CH2M Hill Companies. The Company expects that DOE will formally request proposals for the Hanford contract in December 1995, and that the new contract will be in place in October 1996. It is expected that two other teams also will bid on the new contract; one of those teams already has been announced and includes Westinghouse Hanford Company (the incumbent management and operations contractor at the site).

     An example of the Company's other work for DOE is its three-year contract signed in October 1994 to conduct audits and assessments of a variety of programs and activities at the Los Alamos National Laboratory, located in New Mexico. Under the contract the Company conducts comprehensive assessments related to environment, safety, and health; the assessments ensure that the laboratory is in compliance with Federal and state regulations, as well as DOE orders. The Company also conducts environmental audits of areas ranging from air quality to waste management and from the packaging and transportation of hazardous materials to training and certification and safety and health assessments ranging from aviation safety to fire protection and from facility maintenance to industrial hygiene. The Company has been performing this type of work at Los Alamos since 1989.

     U.S. Department of Defense. DOD estimates that its environmental expense will be directed primarily to cleaning up hundreds of military bases with thousands of contaminated sites. There is an urgent need to ensure that the hazardous wastes present at these sites (often located near population centers) do not pose a threat to the surrounding population, and, in connection with the closure of many of the bases, there is an economic incentive to make sure that the environmental restoration enables the sites of the former bases to be developed commercially by the private sector.

     In August 1995, the Company was awarded a contract estimated at $330 million to perform environmental restoration work at Federal installations for the U.S. Army Corps of Engineers (USACE), Baltimore District. This Total Environmental Restoration Contract (TERC) is for four years with two, three-year options. The contract is a cost reimbursement delivery order contract, and the fee structure includes a combination of cost plus fixed fee, award fee, and incentive fees. In August 1995, the Company also signed a five-year contract estimated at $50 million to provide environmental services to USACE, Savannah District.

     The Company also supports the U.S. Army's Installation Restoration Program, Base Closure and Realignment Program, as well as environmental initiatives. The Company evaluates the extent of environmental contamination at Army installations, performs remedial investigations and feasibility studies, designs cleanup remedies (as required), and ensures proper permitting and regulatory compliance in the Army Environmental Center's Region 5 (Delaware, Maryland, West Virginia, Virginia, and the District of Columbia). The contract was signed in 1994 and adds to an existing contract that the Company has been working under since 1989. Under another five-year contract signed in fiscal year 1991, the Company is providing environmental services at U.S. Air Force facilities;

hazardous and toxic wastes site investigations and remediations are being or have been conducted at Andersen AFB, Guam; Wortsmith AFB, Michigan; Kirtland AFB, New Mexico; Fairchild AFB, Washington; Pease AFB, New Hampshire; and McClennan AFB, California.

     Examples of other DOD work include evaluating environmental contamination, performing remedial investigations and feasibility studies, and designing remedies at Picatinny Arsenal in New Jersey, Cornhusker Army Ammunition Plant in Nebraska, and Aberdeen Proving Ground in Maryland. Similar work is being performed at Fort Dix in New Jersey and the Milan Army Ammunition Plan in Tennessee where the Company designed a ground-water extraction and treatment system for the remediation of contaminated ground water. The treatment facility extracts contaminated ground water, removes explosives compounds and toxic metals, and reinjects the ground water into the aquifer.

     Other Federal Government Work. Under a variety of smaller contracts, the Company provides the Federal government with numerous other services. Under a contract with the U.S. Environmental Protection Agency (EPA) awarded in fiscal 1995, the Company will continue to manage the EPA's quality assurance laboratory in Las Vegas, Nevada, and to provide the laboratory with analytical support.
The Company has operated the laboratory since it won this analytical support contract in 1989; the laboratory is the only laboratory designated by EPA to provide quality assurance services to the more than 100 EPA-contracted Superfund laboratories. Under the Superfund program, EPA designates sites that have severe hazardous waste contamination, and oversees the sites' cleanup while pursuing parties responsible for the contamination. The Company has provided analytical support to this program since 1987, when it won an Environmental Service Assistance Teams (ESAT) contract to manage and support analytical chemistry laboratory work for the EPA's Superfund, RCRA, and other programs.
See "Environmental Regulation."

ICF KAISER ENGINEERS GROUP

     Environmental Consulting and Engineering Services. Demand for the Company's non-Federal environmental consulting and engineering services is driven by a number of factors: the need to improve the quality of the environment; environmental regulation and enforcement; and increased liability associated with pollution-related injury and damage. Significant environmental laws have been enacted in response to public concern over the environment, and these laws and the implementing regulations affect nearly every industrial activity. Increasingly strict Federal, state, and local government regulation has forced private industry and state and local agencies to clean up contaminated sites, to bring production facilities into compliance with current environmental regulations, and to minimize waste generation on an ongoing basis. Although growth in this private-sector market is being hampered by uncertainty over continuing Federal regulations, such as Superfund and the Clean Water Act, the Company generates new business by increasing the types of services it sells to existing clients, by targeting new markets for the Company's full-service capabilities, and by expanding the types of services the Company offers.

     The Company's environmental services have progressed beyond study and analysis to remediation. Following on its established market position in the consulting and front-end analysis phase of environmental services, the Company now offers alternative remediation approaches that may involve providing on-site waste containment, on-site treatment, management of on-site/off-site remediation, or waste removal. The Company also designs new processes (and redesigns ongoing production processes) to minimize or eliminate the generation of hazardous waste. Currently the Company provides environmental investigation, risk assessment, community relations services, and feasibility studies to a leading industrial corporation to investigate and remediate chrome processing ore residues in New Jersey. The Company also has been awarded significant contracts by a Fortune 200 chemical manufacturer for environmental assessment and remediation work at sites located in West Virginia and Massachusetts. Internationally, the Company designed and is installing the ground-water and soil remediation system at a former pigment manufacturing facility in a suburb of Paris.

     Industry Services. ICF Kaiser's engineering design, project management, and construction services to the industrial market historically have involved work with the steel, aluminum, alumina, copper, tin, and other metals industries. In the coke, coal, and coal chemicals area, ICF Kaiser's services have included inspection of coke plants for environmental compliance, facility design and construction, and equipment sales and services. The Company has provided services related to coal cleaning, handling, and environmental controls. ICF Kaiser also designed, built, and now operates and jointly owns a pulverized coal injection facility which provides pulverized coal for use in a blast furnace under a multiyear tolling agreement.

     In fiscal 1995 the Company's industrial operations suffered because of the low demand for metals and mining industries products over the past few years. The demand cycle for these products, in the Company's opinion, bottomed out in the last year and one-half and is now on the upswing. In October 1994 the Company was awarded a contract to perform construction management services for the development of the Magma Nevada Mining Company's planned $300 million copper concentrator plant in Ely, Nevada. The Company completed detail design and equipment procurement for the plant under a contract signed in September 1992.

     The international industry market is providing increased opportunities for the Company's services. In November 1994 the Company announced that it had been awarded a four-and-one-half year contract to provide design, equipment and materials, and limited site services for a PHOSAM ammonia recovery plant located at Baoshan Iron and Steel Corporation in Shanghai, the People's Republic of China. The PHOSAM process removes ammonia from coke oven gas and provides a high-purity ammonia product; major users of ammonia include the plastics manufacturing, fertilizer, and refrigeration industries. The Company's largest industrial project will be a hot strip mini-mill to be completed for Nova Hut, a.s., in the Ostrava region of the Czech Republic. In October 1994 the Company began providing preliminary engineering services and assisting the International Finance Corporation in securing the financing for the mini-mill that has an estimated total capital cost of approximately $290 million. Once financing is obtained, the Company will provide project management, process design, and construction management services under a Turnkey Construction and Operational Support contract. The mini-mill is scheduled to be completed in early 1998 with a design annual capacity of 1.0 million metric tons to satisfy the domestic demand for hot strip steel products in the Czech Republic.

     Infrastructure Services.   The Company also is helping rebuild the global
infrastructure of roads, highways, transit systems, harbors, airports, facilities, and buildings. Budget constraints at the Federal, state, and local government levels have hindered infrastructure market growth, but the Company remains active in major U.S. metropolitan areas. In Chicago, the Company (as part of a joint venture) serves as program manager of the design of the Central Area Circulator, a light rail transit system planned for downtown Chicago; the Company has worked in Chicago infrastructure programs since 1981. In Pittsburgh, the location of a regional headquarters of the Company, the Company has provided services to the busway that links downtown Pittsburgh to the Pittsburgh International Airport and has performed construction management services for various Port Authority of Allegheny County light rail projects. In San Francisco, the Company is preparing the conceptual design of and a draft environmental impact statement for a commuter rail line extension. In Atlanta, the Company (as part of a joint venture) is continuing its general engineering consulting services to the Metropolitan Atlanta Rapid Transit Authority (MARTA). The joint venture has served as the general engineering consultant to MARTA since 1976, and under a contract extension signed in 1994, the joint venture will focus on extending the system to a northern suburb. In Miami, the Company is the leading contractor for Miami's Intermodal Transit Center, a project that will tie together air, rail, and highway systems in South Florida.

     Internationally, the Company's large-scale construction infrastructure skills are at work in Portugal where the Company (as part of a joint venture) in 1994 was awarded a project and construction management services contract for the modification and reconstruction of the main rail link between the cities of Lisbon and Oporto.

  The major ports of many of the world's cities have serious water pollution problems, and ICF Kaiser is part of several cities' efforts to improve the condition of their harbors and waterways. The Company continues as the construction manager of the cleanup of Boston Harbor, one of the largest environmental projects in the country. Since the inception of the project in 1988, the Company has served as its construction manager, and currently manages more than 2,200 construction workers, engineers, architects, and support personnel working to construct the second largest wastewater treatment plant in the United States on Deer Island in Boston Harbor. The Company believes that after its successful years as construction manager, it is in an excellent position to win the next three-year phase of this infrastructure project.

     Another developing area for the Company in the infrastructure market involves facilities engineering, architectural, and construction services. This work includes such structures as retail centers, Federal courthouses, wastewater treatment plants, and maximum-security prisons. Early in 1995, the Company announced that it would be providing design services for a new prison in Corcoran, California, that will be the largest prison in the state and one of the largest prisons in the U.S.

CONSULTING GROUP

     The ICF Kaiser Consulting Group draws upon the talents of its multi-disciplinary professional staff to support customers within four primary lines of business.

     ENVIRONMENTAL CONSULTING SERVICES assist customers in developing plans and policies, evaluating options for managing environmental responsibilities in the most cost-effective manner, and identifying and employing the best available technologies and practices. Life-cycle management strategies are emphasized. The Group has special expertise in such areas as industrial and municipal waste management, air pollution control, chemical accident prevention, and ground-water and drinking water management.

     Global environmental issues are also a particular area of focus within the Group. Working with nearly every U.S. and international funding organization and with numerous private sector organization, the Group has conducted projects in over thirty countries, and has been actively involved in supporting virtually every major international environmental treaty completed to date. The Group has achieved great success in implementing technology transfer programs through the creation of effective public-private partnerships.

     Working on global change issues for the EPA since 1982, the Company announced in November 1994 that it had been awarded a three-year contract to support the EPA's Global Change Division, providing support related to the reduction of methane and other greenhouse gases. Also in November 1994, the Consulting Group announced that it had been awarded a new three-and-one-half year contract to provide technical and regulatory support to the EPA's Office of Solid Waste, focusing on human health and ecological risk assessment and waste characterization.

     IN-CAREER EDUCATION AND TRAINING PROGRAMS range in subject matter from highly technical areas to broader, skill-based and management-oriented training. The Group's expertise in the development and delivery of workplace training, combined with expert knowledge in a wide variety of technologies and programmatic areas, enables it to provide high impact training that is specifically tailored to the needs of each customer organization. Environmental management programs cover regulation, technology, information reporting, emergency response, and pollution prevention.

     INFORMATION MANAGEMENT PROGRAMS assist clients in developing decision support systems which facilitate the collection and use of information to track performance, identify opportunities, and improve decision making. The Group offers a number a number of sophisticated simulation models and proprietary applications, such as its electric utility Integrated Planning Model. By combining consulting expertise with information technology skills, the Group helps its customers deal with the unique challenges of their business environment.

     ENERGY AND NATURAL RESOURCE MANAGEMENT SERVICES support the development of corporate and technical plans for managing power resources and energy projects, provide economic assessments of short- and long-term market conditions for various fuels, and serve as an expert foundation in litigation and regulatory proceedings. The Group assists its customers in identifying market opportunities, commercializing new technologies, and developing public policy. Its contributions involve linking an in-depth understanding of the energy markets with an ongoing involvement with energy technology.

     The ICF Kaiser Consulting Group serves customers in U.S. and international markets, including both public- and private-sector organizations. Among its major customers are U.S. government agencies, such as EPA, DOE, DOD, DOT, HUD, and others; U.S. private sector organizations, particularly major energy producers such as utilities and oil companies; and governments and businesses around the world, as well as various multinational banks, development organizations, and treaty organizations.

COMPETITION AND CONTRACT AWARD PROCESS

     The markets in which the Company operates are very competitive. The Company's competitors range from small local firms to large multinational companies. The Company believes that no single firm or small number of firms dominates its markets.

     Competition for private-sector work generally is based on several factors, including quality of work, reputation, price, and marketing approach. The Company's objective is to establish and maintain a strong competitive position in its areas of operations by adhering to its basic philosophy of delivering high-quality work in a timely fashion within its clients' budget constraints.

     Most of the Company's contracts with public-sector clients are awarded through a competitive bidding process that places no limit on the number or type of offerors. The process usually begins with a government Request for Proposal
(RFP) that delineates the size and scope of the proposed contract. Proposals are evaluated by the government on the basis of technical merit (for example, response to mandatory solicitation provisions, corporate and personnel qualifications, and experience) and cost. The Company believes that its experience and ongoing work strengthen its technical qualifications and, thereby, enhance its ability to compete successfully for future government work.

     In both the private and public sectors, the Company, acting either as a prime contractor or as a subcontractor, may join with other firms to form a team that competes for a single contract or submits a single proposal. Because a team of firms almost always can offer a stronger set of qualifications than any firm standing alone, these teaming arrangements often are very important to the success of a particular competition or proposal. The Company maintains a large network of business relationships with other companies and has drawn repeatedly upon these relationships to form winning teams.

     The Company's subsidiaries operate under a number of different types of contract structures with its private- and public-sector clients, the most common of which are Cost Plus and Fixed Price. Under Cost Plus contracts, the Company's costs are reimbursed with a fee (either fixed or percentage of cost) and/or an incentive or award fee offered to provide inducement for effective project management. A variation of Cost Plus contracts are time and materials contracts under which the Company is paid at a specified fixed hourly rate for direct labor hours worked. Under Fixed Price contracts, the Company is paid a predetermined amount for all services provided as detailed in the design and performance specifications agreed to at the project's inception.

CUSTOMERS

     The Company's clients include DOD, DOE, and EPA; major corporations in the energy, transportation, chemical, steel, aluminum, mining, and manufacturing industries; utilities; and a variety of state and local government agencies throughout the United States. A substantial portion of the Company's work is repeat business from existing clients. In many cases, the Company has worked for the same client for many years, providing different services at different times. DOE accounted for approximately 60% of the Company's consolidated gross revenue during fiscal 1995; DOD, EPA, and other Federal agencies collectively accounted for another approximately 13%. The Federal government accounted for approximately 73% of the Company's consolidated gross revenue in fiscal year 1995, 65% in fiscal year 1994, and 47% in fiscal year 1993.

     The Company's international clients include both private firms and foreign government agencies in such countries as Australia, France, Portugal, and Taiwan. In fiscal year 1995, foreign operations accounted for approximately 6.3% of the Company's consolidated gross revenue. For information concerning gross revenue, operating income, and identifiable assets of the Company's business by geographic area, see Note O to the Consolidated Financial Statements.

BACKLOG

     Backlog refers to the aggregate amount of gross contract revenue remaining to be earned pursuant to signed contracts extending beyond one year. At August 31, 1995, the Company's contract backlog was approximately $4.5 billion in gross revenue, up from approximately $1.4 billion in gross revenue at February 28, 1995, and $1.5 billion at August 31, 1994. Of the $4.5 billion in total backlog, the Company expects that approximately 10.0% of the total backlog at August 31, 1995, will be worked off during calendar year 1995. Because of the nature of its contracts, the Company is unable to calculate the amount or timing of service revenue that might be earned pursuant to these contracts. The Company believes that backlog is not a predictor of future gross or service revenue.

     As discussed above, in April 1995 Kaiser-Hill was awarded the Performance Based Integrating Management contract at the DOE Rocky Flats Site. This contract represents approximately $3.0 billion of the total backlog.

     Differences in contracting practices between the public and private sectors result in ICF Kaiser's backlog being weighted heavily toward contracts associated with agencies of the Federal government. Backlog under contracts with agencies of the Federal government that extend beyond the government's current fiscal year includes the full contract amount, including in many cases amounts anticipated to be earned in option periods and certain performance fees, even though annual funding of the amounts under such contracts generally must be appropriated by Congress before the agency may expend funds during any year under such contracts. In addition, the agency must allocate the appropriated funds to these specific contracts and thereafter authorize work or task orders to be performed under these specific contracts. Such authorizations are generally for periods considerably shorter than the duration of the work the Company expects to perform under a particular contract and generally cover only a percentage of the contract revenue. Because of these factors, the amount of Federal government contract backlog for which funds have been appropriated and allocated, and task orders issued, at any given date is a substantially smaller amount than the total Federal government contract backlog as of that date. In the event that option periods under any given contract are not exercised or funds are not appropriated, allocated, or authorized to be spent under any given contract, the amount of backlog attributable to that contract would not result in revenue to the Company. All contracts and subcontracts with agencies of the Federal government are subject to termination, reduction, or modification at any time at the discretion of the government agency.

ENVIRONMENTAL REGULATION

     Significant environmental laws have been enacted in response to public concern over the environment. These laws and the implementing regulations affect nearly every industrial activity. Efforts to comply with the requirements of these laws have increased demand for the Company's services. The principal Federal legislation having the most significant effect on the Company's business includes the following:

     THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT. CERCLA, as amended by the Superfund Amendments and Reauthorization Act, established the Superfund program to clean up hazardous waste sites and provides for penalties and punitive damages for noncompliance with EPA orders. Superfund may impose strict liability (joint and several as well as individual) on certain hazardous substance waste owners, operators, disposal "arrangers," transporters, and disposal facility owners and operators (Potentially Responsible Parties or PRPs) for the costs of removal or remedial action; for other necessary response costs and damages for injury, destruction, or loss of natural resources; and for the cost of any health effects study. Under certain circumstances Federal funds may be used to pay for the cleanup.

     THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA). RCRA, as amended by the Hazardous and Solid Waste Amendments of 1984 (HSWA), provides a comprehensive scheme for the regulation of hazardous waste from the time of generation to its ultimate disposal (and sometimes thereafter), as well as the regulation of persons engaged in the treatment, storage, and disposal of hazardous waste. The RCRA scheme includes both a permitting and a manifest tracking system and detailed regulations on the handling, treatment, transportation, storage, and disposal of hazardous waste. Regulations have been issued pursuant to RCRA in the following areas (among others) of importance to the Company: permitting remediation of releases associated with underground storage tanks; municipal solid waste disposal; waste minimization; treatment; transportation; and disposal of hazardous waste. HSWA has increased (to an estimated 100,000) the number of hazardous waste generators subject to RCRA. HSWA also imposes land disposal restrictions/bans on certain listed and characteristic hazardous wastes that do not meet specified treatment standards.

     THE CLEAN AIR ACT. Under the Clean Air Act of 1970, as amended, EPA is empowered to establish and enforce National Ambient Air Quality Standards and limits on the emissions of various pollutants from specific types of facilities. The Clean Air Act Amendments of 1990 require certain sources emitting an air pollutant regulated under the Clean Air Act to obtain an operating permit, which includes enforceable emissions limitations and compliance schedules. The Clean Air Act also addresses substantial expanded regulation of vehicle emissions, hazardous air pollutant emissions, stratospheric ozone protection, acid rain minimization (through the use of limitations on sulfur dioxide and nitrogen oxide emissions) and related enforcement issues. The use of "marketable allowances" to establish limits on total emissions while maintaining maximum market flexibility reflects a shift in environmental policy from command and control management to a more flexible approach.

     THE SAFE DRINKING WATER ACT. Under the Safe Drinking Water Act and its subsequent reauthorizations, EPA is empowered to set drinking water standards for community water supply systems in the United States. The Act requires that EPA set maximum ground-water contamination levels for specified, and previously unregulated, toxic substances and also requires EPA to establish a priority list every three years of contaminants that may cause adverse health effects and may require regulation. Water supply systems are required to begin monitoring within defined time limits following the publication of the final regulations. The Act also requires that EPA set criteria specifying when utilities using surface water supplies should filter their water and issue national primary drinking water regulations requiring all utilities to disinfect their water.

     THE CLEAN WATER ACT. The Clean Water Act established a system of standards, permits, and enforcement procedures for the discharge of pollutants to surface water from industrial, municipal, and other wastewater sources. EPA sets discharge standards for certain industrial and municipal wastewater discharges and provides for Federal grants to assist municipalities in complying with treatment requirements. Key areas for which regulations recently have been issued or are proposed include industrial wastewater pretreatment, surface water toxics control, wastewater sludge disposal, and stormwater discharges. In cases of noncompliance, EPA may assess administrative penalties and may sue for court-ordered compliance and penalties. Under the Ocean Dumping Ban Act of 1988, regulatory revisions to the Clean Water Act were made to eliminate ocean dumping of sludge.

     THE TOXIC SUBSTANCE CONTROL ACT (TSCA). TSCA, enacted in 1976, establishes requirements for identifying and controlling toxic chemical hazards to human health and the environment. EPA has identified more than 60,000 chemical substances (out of more than five million known chemical compounds) that were manufactured or processed for commercial use in the United States in 1985. In addition, more than 1,000 new chemicals are introduced each year. TSCA authorizes EPA, in certain circumstances, to require testing of existing and new chemicals used in commerce to determine their human health and environmental effects. TSCA also gives EPA authority to prohibit or limit certain activities associated with producing, distributing, and using a chemical that is found to pose an unreasonable risk of injury to human health or the environment.

     THE FEDERAL INSECTICIDE, FUNGICIDE, AND RODENTICIDE ACT (FIFRA). FIFRA focuses on the health-based risk of pesticides and requires the registration of all pesticides, with a heavy emphasis on scientific data and risk assessment. Under FIFRA, EPA establishes regulations that can include labeling restrictions, use restrictions, or an outright ban of the pesticide following a risk/benefit analysis. The 1972 amendments substantially increased the scope of the Act to include biotechnology and to expand the authority of EPA.

POTENTIAL ENVIRONMENTAL LIABILITY

     The assessment, analysis, remediation, handling, management, and disposal of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from performing services for clients.

          Potential Liabilities Arising Out of Environmental Laws and
Regulations

     All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. The Company's operations and services are affected by and subject to regulation by a number of Federal agencies, including EPA and the Occupational Safety and Health Administration, as well as applicable state and local regulatory agencies.

     As discussed above, CERCLA addresses cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Several recent court decisions have accepted these claims. Should the Company be held responsible under CERCLA for damages caused while performing services or otherwise, it may be forced to bear such liability by itself, notwithstanding the potential availability of contribution or indemnity from other parties.

     RCRA, also discussed above, governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or EPA-approved state programs at least as stringent, govern waste handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and the regulations thereunder.

          Potential Liabilities Involving Clients and Third Parties

     In performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage, and negligence (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

     Environmental contractors, in connection with work performed for clients, potentially face liabilities to third parties from various claims, including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including through a sudden and accidental release or discharge of contaminants or pollutants during the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports or recommendations prepared by the Company. Personal injury claims could arise contemporaneously with performance of the work or long after completion of the project as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable, i.e., liable for damages even though its services were performed using reasonable care, on the grounds that such services involved "abnormally dangerous activities."

     Clients frequently attempt to shift various of the liabilities arising out of remediation of their own environmental problems to contractors through contractual indemnities. Such provisions seek to require the Company to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties. The Company has endeavored to protect itself from potential liabilities resulting from pollution or environmental damage by obtaining indemnification from its private-sector clients and intends to continue this practice in the future. Under most of these contracts, the Company has been successful in obtaining such indemnification; however, such indemnification generally is not available if such liabilities arise as a result of breaches by the Company of specified standards of care or if the indemnifying party has insufficient assets to cover the liability. In fiscal 1995 the Company formed a new subsidiary, ICF Kaiser Remediation Company, through which the Company intends to increase its remediation activities performed for public-and private-sector clients. The Company will continue its efforts to minimize the risks and potential liability associated with its remediation activities by performing all remediation contracts in a professional manner and by carefully reviewing any and all remediation contracts it signs in an effort to ensure that its environmental clients accept responsibility for their own environmental problems.

     For EPA contracts involving field services in connection with Superfund response actions, the Company is eligible for indemnification under Section 119 of CERCLA, for pollution and environmental damage liability resulting from release or threatened release of hazardous substances. Some of the Company's clients (including private clients, DOD, and DOE) are Potentially Responsible Parties (PRPs) under CERCLA. Under the Company's contracts with these PRPs, the Company has the right to seek contribution from these PRPs for liability imposed on the Company in connection with its work at these clients' CERCLA sites and, with respect to Federal government clients, generally qualifies for the limitations on liabilities under CERCLA Section 119(a). In addition, in connection with contracts involving field services at 10 of DOE's weapons facilities, including the DOE's Hanford site, the Company is indemnified under the Price-Anderson Act, as amended, against liability claims arising out of contractual activities involving a nuclear incident. Recently, EPA has constricted significantly the circumstances under which it will indemnify its contractors against liabilities incurred in connection with CERCLA projects. There are other proposals both in Congress and at the regulatory agencies to further restrict indemnification of contractors from third-party claims.

     As discussed above, Kaiser-Hill (a limited liability company owned equally by the Company and CH2M Hill Companies, Ltd.) signed a Performance Based Integrating Management contract with the DOE. The terms of that contract provide that Kaiser-Hill shall not be held responsible for, and DOE shall pay all costs associated with, any liability (including without limitation, a claim involving strict or absolute liability and any civil fine or penalty, expense, or remediation cost, but limited to those of a civil nature), which may be incurred by, imposed on, or asserted against Kaiser-Hill arising out of any act or failure to act, condition, or exposure which occurred before Kaiser-Hill assumed responsibility on July 1, 1995 ("pre-existing conditions"). To the extent the acts or omissions of Kaiser-Hill constitute willful misconduct, lack of good faith, or failure to exercise prudent business judgment on the part of Kaiser-Hill's managerial personnel cause or add to any liability, expense, or remediation cost resulting from pre-existing conditions, Kaiser-Hill shall be responsible, but only for the incremental liability, expense, or remediation caused by Kaiser-Hill.

     The Kaiser-Hill contract further provides that Kaiser-Hill shall be reimbursed for the reasonable cost of bonds and insurance allocable to the Rocky Flats contract and for liabilities (and expenses incidental to such liabilities, including litigation costs) to third parties not compensated by insurance or otherwise. The exception to this reimbursement provision applies to liabilities caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel.

     In connection with its services to its environmental, infrastructure, and industrial clients, the Company works closely with Federal and state government environmental compliance agencies, and occasionally contests the conclusions those agencies reach regarding the Company's compliance with permits and related regulations. To date, the Company never has paid a fine in a material amount or had liability imposed on it for pollution or environmental damage in connection with its services. However, there can be no assurance that the Company will not have substantial liability imposed on it for any such damage in the future.

INSURANCE

     The Company has a comprehensive risk management and insurance program that provides a structured approach to protecting the Company. Included in this program are coverages for general, automobile, pollution impairment, and professional liability; for workers' compensation; and for employers and property liability. The Company believes that the insurance it maintains, including self-insurance, is in such amounts and protects against such risks as is customarily maintained by similar businesses operating in comparable markets. At this time, the Company expects to continue to be able to obtain general, automobile, and professional liability; workers' compensation; and employers and property insurance in amounts generally available to firms in its industry. There can be no assurance that this situation will continue, and if insurance of these types is not available, it could have a material adverse effect on the Company.

     Consistent with industry experience and trends, the Company has found it difficult to obtain pollution insurance coverage, in amounts and on terms that are economically reasonable, against possible liabilities that may be incurred in connection with its conduct of its environmental business. An uninsured claim arising out of the Company's environmental activities, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

REGULATION OF THE COMPANY'S BUSINESS

     The Company is subject to general Federal regulation with respect to its contracting activities with the Federal government. For example, the Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of such audits, the Federal government asserts, from time to time, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with Federal procurement regulations. Management believes that the potential effect of disallowed costs, if any, for the periods currently under audit and for periods not yet audited has been provided for adequately and will not have a material adverse effect on the Company's financial position, operations, or cashflows.

     The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other Federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe that there will be any material adverse effect on the Company's financial position, operations, or cashflows as a result of these investigations.

     Federal agencies that are the Company's regular customers (including DOD, DOE, and EPA) have formal policies against awarding contracts that would present actual or potential conflicts of interest with other activities of the contractor. Because the Company provides a broad range of services in environmental and related fields for the Federal government, state governments, and private customers, there can be no assurance that government conflict-of-interest policies will not restrict the Company's ability to pursue business in the future.

     Because some of the Company's subsidiaries provide the Federal government with nuclear energy and defense-related services, these subsidiaries and a substantial number of their employees are required to have and maintain security clearances from the Federal government. These subsidiaries and their employees have been able to obtain these security clearances in the past, and the Company has no reason to believe that there would be any problems in this area in the future. However, there can be no assurance that the required security clearances will be obtained and maintained in the future. Because of its nuclear energy and defense-related services, the Company is subject to foreign ownership, control, and influence (FOCI) regulations imposed by the Federal government and designed to prevent the release of classified information to contractors who are under foreign control or influence. Under these regulations, FOCI concerns may arise as a result of a variety of factors, including foreign ownership of substantial percentages of equity securities or debt, a high percentage of foreign revenue, and the number of directors and officers who are not U.S. citizens. Subsidiaries of the Company with facility security clearances or sensitive DOE contracts file reports with DOD and DOE with respect to events and changes that affect the potential for FOCI. The Company has implemented procedures designed to insulate such subsidiaries from any FOCI that might affect the Company. There can be no assurance that such measures will prevent FOCI policies from affecting the ability of the Company's subsidiaries to secure and maintain certain types of DOD and DOE contracts.

EMPLOYEES

     As of October 31, 1995, ICF Kaiser employed approximately 5,000 people, and the Company believes that its relations with its employees are good. Approximately one-half of the employees at the Company's ICF Kaiser Hanford Company subsidiary are represented by unions, including unions under the Hanford Atomic Metals Trades Council (HAMTC), National Building and Construction Trades
(BCT), and the Office and Professional Employees International Union (OPEIU). Collective bargaining agreements are in place with the HAMTC, the BCT, the OPEIU, NDT/QC Inspectors, and Escorts/International Guards Units. An additional 2,500 persons are employed at Kaiser-Hill in Colorado, of which approximately 1,400 are represented by the United Steelworkers of America, Local 8031.

PROPERTIES

     All of the Company's operations are conducted either in leased facilities or in facilities provided by the Federal government or other clients. As of August 31, 1995, the Company leased an aggregate of approximately one million square feet of space. The terms of these leases range from month-to-month to 15 years, and some may be renewed for additional periods. Some of the space leased by the Company has been subleased to other entities under subleases expiring from 1995 to 2000.

     The Company's headquarters is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 934-3600. The Company's regional headquarters are located at 1800 Harrison Street, Oakland, California 94612-3430, (510) 419-6000 and at Four Gateway Center, Pittsburgh, Pennsylvania 15222-1207, (412) 497-2000. Other offices include Tempe, Arizona; Livermore, Oakland, Rancho Cordova, San Francisco, San Rafael, and Universal City, California; Colorado Springs, Denver, and Lakewood, Colorado; Cheshire, Connecticut; Washington, DC; Homestead, Jacksonville, Miami, and Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; Gary, Indiana; Ruston, Louisiana; Abingdon and Baltimore, Maryland; Boston, Massachusetts; Ely and Las Vegas, Nevada; Woodbridge, New Jersey; New York, New York; Albuquerque and Los Alamos, New Mexico; Raleigh, North Carolina; Cincinnati, Ohio; Houston, Texas; Port Orchard, Richland, and Seattle, Washington. The Company's major international offices are located in Perth, Australia; London, England; Paris, France; Mexico City, Mexico; Lisbon, Portugal; Moscow, Russia; and Taipei, Taiwan.

     Because the Company's operations generally do not require the maintenance of unique facilities, suitable office space is readily available for lease in most of the areas served. The Company believes that adequate space to conduct its operations will be available for the foreseeable future. In 1987, the Company entered into a 15-year lease agreement for a new headquarters building in Fairfax, Virginia, containing approximately 200,000 square feet of office space. In 1988, the Company signed a 15-year lease agreement to occupy approximately 100,000 square feet of office space in a new building adjacent to the headquarters building. In connection with the acquisition of ICF Kaiser Engineers in 1988, ICF Kaiser acquired the lease for ICF Kaiser Engineers' headquarters building in Oakland, California. The lease provides for approximately 142,000 square feet of office space and expires in June 2000.

LEGAL PROCEEDINGS

     Normally in the Company's business, various claims or charges are asserted and litigation commenced against the Company arising from or related to properties, injuries to persons, and breaches of contract, as well as claims related to acquisitions and dispositions of certain businesses and investments. Claimed amounts may not bear any reasonable relationship to the merits of the claim or to a final court award. In the opinion of management, an adequate reserve has been provided for final judgments, if any, in excess of insurance coverage, that might be rendered against the Company in such litigation and any ultimate liability resulting therefrom will not have a material adverse effect on the Company's financial position, operations, or cash flows.

     The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other Federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe there will be any material adverse effect on the Company's financial position, operations, or cashflows as a result of these investigations.

     The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the cost of which are subject to audit by the U.S. government. As a result of such audits, the government asserts, from time to time, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with Federal procurement regulations. Management believes that the potential effect of disallowed costs, if any, for the periods currently under audit and for periods not yet audited, has been provided for adequately and will not have a material adverse effect on the Company's financial position, operations, or cash flows.

                                  MANAGEMENT

     Set forth below is certain information concerning the directors and executive officers of the Company.

     Name                 Age at October 31,                          Position(s) with Company
     ----                       1995                                  ------------------------
                                ----
George F. Brown                  58           Executive Vice President and President of the Consulting Group
Kenneth L. Campbell              39           Senior Vice President and Treasurer
James O. Edwards                 52           Chairman of the Board and Chief Executive Officer
Michael K. Goldman               43           Executive Vice President and Chief Administrative Officer
Stephen W. Kahane                45           Executive Vice President and President of the Federal Programs Group
Richard K. Nason                 53           Director, Executive Vice President and Chief Financial Officer
Alvin S. Rapp                    55           Executive Vice President and President of the ICF Kaiser Engineers Group
Marcy A. Romm                    36           Senior Vice President, Human Resources
Marc Tipermas                    47           Director, Executive Vice President and Director of Corporate Development
Paul Weeks, II                   52           Senior Vice President, General Counsel and Secretary
Gian Andrea Botta                42           Director
Tony Coelho                      53           Director
Maynard H. Jackson               57           Director
Thomas C. Jorling                55           Director
Frederic V. Malek                58           Director
Rebecca P. Mark                  41           Director
Robert W. Page, Sr.              68           Director

OUTSIDE DIRECTORS

     Gian Andrea Botta currently is President of EXOR America Inc., a subsidiary of EXOR Group. He had been Vice President of Acquisitions of EXOR America (formerly IFINT-USA Inc.) from 1987 to 1993. EXOR Group is the international investment holding unit of the Agnelli Group, a diversified holding company. Pursuant to the terms of the Series 2D Senior Preferred Stock, EXOR America has the right to designate a nominee for election to the Board of Directors. Since March 1, 1993, Mr. Botta has been EXOR America's nominee to the Board of Directors. Mr. Botta also is a director of Lear Seating Corporation and a trustee of Corporate Property Investor. Mr. Botta received a degree in economics and business administration in 1975 from the University of Torino, Italy.

     Tony Coelho currently is Chairman and Chief Executive Officer of Coelho Associates, LLC, a financial consulting firm. He had been a Managing Director of Wertheim Schroder & Co. Incorporated, a New York-based international investment banking and securities firm, from 1989 to 1995. He also served on that firm's Executive Committee and had been President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. From 1979 to 1989, Mr. Coelho was a member of the U.S. House of Representatives from California, and from 1986 to 1989 he served as House Majority Whip. Mr. Coelho has been a director of ICF Kaiser International, Inc. since 1990. He also is a director of Circus Circus Enterprises, Inc.; Crop Growers Corporation; Specialty Retail Group, Inc.; Service Corporation International; Tanknology Environmental, Inc.; and Tele-Communications, Inc.

     Thomas C. Jorling currently is Vice President, Environmental Affairs of International Paper Company. Mr. Jorling joined International Paper Company in 1994 following a 28-year career that included serving for seven years as the Commissioner of the New York State Department of Environmental Conservation. Prior to that, Mr. Jorling was a professor of environmental studies at Williams College and a visiting professor at the University of California at Santa Cruz. In addition, Mr. Jorling served from 1977 to 1979 as Assistant Administrator for Water and Hazardous Material at the U.S. Environmental Protection Agency. Mr. Jorling has been a director of ICF Kaiser International, Inc. since August 1995. Mr. Jorling graduated from the University of Notre Dame (B.S), Washington State University (M.S.), and Boston College (LL.B.).

     Maynard H. Jackson currently is Chairman of Jackson Securities Incorporated, an investment banking firm. Mr. Jackson returned to private business in 1994 after completing his third term as mayor of Atlanta. He had served three terms as mayor, from 1974 to 1982 and again from 1990 to 1994. From 1982 to 1990, Mr. Jackson was a managing partner in public finance with the law firm of Chapman and Cutler; he also managed his own law firm from 1970 to 1974. Mr. Jackson has been a director of ICF Kaiser International, Inc. since September 1995. Mr. Jackson graduated from Morehouse College (B.A.) and the School of Law at North Carolina Central University (J.D.).

     Frederic V. Malek is Chairman of Thayer Capital Partners, a merchant bank. In 1992, he was Campaign Manager, Bush-Quayle '92; he also has been Co-chairman of the Board of Directors of CB Commercial Group (formerly Coldwell Banker Commercial Group) since 1989. He was Vice Chairman of Northwest Airlines from July 1990 to December 1991. He was President of Northwest Airlines from October 1989 to July 1990. From September 1978 to December 1988, Mr. Malek served as Executive Vice President of Marriott Corporation and from January 1981 to May 1988 as President of Marriott's Hotels and Resorts Division. Mr. Malek has been a director of ICF Kaiser International, Inc. since 1989. He also serves as a director of American Management Systems, Inc.; Automatic Data Processing, Inc.; Avis, Inc.; CB Commercial Group; FPL Group, Inc.; Manor Care, Inc.; National Education Corp.; Northwest Airlines; and PaineWebber Mutual Funds. Mr. Malek graduated from the United States Military Academy (B.S.) and Harvard University (M.B.A.).

     Rebecca P. Mark is Chairman, President, and Chief Executive Officer of Enron Development Corporation. She is responsible for Enron's project development activities worldwide (excluding the U.S.) in power generation, pipelines, LNG, and liquid fuels. Ms. Mark joined Enron Corp. in 1982 and joined Enron Power Corp.'s executive management team when the company was established in 1986. Before joining Enron, Ms. Mark held executive positions with Continental Resources Company and First City National Bank of Houston. Ms. Mark has been a director of ICF Kaiser International, Inc. since 1993. Ms. Mark graduated from Baylor University (B.S. and M.I.M.) and Harvard University (M.B.A.).

     Robert W. Page, Sr. retired as an Executive Vice President at McDermott International, Inc., a leading energy service company, in 1993. Prior to joining McDermott in 1990, Mr. Page served as Assistant Secretary of the Army for Civil Works. He also served as Chairman of the Panama Canal Commission. From 1981 to 1987, Mr. Page worked for Kellogg Rust, Inc., of Houston, Texas, where he held the positions of Chairman and Chief Executive Officer. From 1976 to 1981, Mr. Page was President and Chief Executive of Rust Engineering. Mr. Page has been a director of ICF Kaiser International, Inc. since 1993. He holds a B.S. in architectural engineering from Texas A & M University.

EXECUTIVE OFFICERS (THREE OF WHOM ALSO ARE DIRECTORS)

     George F. Brown, Jr. has been an Executive Vice President of the Company and President of the Company's Consulting Group since 1994. From 1979 to 1994, Dr. Brown had worked with DRI/McGraw-Hill. As executive vice president, a position he held with that company since 1985, Dr. Brown had general management responsibilities for strategy and operations worldwide. Before that, he served as group vice president, Government and Health Markets, with overall responsibility for sales, consulting, and products for government and healthcare industry clients. Dr. Brown graduated from Carnegie-Mellon University (B.S., M.S., Ph. D.).

     Kenneth L. Campbell has been a Senior Vice President since 1992 and the Treasurer of the Company since 1994. He has held a number of senior management positions with the Company since 1988. From May 1993 to his recent appointment as Treasurer, Mr. Campbell has been responsible for the project finance and acquisition activities of the Company. Mr. Campbell first worked for the Company in the early 1980's in a variety of economic consulting positions, rejoining the Company in 1988 to assist with the acquisition of ICF Kaiser Engineers. Mr. Campbell graduated from Wesleyan University (B.A.) and the University of Pennsylvania, Wharton Graduate School of Finance (M.B.A.).

     James O. Edwards has been Chairman of the Board and Chief Executive Officer of ICF Kaiser International, Inc. since 1987. He also was President of ICF Kaiser International, Inc. from 1987 to 1990. In 1974, he joined ICF Incorporated, the predecessor of ICF Kaiser International, Inc. and was its Chairman and Chief Executive Officer from 1986 until the 1987 establishment of ICF Kaiser International, Inc. Mr. Edwards graduated from Northwestern University (B.S.I.E.) and Harvard University (M.B.A., High Distinction, George
F. Baker Scholar).

     Michael K. Goldman has been an Executive Vice President since 1990 and the Chief Administrative Officer of the Company since 1995. He has held senior management positions in several of the Company's operating subsidiaries since 1980. Prior to joining the Company, Mr. Goldman was in the private practice of law. Mr. Goldman graduated from Harvard University (B.A., M.B.A. High Distinction, George F. Baker Scholar) and the University of California at Berkeley (J.D.).

     Stephen W. Kahane has been an Executive Vice President of the Company since 1993 and President of the Company's Federal Programs Group since its creation in 1995. He has held senior management positions in several of the Company's operating subsidiaries since 1985. From 1981 to 1985, Dr. Kahane held a number of management positions at Jacobs Engineering Group, Inc.; he headed Environmental and Hazardous Waste Programs and was a Vice President when he left that firm. Dr. Kahane graduated from the University of California (B.A., M.S.P.H., D.Env.).

     Richard K. Nason has been an Executive Vice President and the Chief Financial Officer of the Company since December 1994; he had been a Senior Vice President and the Treasurer of the Company from April to December 1994. He joined the Company as Senior Vice President - Internal Audit in June 1993. From 1991 to 1993, Mr. Nason was Executive Vice President and Chief Financial Officer for The Artery Organization, Inc., a private real estate development and management company in Bethesda, Maryland. From 1988 to 1991, Mr. Nason was Senior Vice President for Finance and Planning for Griffin Homes in California. Mr. Nason was Senior Vice President of Marriott Corporation and its subsidiary Host International, Inc. from 1977 to 1988. Mr. Nason has been a director of ICF Kaiser International, Inc. since June 1995. Mr. Nason graduated cum laude from Washington and Jefferson College (B.A.) and the Wharton Graduate School of Finance and Commerce, University of Pennsylvania (M.B.A.). He also attended the Executive Program at The Darden School, University of Virginia.

     Alvin S. Rapp has been President and Chief Executive Officer of the Company's ICF Kaiser Engineers Group since November 1993. Prior to joining the Company, he was a regional group vice president of Jacobs Engineering Group, Inc., having joined Jacobs in 1981 as manager of engineering in that company's Baton Rouge, Louisiana office. Prior to joining Jacobs, Mr. Rapp held a variety of management positions with Ciba-Geigy Corporation, U.S.S. Agri-Chemicals, and E.I. du Pont de Nemours & Company, Inc. Mr. Rapp graduated from Christian Brothers College (B.S.E.E.), Memphis, Tennessee.

     Marcy A. Romm has been Senior Vice President and Director of Human Resources of the Company since 1993. She has held Human Resources positions at ICF Kaiser since 1984. Ms. Romm graduated from George Washington University (B.A., M.B.A.).

     Marc Tipermas has been Executive Vice President and Director of Corporate Development for ICF Kaiser International, Inc. since 1993. He has held senior management positions in several of ICF Kaiser's operating subsidiaries since joining the Company in 1981. From 1977 to 1981, Dr. Tipermas was employed by the U.S. Environmental Protection Agency where he was the Director of the Superfund Policy and Program Management Office from 1980 to 1981. Prior to joining EPA, he was Assistant Professor of Political Science at the State University of New York at Buffalo from 1975 to 1977. Dr. Tipermas has been a director of ICF Kaiser International, Inc. since 1993. Dr. Tipermas graduated from the Massachusetts Institute of Technology (S.B.) and Harvard University (A.M., Ph.D.).

     Paul Weeks, II has been Senior Vice President, General Counsel, and Secretary of ICF Kaiser International, Inc. since 1990. He joined ICF Incorporated in May 1987 as its Vice President, General Counsel, and Secretary. From 1973 to 1987 he was employed by Communications Satellite Corporation, where from 1983 to 1987 he was

Assistant General Counsel for Corporate Matters. Mr. Weeks graduated from Princeton University (B.S.E.E.) and The National Law Center of George Washington University (J.D.).

COMPENSATION OF OUTSIDE DIRECTORS

     Directors who are not employees of the Company are paid $1,000 for attendance at each meeting of the Board of Directors and $750 for attendance at each meeting of a committee of the Board of Directors of which the director is a member. In addition, each non-employee director receives an annual retainer of $20,000, payable in advance in quarterly installments, and each is reimbursed for his or her expenses incurred in connection with his or her Board service. Directors of the Company who also are employees of the Company are not compensated separately for their service as directors.

     Under the ICF Kaiser International, Inc. Non-employee Directors Stock Option Plan, each director of the Company who is not an employee of the Company ("Non-employee director") receives a five-year option to purchase 3,000 shares of Common Stock on the day he or she commences his or her initial term of service as a director. In addition, each Non-employee director elected at or continuing in office following the Company's Annual Meeting of Shareholders receives an option to purchase 3,000 shares of Common Stock on the date of the meeting in each calendar year after the year in which the Non-employee director received his or her initial option grant. The purchase price of each share of Common Stock subject to an option granted under the plan is the fair market value of the Common Stock on the date the option is granted. Each option becomes fully exercisable at the close of business on the next business day following the date on which the option was granted. Options are not assignable or transferable other than by will or by the laws of descent and distribution. Options are exercisable during an optionee's lifetime only by the optionee or his or her guardian.

CERTAIN TRANSACTIONS WITH CERTAIN DIRECTORS

     The Company's transactions with Mr. Botta and Mr. Edwards are described in the immediately following section of this Prospectus.

     The Company's employment agreements with Mr. Edwards and Dr. Tipermas are described on pages 49 and 50, respectively, of this Prospectus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The non-employee directors of the Company who were voting members of the Compensation Committee during fiscal year 1995 were Tony Coelho (Chairman), Gian Andrea Botta, and Frederic V. Malek. The full Board of Directors has designated an employee director of the Company, James O. Edwards (the CEO of the Company) as an ex-officio, non-voting member of the Committee. SEC rules require that
      ----------
whenever there is insider participation in compensation decisions, certain disclosures must accompany the identification of the participating insiders.
The following paragraphs provide these required disclosures with respect to Mr. Botta (as the representative of EXOR America) and Mr. Edwards (as an employee director).

     MR. BOTTA. Mr. Botta is the President of Exor America, Inc., the holder of the Company's Series 2D Senior Preferred Stock. The Company is obligated to redeem the Series 2D Senior Preferred Stock no later than January 13, 1997.
Exor America is an affiliate of the holder of the Company's Series 2D Warrants. The holder of the Series 2D Warrants, instead of exercising the warrants, will be able to (a) require the Company to issue it shares of Common Stock with an aggregate market value equal to the difference between (i) the then-current market price for the Common Stock and (ii) 90% of the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such issuance. In addition, for 15 days prior to and ending on the expiration date of the Series 2D Warrants (July 22, 1997), the holder of the warrants, instead of exercising the warrants or having Common Stock issued as described in (a) above, will be able to (b) require the Company to pay it cash in the amount of the difference between the then-current market price for the Common Stock and the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D

Warrants for which the holder is requiring that cash payment. If the Company cannot make the cash payment referred to in (b) above without violating a covenant or covenants contained in its debt agreements, the Company would be obligated to make the payment in shares of Common Stock as described in (a) above. Pursuant to the terms of the Series 2D Senior Preferred Stock, EXOR America has the right to designate a nominee for election to the Board of Directors. Since March 1, 1993, Mr. Botta has been EXOR America's nominee to the Board of Directors.

     MR. EDWARDS. As part of his new employment agreement which is described on page 49 of this Prospectus, Mr. Edwards' then-outstanding indebtedness to the Company was restructured. Mr. Edwards had been indebted to the Company under promissory notes dated January 14, 1991, September 22, 1991, and January 24, 1992, in the respective principal amounts (and per annum interest rates) of $622,740 (at 9%), $50,000 (at 9%), and $150,000 (at 8%) (collectively, the
"Predecessor Notes"). As of December 31, 1994, the accrued interest on the Predecessor Notes totaled $205,326.27. All of these loans had been provided to Mr. Edwards pursuant to his previous compensation agreement with the Company in return for agreements restricting his ability to sell his stock, were secured by a pledge of 130,665 shares of ICF Kaiser Common Stock (the "Pledged Shares"), and were non-recourse to Mr. Edwards. Mr. Edwards has signed an amended and restated promissory note in the amount of $1,028,066.27 dated December 31, 1994, which is a continuation of the Predecessor Notes, bears interest at 6.34% per annum, is secured by the Pledged Shares, is non-recourse to Mr. Edwards, and is due on December 31, 1997 (with accrued interest from December 31, 1994). The largest aggregate amount of Mr. Edwards' indebtedness to the Company outstanding at any time since the beginning of fiscal year 1995 (March 1, 1994) was $1,081,816. It is the Company's intention to retire the debt when the value of the collateral reaches the amount owed.

     In fiscal year 1995, Mr. Edwards had a margin loan with a brokerage firm that was collateralized by shares of Common Stock owned by Mr. Edwards. When the Common Stock began trading at a price below $3 per share, the brokerage firm considered calling for the repayment of the margin loan or selling all or some of the shares of pledged Common Stock. Following discussions with the brokerage firm, the Company agreed on a temporary basis to guarantee the repayment of Mr. Edwards' margin loan with that firm. The guarantee was for an amount not to exceed $239,000 and expired on September 15, 1994.

     Executive compensation paid to Mr. Edwards during fiscal years 1993, 1994, and 1995 is described on pages 44 - 49 of this Prospectus.

                            EXECUTIVE COMPENSATION

     The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the three fiscal years ended February 28, 1995. The table shows the amounts received by each Named Executive Officer for all three fiscal years or for the entire period the Named Executive Officer was an executive officer of the Company. Effective October 15, 1995, Mr. McMinn no longer is an executive officer of the Company.

                                                    SUMMARY COMPENSATION TABLE
===================================================================================================================================
                                Annual Compensation                   Long-term Compensation
                   --------------------------------------------------------------------------------------
                                                                               Awards
---------------------------------------------------------------------------------------------------------
(a)        (b)              (c)        (d)         (e)             (f)                   (g)                           (i)
--------------------
Name, Principal          Salary      Bonus     Other Annual   Restricted Stock   Securities Underlying              All Other
   Position,              ($)         ($)     Compensation         Award(s)          Options/SARs (#)            Compensation (2)
and Fiscal Year                                  ($)(1)               ($)
-----------------------------------------------------------------------------------------------------------------------------------
James O. Edwards,
   Chairman and CEO (3)
-----------------------------------------------------------------------------------------------------------------------------------
      1995               $324,519          0                (1)                0        53,000 new options        $101,450 (2)(3)
                                                                                   97,000 repriced options
-----------------------------------------------------------------------------------------------------------------------------------
      1994               $300,000          0                (1)                0                         0           $122,732 (3)
-----------------------------------------------------------------------------------------------------------------------------------
      1993               $275,000          0                (1)                0                         0           $125,243 (3)
-----------------------------------------------------------------------------------------------------------------------------------
Stephen W. Kahane,
   Executive Vice President (4)
-----------------------------------------------------------------------------------------------------------------------------------
      1995               $249,423   $ 60,000                (1)                0        66,666 new options        $  2,984 (2)(4)
                                                                                   33,334 repriced options
-----------------------------------------------------------------------------------------------------------------------------------
      1994               $220,000          0                (1)                0                         0           $ 22,701 (4)
-----------------------------------------------------------------------------------------------------------------------------------
      1993               $205,000   $ 25,000                (1)                0   15,000 repriced options           $ 22,380 (4)
                                                                                            10,000 options
-----------------------------------------------------------------------------------------------------------------------------------
Douglas W. McMinn
   Executive Vice President (5)
-----------------------------------------------------------------------------------------------------------------------------------
      1995               $227,692   $ 24,953                (1)                                          0        $  3,022 (2)(5)
-----------------------------------------------------------------------------------------------------------------------------------
      1994               $209,424   $181,706                (1)                0            80,000 options           $ 22,105 (5)
-----------------------------------------------------------------------------------------------------------------------------------
      1993               $191,890          0                (1)                0   40,000 repriced options           $85,083  (5)
-----------------------------------------------------------------------------------------------------------------------------------
Alvin S. Rapp
   Executive Vice President (6)
-----------------------------------------------------------------------------------------------------------------------------------
      1995               $274,519   $150,000           $200,022                                          0        $268,607 (2)(6)
                                                         (1)(6)
-----------------------------------------------------------------------------------------------------------------------------------
      1994               $ 64,500   $147,159                (1)         $418,499           100,000 options           $ 35,614 (6)
-----------------------------------------------------------------------------------------------------------------------------------
Marc Tipermas,
   Executive Vice President (7)
-----------------------------------------------------------------------------------------------------------------------------------
      1995               $274,423   $ 45,000                (1)                         74,463 new options        $  2,997 (2)(7)
                                                                                   50,537 repriced options
-----------------------------------------------------------------------------------------------------------------------------------
      1994               $220,000          0                (1)                0                         0           $ 22,715 (7)
-----------------------------------------------------------------------------------------------------------------------------------
      1993               $210,000   $ 25,000                (1)                0   40,000 repriced options           $ 22,980 (7)
-----------------------------------------------------------------------------------------------------------------------------------

The footnotes to this table are on the following page.

Footnotes to Summary Compensation Table

(1) Any amounts shown in the "Other Annual Compensation" column for fiscal year 1995 do not include any perquisites and other personal benefits because the aggregate amount of such compensation for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10% of the combined fiscal year 1995 salary and bonus for the Named Executive Officer.

(2) The Company's fiscal 1995 contributions to the Named Executive Officers pursuant to the Company's Retirement Plan will not be determined or made until November 15, 1995. The Company will disclose these contributions for the Named Executive Officers in the 1996 Proxy Statement if the Named Executive Officer is a Named Executive Officer in calendar 1995.

(3) The amounts shown in column (i) of the table for Mr. Edwards comprise the following:

 1995       $100,000  Special cash payment under Mr. Edwards' December 1990 compensation agreement

            $  1,450  Company match under the Company's Section 401(k) Plan

 1994       $100,000  Special cash payment under Mr. Edwards' December 1990 compensation agreement

            $ 16,563 Company contribution under the Company's Retirement Plan for FY94 made in FY95

            $  1,452  Company match under the Company's Section 401(k) Plan

            $  4,717  Company 2% contribution under the Company's Employee Stock
                      Ownership Plan for FY94 made in FY95

 1993       $100,000  Special cash payment under Mr. Edwards' December 1990 compensation agreement

            $ 16,089 Company contribution under the Company's Retirement Plan for FY93 made in FY94

            $  9,154  Company 4% contribution under the Company's Employee Stock
                      Ownership Plan for FY93 made in FY94

(4) Dr. Kahane's employment agreement with the Company provides for a fiscal year 1995 bonus in the range of $30,000 to $150,000, of which $30,000 was paid in May 1994. In September 1994 the Company paid Dr. Kahane his $30,000 minimum cash bonus for fiscal year 1996 pursuant to his employment agreement. The amounts shown in column (i) of the table for Dr. Kahane comprise the following:

 1995       $ 2,984   Company match under the Company's Section 401(k) Plan

 1994       $16,563   Company contribution under the Company's Retirement Plan
                      for FY94 made in FY95

            $ 1,421   Company match under the Company's Section 401(k) Plan

            $ 4,717 Company 2% contribution under the Company's Employee Stock Ownership Plan for FY94 made in FY95

 1993       $14,180   Company contribution under the Company's Retirement Plan
                      for FY93 made in FY94

            $ 8,200 Company 4% contribution under the Company's Employee Stock Ownership Plan for FY93 made in FY94

(5) The amounts shown in column (i) of the table for Mr. McMinn comprise the following:

 1995       $ 3,022   Company match under the Company's Section 401(k) Plan

 1994       $14,934   Company contribution under the Company's Retirement Plan
                      for FY94 made in FY95

            $   861   Company match under the Company's Section 401(k) Plan

            $ 4,310 Company 2% contribution under the Company's Employee Stock Ownership Plan for FY94 made in FY95

 1993       $10,673   Company contribution under the Company's Retirement Plan
                      for FY93 made in FY94

            $ 7,660 Company 4% contribution under the Company's Employee Stock Ownership Plan for FY93 made in FY94

            $66,750 Company payment to resolve an issue about the expiration date of certain options granted to Mr. McMinn. The Company granted Mr. McMinn 20,000 options at $6.80 (expiring February 28, 1995) in replacement of 20,000 options at $3.4625 (expiration date at issue) and paid Mr. McMinn the difference between the exercise prices of these options.

(6)  Mr. Rapp joined the Company in November 1993. The amount shown in column
(e) for fiscal year 1995 was an amount reimbursed for the payment of taxes. The amount shown in column (f) for fiscal year 1994 is the value of 88,105 shares of Restricted Stock awarded to Mr. Rapp under the Company's Stock Incentive Plan determined by multiplying the number of shares by the $4.75 closing price per share of the Company's Common Stock on the New York Stock Exchange on November 8, 1993, the date of the grant. The restriction on these shares was lifted on November 9, 1994, when they vested; Mr. Rapp owns no other shares of Restricted Stock as of the end of fiscal year 1995. The amounts shown in column (i) of the table for Mr. Rapp comprise the following:

 1995       $  2,353  Company match under the Company's Section 401(k) Plan

            $ 46,219 Reimbursed expenses associated with relocation from California to Virginia

            $219,155 Forgiveness of interest-free loans made to facilitate the sale of Mr. Rapp's California residence and his purchase of a Virginia residence (includes imputed interest amounts)

            $    880  Reimbursed accounting expenses associated with tax
                      considerations for Mr. Rapp's employment arrangement

 1994       $    462  Company match under the Company's Section 401(k) Plan

            $ 35,152 Reimbursed expenses associated with relocation from California to Virginia

(7) Dr. Tipermas' employment agreement with the Company provides for a fiscal year 1995 bonus in the range of $45,000 to $180,000, of which $45,000 was paid in May 1994. The amounts shown in column (i) of the table for Dr. Tipermas comprise the following:

 1995       $ 2,997   Company match under the Company's Section 401(k) Plan

 1994       $16,563   Company contribution under the Company's Retirement Plan
                      for FY94 made in FY95

            $ 1,435   Company match under the Company's Section 401(k) Plan

            $ 4,717 Company 2% contribution under the Company's Employee Stock Ownership Plan for FY94 made in FY95

 1993       $14,580   Company contribution under the Company's Retirement Plan
                      for FY93 made in FY94

            $ 8,400 Company 4% contribution under the Company's Employee Stock Ownership Plan for FY93 made in FY94

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company's Stock Incentive Plan provides for the grant to key employees of the Company and its subsidiaries of: (a) non-qualified stock options; (b) stock appreciation rights; (c) incentive stock options that are designed to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended; (d) restricted shares; and (e) restricted stock units. No stock appreciation rights, restricted shares, or restricted stock units were granted to any of the Named Executive Officers in fiscal 1995. The following stock options were granted to the Named Executive Officers in fiscal 1995.


     STOCK OPTIONS GRANTED TO NAMED EXECUTIVE OFFICERS IN FISCAL 1995 (1)

===================================================================================================================================
                                   Individual Grants
       (a)                                                                           (d)              (e)              (f)
      Name                                                                      Exercise Price     Expiration       Grant Date
                                                                                   ($/Share)          Date       Present Value ($)
                                                                                                                       (2)
                  --------------------------------------------------
                              (b)              (c)% of Total Options
                      Number of Securities   Granted to Employees in
                  Underlying Options Granted     Fiscal Year (%)
                              (#)
===================================================================================================================================
James O. Edwards         150,000 (3)                18.6 %                         $2.51         11/15/99           $237,000
-----------------------------------------------------------------------------------------------------------------------------------
Stephen W. Kahane        100,000 (4)                12.4 %                         $3.48         11/15/99           $172,000
-----------------------------------------------------------------------------------------------------------------------------------
Douglas W. McMinn            0                        --                             --              --                --
-----------------------------------------------------------------------------------------------------------------------------------
Alvin S. Rapp                0                        --                             --              --               --
-----------------------------------------------------------------------------------------------------------------------------------
Marc Tipermas            125,000 (5)                15.5 %                         $3.48         11/15/99           $215,000
-----------------------------------------------------------------------------------------------------------------------------------

(1) All options were granted at 100% of fair market value on the date of grant. The optionees may satisfy the exercise price (and taxes, if any) by submitting currently owned shares and/or cash. The Company's Stock Incentive Plan permits the granting/awarding of SARs, but none are outstanding.

(2) Grant date present value is determined using the Black-Scholes Model. Since the Model makes assumptions about future variables, the actual value of the options may be greater or less than the values stated in the table. The calculations from which the above values were derived assume no dividend yield, volatility of approximately 0.6%, exercise at or near the expiration date, and a risk-free rate of return of 7.0% based on the U.S. Treasury bill rate for five-year maturities on the date of grant. No downward adjustments were made to the grant date option values stated in the table to account for potential forfeiture or the nontransferable nature of these options.

(3)  Vesting Schedule: 37,500 increments over four years beginning May 15, 1995.

(4)  Vesting Schedule: 25,000 increments over four years beginning March 1,
1995.

(5)  Vesting Schedule: 31,250 increments over four years beginning March 1,
1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

====================================================================================================================================
     (a)                     (b)                (c)                      (d)                                (e)

    Name               Shares Acquired         Value         Number of Securities Underlying    Value of Unexercised In-the-Money
                         on Exercise          Realized           Unexercised Options/SARs        (#)Options/SARs at 2/28/95 ($)
                            (#)                 ($)                    at 2/28/95                   Exercisable/Unexercisable
                                                                Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
James O. Edwards                     0               0                             0/150,000                            $0/$261,000
------------------------------------------------------------------------------------------------------------------------------------
Stephen W. Kahane                    0               0                             0/100,000                            $ 0/$77,000
------------------------------------------------------------------------------------------------------------------------------------
Douglas W. McMinn                    0               0                         40,000/50,000                                    (2)
------------------------------------------------------------------------------------------------------------------------------------
Alvin S. Rapp                        0               0                         20,000/80,000                                    (2)
------------------------------------------------------------------------------------------------------------------------------------
Marc Tipermas                        0               0                             0/125,000                            $ 0/$96,250
====================================================================================================================================


(1) Calculated using the NYSE closing price of the Common Stock on February 28, 1995 ($4.25 per share) less the per share option exercise price multiplied by the number of exercisable or unexercisable options, as the case may be.

(2)  None of Mr. McMinn's and Mr. Rapp's options are in-the-money.

SENIOR EXECUTIVE OFFICERS SEVERANCE PLAN

     In April 1994 the Compensation Committee of the Board of Directors approved the adoption of the Company's Senior Executive Officers Severance Plan (the "SEOSP"). In December 1994, the SEOSP was amended to clarify (a) that once an officer becomes a participant in the SEOSP, he or she will continue to be eligible for SEOSP benefits throughout his or her employment by the Company and
(b) that the SEOSP is intended to set a minimum severance benefit for the participant. If a participant is entitled to a greater benefit under his or her employment agreement with the Company, then such arrangement prevails over the lower SEOSP benefit.

     The eligible participants in the SEOSP are the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the General Counsel, the Senior Vice President and Director of Human Resources, and any Executive Vice President and other officers of rank equivalent to Executive Vice President as designated by the Compensation Committee. As of October 31, 1995, there are eight persons whose severance payments are governed by the SEOSP.

     A participant is eligible to receive severance payments if the Company terminates his or her employment without "cause" or if the participant terminates his or her employment for "good reason." "Cause" and "good reason" are defined in the SEOSP. Severance benefits equal to three months of average salary will be paid if the participant's length of employment is three years or less; severance benefits equal to one month of average salary for each year of service (up to a maximum of 18 months) will be paid if a participant's length of employment is four or more years. Average salary is defined in the SEOSP as the participant's average monthly gross salary excluding all bonus for the six months prior to employment termination. Severance benefits may be paid under the SEOSP in two installments or, with the approval of the Compensation Committee, in a lump sum. The SEOSP provides that severance pay will not be considered compensation for purposes of the Retirement Plan or the Section 401(k) Plan; severance pay will not increase Years of Service for those Plans' purposes. No severance benefits have been paid under the Plan since the SEOSP was adopted.

AGREEMENTS AND TRANSACTIONS WITH EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE (TWO OF WHOM ALSO ARE DIRECTORS)

     James O. Edwards. Effective December 31, 1994, the Company entered into a three-year employment agreement with Mr. Edwards for his services as Chairman and Chief Executive Officer of the Company. In addition to delineating Mr. Edwards' areas of responsibility and reporting line, the agreement provides for: a base salary of $325,000 per year through February 28, 1995, increasing by not less than $25,000 beginning on March 1, 1995 (with increases beyond $25,000 for periods after March 1, 1995, to be determined by the Compensation Committee of the Company's Board of Directors); annual bonus compensation to be determined by the Compensation Committee; payment on May 15, 1995, of the carryover $100,000 cash payment under Mr. Edwards' 1990 compensation agreement with the Company; severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 97,000 existing options (89,000 of which were vested) to purchase the Company's Common Stock at exercise prices ranging from $9.51 to $16.23; the grant of 150,000 options (expiring on November 15, 1999, and vesting in 37,500 increments over four years beginning May 15, 1995) at fair market value on the date of grant ($2.51 on September 1, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination. The Company's transactions with Mr. Edwards are described on page 43 of this Prospectus.

     Stephen W. Kahane. Effective March 1, 1994, the Company entered into a three-year employment agreement with Dr. Kahane for his services as an Executive Vice President and as Group President of the Company's Environment & Energy Group. In addition to delineating Dr. Kahane's areas of responsibility and reporting line, the agreement provides for: a minimum base salary of $260,000 in fiscal year 1996 and $275,000 in fiscal year 1997; annual bonus compensation to be determined by the Compensation Committee of the Company's Board of Directors (in amounts specified in the agreement and with minimum cash bonuses of $30,000 to be paid at the beginning of each of fiscal years 1996 and 1997); severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 40,000 existing options to purchase the Company's Common Stock at exercise prices ranging from $8.25 to $9.51; the grant of 100,000 options (vesting in 25,000 increments over four years and expiring on November 15, 1999) at fair market value on the date of grant ($3.48 on April 4, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination.

     In fiscal year 1995, Dr. Kahane had a margin loan with a brokerage firm that was collateralized by shares of Common Stock owned by Dr. Kahane. When the Common Stock began trading at a price below $3 per share, the brokerage firm considered calling for the repayment of the margin loan (in whole or in part) or selling all or some of the shares of pledged Common Stock. Following discussions with the brokerage firm, the Company agreed on a temporary basis to guarantee the repayment of Dr. Kahane's margin loan with that firm. The guarantee was for an amount not to exceed $139,000 and expired on September 15, 1994.

     Douglas W. McMinn. In November 1993, the Company and Mr. McMinn signed an employment agreement under which Mr. McMinn provides his services as an Executive Vice President and Group President of the Company's International Operations Group for a two-year period ending October 15, 1995. In addition to specifying Mr. McMinn's salary, bonuses, options, and other benefits, the agreement provided that if both Mr. McMinn and the Company agree, Mr. McMinn's employment will be extended for one year on terms comparable to those set forth in the agreement. The agreement further provided that at the end of the agreement term, Mr. McMinn had (a) the right to purchase from the Company the use of the name "Global Trade and Investment, Inc." ("GTI") for a nominal amount and (b) the option to maintain the existing GTI contracts under the financial administration of the Company or to terminate such contracts. For those GTI contracts that continue under the financial administration of the Company, the agreement provided that Mr. McMinn will receive a specified commission based on earnings under these contracts. The commissions are to be paid out at six-month intervals commencing May 15, 1996. Effective October 16, 1995, the Company and Mr. McMinn signed a new employment agreement pursuant to which Mr. McMinn ceased being an executive officer of the Company.

     Alvin S. Rapp. In November 1993, the Company entered into an employment agreement with Mr. Rapp for his services as an Executive Vice President and as Group President of the Company's Engineering & Construction Group. In addition to delineating Mr. Rapp's areas of responsibility and reporting line, the agreement provides for his salary, bonuses, options, other employee benefits, and interest-free loans to facilitate the sale of Mr. Rapp's California residence and the purchase of a new residence near the Company's Virginia headquarters. As of October 31, 1995, two of these loans had been forgiven under the terms of the employment agreement because the proceeds from the sale of Mr. Rapp's California residence were less than anticipated. The third loan (dated January 20, 1994) has a balance of $300,000 as of October 31, 1995, is secured by Mr. Rapp's Virginia residence, and is due and payable in full on the earliest to occur of (a) January 20, 1999, (b) termination of Mr. Rapp's employment by the Company, (c) provision of reasonably satisfactory substitute collateral, or (d) the occurrence of a defined event of default. The largest aggregate amount of Mr. Rapp's indebtedness to the Company outstanding at any time since the beginning of fiscal year 1995 (March 1, 1994) was $648,546.

     Marc Tipermas. Effective March 1, 1994, the Company entered into a three-year employment agreement with Dr. Tipermas for his services as Executive Vice President and Director of Corporate Development of the Company. Dr. Tipermas also is a director of the Company. In addition to delineating Dr. Tipermas' areas of responsibility and reporting line, the agreement provides for: a minimum base salary of $290,000 in fiscal year 1996 and $300,000 in fiscal year 1997; annual bonus compensation to be determined by the Compensation Committee of the Company's Board of Directors (in amounts specified in the agreement and with a minimum cash bonus of $45,000 to be paid at the beginning of fiscal year
1996); severance payments as provided under the Company's Senior Executive Officers Severance Plan; eligibility under the Company's employee benefit plans; cancellation of 60,000 existing options to purchase the Company's Common Stock at exercise prices ranging from $8.25 to $9.51; the grant of 125,000 options (vesting in 31,250 increments over four years and expiring on November 15, 1999) at fair market value on the date of grant ($3.48 on April 4, 1994); and a one-year non-competition period following voluntary or "for cause" employment termination.

AGREEMENTS AND TRANSACTIONS WITH OTHER EXECUTIVE OFFICERS

     Michael K. Goldman. Effective February 28, 1994, the Company and Mr. Goldman agreed to terminate Mr. Goldman's Amended Executive and Compensation Agreements originally signed in December 1990. Effective March 1, 1994, the Company and Mr. Goldman entered into an employment arrangement under which Mr. Goldman (a) serves as an employee of the Company at a specified annual salary;
(b) received the $50,000 special cash payment provided for in his December 1990 Compensation Agreement; and (c) was designated, with certain specified restrictions, as a participant in the Senior Executive Officers Severance Plan. In addition, all then-unvested options previously granted to Mr. Goldman vested as of March 1, 1994. The Company and Mr. Goldman also agreed to amend the terms of Mr. Goldman's outstanding loan with the Company as follows: the principal shall be due upon demand by the Company but no later than February 28, 1999; interest from May 16, 1994, shall accrue on the outstanding principal at 6% per annum; and payment of interest will be deferred until such time as the principal is due. No interest shall accrue or be payable on such deferred interest. Mr. Goldman's loan is secured by 33,134 shares of the Company's Common Stock and is non-recourse to Mr. Goldman. The Company and Mr. Goldman agreed that if the value of the pledged stock is less than the then-outstanding amount of principal and interest at the time of loan repayment demand (or February 28, 1999, at the latest), then the Company will retire the principal and interest by considering the pledged shares to have been sold back to the Company (within the constraints set forth in the Company's debt and equity instruments). The outstanding balance as of October 31, 1995, was $191,647, plus accrued interest. The largest aggregate amount of Mr. Goldman's indebtedness to the Company outstanding at any time since the beginning of fiscal year 1995 (March 1, 1994) was $213,570.

                              SECURITY OWNERSHIP

================================================================================================================================
     Name and Address of 5% Shareholders,      Amount and Nature of Beneficial          Percent of               Aggregate
      Directors, and Executive Officers                  Ownership (a)                Class of Stock          Voting Power (a)
================================================================================================================================
 DIRECTORS
--------------------------------------------------------------------------------------------------------------------------------
      Gian Andrea Botta                                       9,000 shares (b)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Tony Coelho                                            16,000 shares (c)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      James O. Edwards                                      379,479 shares (d)      1.8% of Common Stock          1.6 %
--------------------------------------------------------------------------------------------------------------------------------
      Thomas C. Jorling                                       3,000 shares (e)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Maynard H. Jackson                                      3,000 shares (f)
--------------------------------------------------------------------------------------------------------------------------------
      Frederic V. Malek                                      30,000 shares (g)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Rebecca P. Mark                                         9,000 shares (h)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Richard K. Nason                                        6,992 shares (i)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Robert W. Page, Sr.                                     9,000 shares (j)               *                      *
--------------------------------------------------------------------------------------------------------------------------------
      Marc Tipermas                                         228,473 shares (k)      1.1% of Common Stock          1.0 %
--------------------------------------------------------------------------------------------------------------------------------
 EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
      James O. Edwards,                                     379,479 shares (d)      1.8% of Common Stock          1.6%
       Chairman and Chief Executive Officer
--------------------------------------------------------------------------------------------------------------------------------
      Stephen W. Kahane,                                    140,208 shares (l)               *                      *
       Executive Vice President
--------------------------------------------------------------------------------------------------------------------------------
      Douglas W. McMinn,                                     95,704 shares (m)               *                      *
       Executive Vice President
--------------------------------------------------------------------------------------------------------------------------------
      Alvin S. Rapp,                                        108,180 shares (n)               *                      *
       Executive Vice President
--------------------------------------------------------------------------------------------------------------------------------
      Marc Tipermas,                                        228,473 shares (k)      1.1% of Common Stock          1.0%
       Executive Vice President
--------------------------------------------------------------------------------------------------------------------------------
 ALL DIRECTORS AND EXECUTIVE OFFICERS                     1,152,173 shares (o)      5.4% of Common Stock          4.8%
 AS A GROUP (18 PERSONS)
--------------------------------------------------------------------------------------------------------------------------------
 5% COMMON SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------------------
      ICF Kaiser International, Inc. Employee             2,099,995 shares (p)               9.9%                 8.9%
      Stock Ownership Trust
--------------------------------------------------------------------------------------------------------------------------------
      ICF Kaiser International, Inc. Retirement           1,038,316 shares (q)               4.9%                 4.4%
      Plan
--------------------------------------------------------------------------------------------------------------------------------
      FIMA Finance Management, Inc.                     2,680,952 warrants (b)              11.2%                11.2%
--------------------------------------------------------------------------------------------------------------------------------
      Mathers & Company, Inc., Mathers Fund,              2,410,569 shares (r)              11.4%                10.2%
      Inc., and Henry van der Eb
--------------------------------------------------------------------------------------------------------------------------------
      State of Wisconsin Investment Board                 2,055,000 shares (s)               9.7%                 8.7%
--------------------------------------------------------------------------------------------------------------------------------
 SERIES 2D SENIOR PREFERRED STOCK
--------------------------------------------------------------------------------------------------------------------------------
      EXOR America, Inc.                                        200 shares (b)      100% of Series 2D Senior     10.0%
                                                                                        Preferred Stock
--------------------------------------------------------------------------------------------------------------------------------

________________________________
* = ownership of less than 1%                                      The footnotes to this Table are on the following two pages.
================================================================================================================================

Footnotes to the Security Ownership Table

(a) Except as noted below, all information in the above table is as of October 31, 1995. To calculate the voting percentage, it was assumed that the individual or entity exercised all of his/her/its exercisable options, but that no other individuals or entities exercised theirs. A person is deemed to be a beneficial owner of the Company's stock if that person has voting or investment power (or voting and investment powers) over any shares of capital stock or has the right to acquire such shares within 60 days from October 31, 1995. With respect to the total number of shares held by the Company's Employee Stock Ownership Trust (the "ESOP"), the share information is current as of August 31, 1995; the unaudited information with respect to the number of shares allocated to individuals' accounts is current as of February 28, 1995. With respect to ownership of shares which are held in the Company's Section 401(k) Plan but allocated to individuals' accounts, the information is current as of September 30, 1995. For shares shown in the following footnotes as being held in directed investment accounts in the Company's Retirement Plan, the beneficial owner shown below currently has investment but not voting power over those shares; these individuals will have voting power over the directed investment account shares beginning in 1996; the Retirement Plan information is current as of September 30, 1995.

(b) Mr. Botta's share ownership includes 9,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. Mr. Botta is the President of EXOR America, Inc., 375 Park Avenue, New York, NY 10152, the owner of 200 shares of Series 2D Senior Preferred Stock. FIMA Finance Management Inc., Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands, owns Series 2D Warrants for the purchase of 2,680,952 shares of Common Stock. EXOR America and FIMA are wholly owned subsidiaries of EXOR Group, 2 Blvd. Royal, Luxembourg. The Amended and Restated Certificate of Incorporation of the Company limits the total vote of the Series 2D Senior Preferred Stock to 2,380,952 votes. Mr. Botta disclaims beneficial ownership of the shares of Series 2D Senior Preferred Stock and of the Series 2D Warrants.

(c) Mr. Coelho's share ownership includes 15,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 1,000 other shares.

(d) Mr. Edwards' share ownership includes 2,575 shares allocated to his ESOP account, 4,680 shares allocated to his Section 401(k) Plan account, 60,091 shares in his directed investment account under the Retirement Plan, and 37,500 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 276,633 other shares. Mr. Edwards is a member of the ESOP Plan Committee and the Retirement Plan Committee; as such, he has shared investment power over 2,099,995 and 1,038,316 shares held by the ESOP and Retirement Plan, respectively. Until 1996, he has shared voting power over the 1,038,316 shares held by the Retirement Plan. Mr. Edwards disclaims beneficial ownership of the shares held by the ESOP and the Retirement Plan.

(e) Mr. Jorling's share ownership includes 3,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options.

(f) Mr. Jackson's share ownership includes 3,000 that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options.

(g) Mr. Malek's share ownership includes 15,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 15,000 other shares.

(h) Ms. Mark's share ownership includes 9,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options.

(i) Mr. Nason's share ownership 6,325 shares allocated to his Section 401(k) Plan account, and 667 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options.

(j) Mr. Page's share ownership includes 9,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options.

(k) Dr. Tipermas' share ownership includes 7,698 shares allocated to his ESOP account, 7,525 shares in his directed investment account under the Retirement Plan, and 31,250 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 182,000 other shares.

(l) Dr. Kahane's share ownership includes 6,734 shares allocated to his ESOP account, 5,952 shares in his directed investment account under the Retirement Plan, and 25,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 102,522 other shares.

(m) Mr. McMinn's share ownership includes 5,063 shares allocated to his ESOP account, 40 shares in his directed investment account under the Retirement Plan, and 50,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 40,601 other shares. As of October 16, 1995, Mr. McMinn no longer is an executive officer of the Company.

(n) Mr. Rapp's share ownership includes 40,000 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. He also owns 68,180 other shares.

(o) This total includes 37,190 shares allocated to ESOP accounts, 11,005 shares in Section 401(k) Plan accounts, 76,407 shares in directed investment accounts under the Retirement Plan, and 248,167 shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. The balance of the shares are owned directly (784,404 shares).

(p) The ESOP Trustee is Vanguard Fiduciary Trust Company, 200 Vanguard Blvd., Malvern, PA 19355. All of the shares of Common Stock held by the ESOP are allocated to individual ESOP participants' accounts and are voted by those participants. The ESOP Plan Committee has investment power over all of the shares of Common Stock held by the ESOP, the members of which are James O. Edwards, Michael K. Goldman, and Marcy A. Romm. Each ESOP Plan Committee member disclaims beneficial ownership of the shares of Common Stock held by the ESOP. The individual shareholdings of Mr. Edwards are shown above in footnote
(d). Mr. Goldman beneficially owns 108,178 shares of Common Stock, 25,000 of which are shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. Ms. Romm beneficially owns 20,615 shares of Common Stock, 1,000 of which are shares that may be acquired within 60 days of October 31, 1995, upon the exercise of stock options. The ESOP Plan Committee's address is 9300 Lee Highway, Fairfax, VA 22031.

(q) The Retirement Plan Trustee is Vanguard Fiduciary Trust Company, 200 Vanguard Blvd., Malvern, PA 19355. The members of the Retirement Plan Committee are James O. Edwards, Michael K. Goldman, and Marcy A. Romm; the individual shareholdings of the members are shown in footnotes (d) and (p). Neither Mr. Goldman nor Ms. Romm have any shares of Common Stock in his or her directed investment accounts under the Retirement Plan. Of the 1,038,316 shares of Common Stock held by the Retirement Plan, a total of 213,124 at August 31, 1995, were held in directed investment accounts in which the participants have investment power over their allocated shares. The Retirement Plan Committee has investment power over the remaining shares held by the Retirement Plan held in the ICF Stock Fund. Until 1996, the Retirement Plan Committee members will direct the Trustee how to vote all of the shares of Common Stock held by the Retirement Plan; thereafter, participants will vote their shares of Common Stock held by the Retirement Plan in directed investment accounts and their allocated shares in the ICF Stock Fund.

(r) Mathers & Company, Inc., Mathers Fund, Inc., and Henry van der Eb, 100 Corporate North, Suite 201, Bannockburn, IL 60015. The information with respect to the shares of Common Stock beneficially owned by Mathers and Company, Inc. and Mathers Fund, Inc. (firms which are controlled by common officers), and by Henry van der Eb (President of Mathers and Company and Chairman of the Mathers Fund, Inc.) is based on a Report on Schedule 13G (Amendment No. 3 dated February 9, 1995) which was filed with the SEC and which reports share ownership as of December 31, 1994.

(s) State of Wisconsin Investment Board, P.O. Box 7842, Madison, WI 53707. The information with respect to the shares of Common Stock beneficially owned by the State of Wisconsin Investment Board is based on a Report on Schedule 13G (Amendment No. 3 dated February 13, 1995) which was filed with the SEC and which reports share ownership information as of December 31, 1994.

                SELLING SHAREHOLDERS (BALCH; EDA SHAREHOLDERS)

====================================================================================================================================
     Name           Beneficial     Beneficial     Beneficial     Beneficial      Number of Shares        Beneficial Ownership of
                   Ownership of   Ownership of   Ownership of   Ownership of   of Common Stock Offered    Shares of Common Stock
                   Balch Shares   EDA Closing     EDA Initial    Additional           for Sale           After Giving Effect to
                                     Shares        Earn-out       EDA Earn-                                   Proposed Sale
                                                    Shares       out Shares
====================================================================================================================================
 John G. Balch (a)       396,167                                                               396,167             0
------------------------------------------------------------------------------------------------------------------------------------
   EDA SELLING SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------------------------
 Douglas A. Huppert                     11,475          4,500          27,375                   43,350            (b)
------------------------------------------------------------------------------------------------------------------------------------
 Igor Livshin                           54,506         21,375         130,031                  205,914            (b)
------------------------------------------------------------------------------------------------------------------------------------
 Daniel A. Milliron                     59,288         23,250         141,438                  223,974            (b)
------------------------------------------------------------------------------------------------------------------------------------
 Terry B. Soesbee                       54,506         21,375         130,031                  205,912            (b)
------------------------------------------------------------------------------------------------------------------------------------
 Timothy V.Treadwell                    11,475          4,500          27,375                   43,350            (b)
------------------------------------------------------------------------------------------------------------------------------------
 Total               396,167 (a)       191,250     75,000 (b)      456,250(b)                1,118,667            (b)
====================================================================================================================================

(a) In addition to the 396,167 Balch Shares, Mr. Balch beneficially owns 2,792 shares allocated to his account in the Company's Employee Stock Ownership Plan. On the effective date of the Registration Statement of which this Prospectus is a part, Mr. Balch and Excell are obligated to execute a stock pledge agreement pursuant to which Mr. Balch will pledge 275,000 of the Balch Shares as security for all loans owed by Mr. Balch to Excell. In satisfaction of all loans owed by Mr. Balch to Excell, Excell is obligated to accept 55,000 pledged Balch Shares on each of the first five anniversaries of April 2, 1995, or on such earlier date(s) as Mr. Balch may elect.

(b) The 531,250 EDA Earn-out Shares are being held in escrow, but may be offered for sale by the EDA Selling Shareholders if delivered to the EDA Selling Shareholders at the end of the earn-out period. The number of EDA Earn-out Shares allocated to each EDA Selling Shareholder was derived by using the same percentage of the total EDA Closing Shares each individual received pursuant to the Agreement and Plan of Merger.

       SELLING SHAREHOLDERS (THE IPC COMPANY; IPC SELLING SHAREHOLDERS)

=====================================================================================================================
     Name                        Beneficial             Beneficial             Number of           Beneficial
                                 Ownership             Ownership of            Shares of       Ownership of Shares
                                  of IPC                IPC Shares              Common            of Common Stock
                                  Shares                (following            Stock Offered    After Giving Effect
                                                     distribution)(a)           for Sale         to Proposed Sale
====================================================================================================================
 The IPC Company                  78,366                    0                       0                  0
--------------------------------------------------------------------------------------------------------------------
 THE IPC SELLING SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------
 Carlos E. Camacho (b)                                         14,184                14,184            0
--------------------------------------------------------------------------------------------------------------------
 Norman P. Kolb (b)                                             2,482                 2,482            0
--------------------------------------------------------------------------------------------------------------------
 Glynn R. Kruger (c)                                           28,368                28,368            0
--------------------------------------------------------------------------------------------------------------------
 Glynn R. Kruger, Jr. (c)                                      28,368                28,368            0
--------------------------------------------------------------------------------------------------------------------
 Charles A. Reeves, Jr. (b)                                     2,482                 2,482            0
--------------------------------------------------------------------------------------------------------------------
 Richard H. Street (b)                                          2,482                 2,482            0
--------------------------------------------------------------------------------------------------------------------
           Total                  78,366                       78,366                78,366            0
====================================================================================================================

(a) The Company will issue 78,366 shares of Common Stock to IPC (the "IPC Shares") in return for IPC's assets, excluding substantially all of certain accounts receivable which will be conveyed to an IPC shareholder to liquidate his loan to IPC. The Company will assume only specified, listed contractual obligations in connection with the asset purchase. All of the 78,366 IPC Shares will be distributed to the IPC Selling Shareholders by IPC in connection with the liquidation of IPC or as an IPC dividend. All such shares may be offered by sale by the IPC Selling Shareholders if delivered to the IPC Selling Shareholders in the liquidation or by dividend.

(b) This individual will become an employee of a wholly owned subsidiary of the Company following the purchase of substantially all of the IPC Company's assets by the Company.

(c)  This individual or entity  is a shareholder of the IPC Company.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share. As of October 31, 1995, the outstanding capital stock of the Company consisted of 21,260,430 shares of Common Stock and 200 shares of Series 2D Senior Preferred Stock. The outstanding Common Stock figure excludes the 531,250 escrowed EDA Earn-Out shares.

COMMON STOCK

     The following is a summary of the terms of the Company's Common Stock:

     Voting. Each share of Common Stock has one vote per share on all matters submitted to a vote of shareholders. The Company's Amended and Restated Certificate of Incorporation provides that no action may be taken by the holders of shares of Common Stock by written consent in lieu of holding a meeting of shareholders.

     Dividends. The Company has never paid cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on its Common Stock and that the Company's earnings will be retained for use in the business. The Board of Directors determines the Company's Common Stock dividend policy based on the Company's results of operations, payment of dividends on preferred stock (if any is outstanding), financial condition, capital requirements, and other circumstances. The Company's debt and credit agreements allow dividends to be paid on its capital stock provided that the Company complies with certain limitations imposed by the terms of such agreements. See "Description of the Indenture" and "Description of Credit Facility."

     Other Terms. Holders of Common Stock have no preemptive or other rights to subscribe for additional shares of Company stock. Upon liquidation, dissolution, or winding up of the Company, each share of Common Stock will share equally in assets legally available for distribution to stockholders.

     Transfer Agent. The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York, 14 Wall Street, Mail Suite 4680, New York, New York 10005, (201) 324-0498.

     Public Market. Since September 14, 1993, the Common Stock has been traded on the New York Stock Exchange under the symbol "ICF." From December 14, 1989, to September 13, 1993, the Common Stock was traded on the NASDAQ National Market.

PREFERRED STOCK

     Preferred stock is available for issuance from time to time at the discretion of the Board of Directors of the Company, without shareholder approval. For each series of preferred stock it establishes, the Board of Directors has authority to prescribe the number of shares in that series, the dividend rate, and the voting rights, conversion privileges, redemption, sinking fund provisions and liquidation rights, if any, and any other rights, preferences and limitations of the particular series. The issuance of preferred stock could decrease the amount earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders.

SERIES 2D PREFERRED STOCK

     The Company has issued 200 shares of Series 2D Preferred Stock, all of which are currently outstanding. In connection with the issuance of the Series 2D Preferred Stock, the Company issued Series 2D Warrants for the purchase of 2,680,952 shares of Common Stock to the purchaser of the Series 2D Preferred Stock (see "Series 2D Warrants" below). The following is a summary of the terms of the Series 2D Preferred Stock, which ranks prior to the Company's Common Stock and Series 4 Junior Preferred Stock (if any is issued) with respect to dividend rights and rights on liquidation, winding up and dissolution.

     Dividends. The Series 2D Preferred Stock pays cumulative dividends of $9,750 per $100,000 of liquidation preference per year, payable quarterly.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series 2D Preferred Stock are entitled to receive a liquidation preference equal to $100,000 plus accrued but unpaid dividends per share of Series 2D Preferred Stock before any distribution is made to the holders of any capital stock of the Company ranking junior to the Series 2D Preferred Stock.

     Redemption. The Company is obligated to redeem all shares of Series 2D Preferred Stock outstanding on January 13, 1997, for the full liquidation preference amount, plus accrued and unpaid dividends thereon to the redemption date. In addition, upon a proposal for or the occurrence of a Change in Control Event, as defined in the Certificate of Designations creating the Series 2D Preferred Stock ("Series 2D Certificate of Designations"), the original purchaser (and current holder) of the shares of Series 2D Preferred Stock (the "Initial Holder") has the option to require the Company to redeem all or part of such Initial Holder's shares at a redemption price of $100,000 per share, together with accrued and unpaid dividends. This Certificate of Designations is now included in the Company's Amended and Restated Certificate of Incorporation.

     The Company at any time and at its option may redeem all, but not less than all, of the shares of Series 2D Preferred Stock at a redemption price of $106,250 per share, plus accrued and unpaid dividends thereon to the redemption date.

     If, as of any date the Company elects to redeem the shares of Series 2D Preferred Stock, an Initial Holder owns any Series 2D Warrants, then the holder of such shares may elect to receive, in lieu of the applicable redemption price described above, consideration per share equal to (i) cash in the amount of $106,249.99, and (ii) one share of a new series of preferred stock, par value $0.01 per share (the "Series XD Preferred Stock"), of the Company to be created pursuant to a Certificate of Designations in the form attached as an exhibit to the Series 2D Certificate of Designations (the "Series XD Certificate of Designations"). No dividends will be payable with respect to shares of Series XD Preferred Stock. The liquidation preference for such shares will be $0.01 per share. Holders of shares of Series XD Preferred Stock would be entitled to vote together with holders of the Company's Common Stock on all matters to be voted on by the Company's shareholders. The number of votes entitled to be cast by holders of such shares of Series XD Preferred Stock is determined separately with respect to each holder in accordance with formulae set forth in the Series XD Certificate of Designations. No holder of shares of Series XD Preferred Stock may transfer any such shares unless such shares are transferred to a Purchaser Affiliate, as defined in the Securities Purchase Agreement between the Company and the Initial Holder (the "Securities Purchase Agreement"). The Company must redeem all outstanding shares of Series XD Preferred Stock at a redemption price per share equal to the aggregate liquidation preference of such shares on the first to occur of (i) January 13, 1997 or (ii) the date upon which an Initial Holder does not hold any Series 2D Warrants.

     The Company also has a one-time right to redeem all outstanding shares of Series 2D Preferred Stock, each share in exchange for (i) a subordinated debt security (the "Exchange Note") with an aggregate principal amount of $99,999.99 and a minimum interest rate of 9.75%, in the form attached as an exhibit to the Series 2D Certificate of Designations, bearing interest at a rate that would preserve the after-Federal income tax return on dividends on the Series 2D Preferred Stock, (ii) cash in an amount equal to all accrued and unpaid dividends on the Series 2D Preferred Stock, and (iii) one share of a new series of preferred stock, par value $0.01 per share (the "Series YD Preferred Stock"), of the Company to be created pursuant to a Certificate of Designations in the form attached as an exhibit to the Series 2D Certificate of Designations (the "Series YD Certificate of Designations"). No dividends will be payable with respect to shares of Series YD Preferred Stock. The liquidation preference for such shares will be $0.01 per share. The Company may at any time and at its option redeem all, but not less than all, the shares of Series YD Preferred Stock at a redemption price of $0.01 per share. The Company has mandatory redemption obligations to: (i) redeem all shares of Series YD Preferred Stock outstanding on January 13, 1997 for the full liquidation preference amount, (ii) redeem all or part of the Initial Holder's Series YD Preferred Stock for the liquidation preference amount if the Initial Holder exercises its redemption opinion upon the proposal or occurrence of a Change in Control Event, (iii) concurrently redeem all outstanding Exchange Notes when Series YD Preferred Stock is redeemed, and (iv) redeem and purchase outstanding shares of Series YD Preferred Stock pursuant to the Securities Purchase Agreement. If the holder of such redeemed Series YD Preferred Stock is an Initial Holder and also holds any outstanding Series 2D Warrants, then such holder shall receive, for each share of Series YD Preferred Stock redeemed, a share of Series XD Preferred Stock. Shares of Series XD Preferred Stock may not be transferred separately from their corresponding Exchange Notes.

     The Initial Holder of the Series 2D Preferred Stock has the right, subject to a 180-day cure period, to require the Company to redeem all shares of Series 2D Preferred Stock (or shares of Series YD Preferred Stock and associated Exchange Notes, as the case may be) held by it under certain circumstances. This right is exercisable in the event the Company notifies such affiliates that the DOD, the DOE or the President of the United States has made a final determination on the grounds of national security that the Company, by reason of the ownership of such Company securities by the Initial Holder, should forfeit a security clearance on a material facility or a material government contract, and, in the reasonable judgment of the Company's Board of Directors, such forfeiture will have a material adverse effect on the Company. This right is not exercisable, however, if the parent organization of the Initial Holder acquires more than 20% of the voting power of the Company.

     Voting. The number of votes entitled to be cast by any holder of Series 2D Preferred Stock is equal to the total number of shares of Series 2D Preferred Stock owned by such holder divided by the total number of outstanding shares of Series 2D Preferred Stock times the total number of shares of Common Stock (not to exceed 2,380,952, subject to certain adjustments) for which Series 2D Warrants are outstanding and unexercised. After such time as there are outstanding Series 2D Warrants exercisable for 2,380,952 or fewer shares of Common Stock, the voting power of the Series 2D Preferred Stock is reduced as Series 2D Warrants are exercised. Thus, the Series 2D Preferred Stock has voting power similar to that of the Common Stock.

     In general, holders of shares of Series 2D Preferred Stock vote together with the holders of Common Stock and are not entitled to vote as a separate class. However, the affirmative vote of the holders of a majority of the shares of Series 2D Preferred Stock, voting as a class with the holders of other series of preferred stock or as a separate class, in accordance with Delaware law, would be required for the approval of any proposed amendment of the Amended and Restated Certificate of Incorporation that would change the par value of the Series 2D Preferred Stock or alter or change the powers, preferences, or special rights of the Series 2D Preferred Stock so as to affect such holders adversely. Such a class vote is also required with respect to any proposed merger or similar transaction involving an amendment of the Company's Amended and Restated Certificate of Incorporation if the amendment would materially and adversely affect the powers, preferences, or special rights of the Series 2D Preferred Stock. Moreover, without the affirmative vote of at least 66 2/3% of the aggregate voting power of shares of Series 2D Preferred Stock outstanding, the Company may not (i) authorize or issue preferred stock senior to the Series 2D Preferred Stock or (ii) authorize or issue equity securities with a mandatory redemption date earlier than January 13, 1997.

     As discussed below (see "Provisions Affecting Changes of Control and Extraordinary Transactions"), until January 13, 1997 (when the Series 2D Preferred Stock is required to be redeemed), the Initial Holder has the right to designate one nominee for election as a director of the Company.

     Rights Upon Dividend Default. In the event the Company is in arrears with respect to any dividend payable on the Series 2D Preferred Stock for a period in excess of 100 days or fails to make a mandatory redemption, the holders of Series 2D Preferred Stock will have the exclusive right to elect two additional directors. In addition, until such an arrearage or failure to make a mandatory redemption is cured, if 33% or more of the then-outstanding Series 2D Preferred Stock (or securities issued in exchange therefor) is held by an Initial Holder, the Company becomes subject to certain restrictive covenants. Such covenants would prohibit the Company from, among other things: disposing of assets for consideration of more than $1 million in a single transaction; entering into mergers; making acquisitions; guaranteeing any obligation in excess of $1 million; or incurring indebtedness other than as permitted pursuant to the Indenture governing the Notes without the consent of such Initial Holder. Further, under such circumstances, the Initial Holder is relieved from the limitations described below on its right to acquire additional voting securities of the Company, to subject Series 2D Preferred Stock to a voting trust, or to solicit proxies in opposition to the Company's Board of Directors. See "Provisions Affecting Changes of Control and Extraordinary Transactions". The Company paid the August 31, 1995, regular quarterly dividend on the Series 2D Preferred Stock on October 27, 1995. The Company will not be able to pay the November 30, 1995, regular quarterly dividend on the Series 2D Preferred Stock unless it signs a supplement to the Indenture. See "Description of the Indenture--Certain Covenants--Limitations on Restricted Payments."

     Transferability. The Series 2D Preferred Stock and Series 2D Warrants were sold in a private placement exempt from registration under the Securities Act. Thus, there is no pubic market for the Series 2D Preferred Stock (or the Series XD Preferred Stock, Series YD Preferred Stock or Exchange Notes, if any of such securities are issued) or the Series 2D Warrants. Transfers of any such securities are further restricted by the Securities Purchase Agreement, which grants the Company a right of first offer to purchase any such securities prior to any transfers to any person other than an Initial Holder.

     A registration rights agreement provides the holders of Series 2D Warrants and the holders of any shares of Common Stock issued upon exercise of Series 2D Warrants with certain rights to register for resale shares of Common Stock issued upon exercise of the Series 2D Warrants. These registration rights include customary demand and incidental registration rights.

     Other Terms. Except as set forth above, holders of the Series 2D Preferred Stock have no preemptive or other rights to subscribe for additional shares of Company stock.

SERIES 2D WARRANTS

     In January 1992, the Company sold to an affiliate of EXOR America Series 2D Warrants to purchase 2,680,952 shares of Common Stock (subject to adjustment) at an exercise price of $8.40 per share. The Series 2D Warrants expire in July 1997. In January 1994, the Company issued replacement Series 2D Warrants to the affiliate of EXOR America exercisable at $6.90 per share (subject to adjustment). The holder of the Series 2D Warrants is able, in lieu of exercising such warrants, to require the Company to issue to such holder Common Stock with an aggregate market value equal to the difference between the then current market price for the Common Stock and 90% of the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such issuance. In addition, on the expiration date of the Series 2D Warrants, the holder of such warrants will be able, in lieu of exercising the warrants or having Common Stock issued as described in the preceding sentence, to require the Company to pay it cash in the amount of the difference between the then current market price for the Common Stock and the exercise price of the Series 2D Warrants then in effect, multiplied by the number of Series 2D Warrants for which the holder is requiring such payment. In the event that the Company cannot make such cash payment without violating a covenant or covenants contained in the Indenture, its Credit Agreement, or any similar agreement relating to indebtedness for borrowed money of the Company, the Company shall make such payment in Common Stock as described above.

SENIOR SUBORDINATED DEBT WARRANTS

     A total of 600,000 Senior Subordinated Debt Warrants (the "Warrants") were issued by the Company under a warrant agreement (the "Warrant Agreement") dated as of January 11, 1994, between the Company and The Bank of New York, a New York banking corporation, as warrant agent (the "Warrant Agent"). Each Warrant entitles the holder thereof to acquire one share of Common Stock of the Company, subject to adjustment, upon payment of the exercise price of $5.00 (the "Purchase Price"), subject to adjustment as described below. All outstanding Warrants terminate and become void on December 31, 1998 (the "Expiration Date"). The Warrants are subject to the terms contained in the Warrant Agreement; capitalized terms that are not otherwise defined below are used as defined in the Warrant Agreement. The Common Stock issuable upon exercise of the Warrants has been registered with the Commission.

     Non-Surviving Combination. If the Company proposes to enter into a transaction that would constitute a Non-Surviving Combination if consummated, the Company must give written notice thereof to the holders promptly after an agreement is reached with respect to the Non-Surviving Combination but in no event less than 30 days prior to the consummation thereof. As used herein, a "Non-Surviving Combination" means any merger, consolidation, or other business combination by the Company with one or more persons (other than a wholly owned subsidiary of the Company) in which the Company is not the survivor, or a sale of all or substantially all of the assets of the Company to one or more such other persons, if, in connection with any of the foregoing, consideration (other than consideration which includes Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock or rights or options to acquire Common Stock or such other securities) is distributed to holders of Common Stock in exchange for all or substantially all of their equity interest in the Company.

     In a Non-Surviving Combination, the surviving entity (the "Survivor") will be obligated to distribute or pay to each holder of Warrants, upon payment of the Purchase Price prior to the Expiration Date, the number of shares of stock or other securities or other property (including any cash) of the Survivor that would have been distributable or payable on account of the Common Stock if such holder's Warrants had been exercised immediately prior to such Non-Surviving Combination (or, if applicable, the record date therefor). Following the consummation of a Non-Surviving Combination, the Warrants will represent only the right to receive such shares of stock or other property from the Survivor upon payment of the Purchase Price prior to the Expiration Date. No transaction is presently in progress or under negotiation that would constitute a Non-Surviving Combination.

     Adjustment. The number of shares of Common Stock issuable upon the exercise of each Warrant and the Purchase Price are subject to adjustment in certain events, including (a) a dividend or distribution on the Company's Common Stock in shares of its Common Stock or a combination, subdivision, reorganization, or reclassification of Common Stock, (b) the issuance of shares of Common Stock for a consideration per share less than the market price per share at the time of issuance, (c) the issuance of rights, warrants, or options for the purchase of Common Stock or for the purchase of securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such right, warrant, or option plus any consideration to be received upon the exercise thereof and including, in the case of a right, warrant, or option to purchase a convertible or exchangeable security, any consideration to be received upon the eventual conversion or exchange of such security for Common Stock) per share of Common Stock received or receivable by the Company is less than the market price per share at the time of issuance of such right, warrant, or option, (d) the issuance of any securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such convertible or exchangeable security and the consideration to be received upon the conversion or exchange thereof) per share of Common Stock received or receivable by the Company is less than the market price per share of Common Stock on the date of issuance of such convertible or exchangeable security, and (e) a dividend or distribution on the Company's Common Stock of cash, evidences of its indebtedness, other securities, or other properties or assets other than any cash dividend which, when aggregated with all other cash dividends paid in the year prior to the declaration of such cash dividend, does not exceed 10% of the market price per share of Common Stock on the date of such declaration. If the terms of any of the Company's outstanding rights, warrants, or options for the purchase of Common Stock or securities convertible into or exchangeable for Common Stock change, in each case where the issuance thereof caused an adjustment in the terms of the Warrants (including by way of expiration of such securities but excluding by way of antidilution provisions thereof triggering an adjustment of the terms thereof upon the occurrence of an event that would cause an adjustment of the terms of the Warrant), then the Purchase Price and the number of shares of Common Stock issuable upon the exercise of each Warrant shall be readjusted to take account of such change. Notwithstanding the foregoing, no adjustment in the Purchase Price or the number of shares of Common Stock issuable upon exercise of Warrants will be required (i) until cumulative adjustments would result in an adjustment of at least one percent in the Purchase Price, (ii) for the granting, in a transaction which would otherwise trigger an adjustment, of any rights, warrants, or options or the issuance of any Common Stock to officers, directors, or employees of, or consultants or advisors to, the Company where such issuances are registered with the Commission on Form S-8 and do not, in the aggregate exceed five percent of the number of shares of Common Stock outstanding (assuming the exercise of the options so granted and all rights, warrants, options, and convertible securities then outstanding), or (iii) the issuance of Common Stock pursuant to any dividend reinvestment plan where the purchase price of Common Stock thereunder is no less than 95% of the market price on the date of issuance.

SHAREHOLDER RIGHTS PLAN

     On January 13, 1992, the Board of Directors of the Company declared a dividend distribution to shareholders of record at the close of business on January 31, 1992 (the "Record Date") of one Right for each outstanding share of Common Stock.

     Each Right entitles the registered holder of Common Stock to purchase from the Company a unit consisting of one one hundredth of a share (a "Preferred Stock Unit") of Series 4 Junior Preferred Stock ("Series 4 Preferred Stock"), at a purchase price of $50.00 per Preferred Stock Unit ("Purchase Price"), subject to adjustment. The Rights also are subject to antidilution adjustments. The description of the Rights is set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent.

     A Distribution Date (the "Distribution Date") for the Rights will occur upon the earlier of (i) 10 business days following a "Stock Acquisition Date," which is the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (such person or group referred to herein as an "Acquiring Person") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group becoming an Acquiring Person. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 13, 2002, unless earlier redeemed by the Company as described below.

     The Rights Agreement provides, among other things, that the Initial Holder on the date of the Rights Agreement of the Series 2D Preferred Stock cannot be deemed an Acquiring Person.

     Until the Distribution Date (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such certificates and (ii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     In the event that, at any time following the Distribution Date, a person becomes an Acquiring Person, then each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, (x) upon exercise and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right or (y) at the discretion of the Board of Directors, upon exercise and without payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to the Purchase Price of the Right. For example, at a Purchase Price of $50.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following the event set forth above would entitle its holder to purchase $100 worth of Common Stock (or other consideration, as noted above) for $50.00. Assuming that the Common Stock has a per share value of $10.00 at such time, the holder of each Right would be entitled to purchase 10 shares of Common Stock for a total aggregate purchase price of $50.00. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger with any Person (as defined in the Rights Agreement) and its Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights held by an Acquiring Person or which previously have been exercised as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring Company having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

     As noted above, following the occurrence of any of the events described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     The Purchase Price payable, and the number of Preferred Stock Units or other securities or property issuable upon exercise of the Rights, are subject to amendment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 4 Preferred Stock, (ii) if holders of the Series 4 Preferred Stock are granted certain rights or warrants to subscribe for Series 4 Preferred Stock or convertible securities at less than the current market price of the Series 4 Preferred Stock, or (iii) upon the distribution to holders of the Series 4 Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Common Stock issuable upon exercise of the Rights following the occurrence of a Triggering Event, the Company may, under certain circumstances, reduce the Purchase Price. No fractional Preferred Stock Units will be issued and, in lieu thereof, an adjustment in cash will be made.

     In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors), at any time until 10 business days following the Stock Acquisition Date. After the redemption period has expired, the Company's right of redemption may be reinstated if an, Acquiring Person reduces its beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, and without any notice to the holder of such Rights prior to such redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights (except with respect to increasing the Purchase Price under certain circumstances described in the Rights Agreement), any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement. However, no amendment to adjust the time period governing redemption shall be made when the Rights are not redeemable.

     One Right will be distributed to shareholders of the Company for each share of Common Stock owned of record by them at the close of business on the Record Date. Until the Distribution Date, the Company will issue a Right with each share of Common Stock so that all shares of Common Stock will have attached Rights.

     The Rights may be deemed to have certain anti-takeover effects. The Rights generally may cause substantial dilution to a person or group that attempts to acquire the Company under circumstances not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the tenth business day following the Stock Acquisition Date or (ii) January 13, 2002, redeem all but not less than all of the then outstanding Rights at $0.01 per Right.

PROVISIONS AFFECTING CHANGES OF CONTROL AND EXTRAORDINARY TRANSACTIONS

     In addition to the Shareholder Rights Plan, certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws and other agreements could have the effect of delaying, deferring, or preventing a change in control of the Company or other extraordinary corporate transaction.

     The Company's Amended and Restated Certificate of Incorporation and By-laws provide for classification of the Board of Directors into three classes, as nearly equal in number as possible, with one class of directors being elected each year for three-year terms. Under Delaware law, members of a classified board may be removed only for cause. Thus, at least two years would be required to effect a change of control in the Board of Directors, unless a shareholder had sufficient voting power to amend or repeal the Amended and Restated Certificate of Incorporation and By-law provisions relating to classification of the Board of Directors.

     In addition, the Amended and Restated Certificate of Incorporation imposes supermajority voting requirements for certain corporate transactions that apply if a majority of the Board of Directors has not served in such positions for at least 12 months. Under those circumstances, the approval of two-thirds of the voting power of the Company's capital stock would be required in order for the Company to (i) merge with or consolidate into any other entity, other than a subsidiary of the Company, (ii) sell, lease or assign all or substantially all of the assets or properties of the Company, or (iii) amend the voting provisions of the Amended and Restated Certificate of Incorporation. Other Amended and Restated Certificate of Incorporation provisions of the type referred to above include (i) the denial of the right of holders of Common Stock to take action by written consent in lieu of at a shareholders' meeting and (ii) the ability of the Board of Directors to determine the rights and preferences (including voting rights) of the Company's authorized but unissued preferred stock, and then to issue such stock. Such By-law provisions include those that (i) require advance nomination of directors, (ii) require advance notice of business to be conducted at shareholders' meetings, and (iii) provide that shareholders owning at least 50% of the voting power of the capital stock are required to call a special meeting of shareholders.

     With the exception of the provision that authorizes the Board of Directors to fix the terms of and issue authorized but unissued shares of preferred stock, the approval of the holders of at least two-thirds of the voting power of the Company's capital stock is required to amend, alter, or repeal, or to adopt provisions inconsistent with, the Amended and Restated Certificate of Incorporation and By-law provisions described above, regardless of whether a majority of the members of the Board of Directors has served in such positions for more than 12 months at the time of such action.

     The voting and certain other rights of the holders of the Company's Series 2D Preferred Stock may also have the effect of delaying, deferring or preventing a change of control of the Company. As described in the preceding sections, the terms of the Series 2D Preferred Stock permit the holders of such stock to require redemption of the stock upon a "Change of Control Event" as defined therein (in general, (i) the acquisition of 40% or more of the voting power of the Company by an unrelated third party, (ii) a change in the composition of a majority of the Company's directors over a two-year period or (iii) shareholder approval of (A) a transaction or series of transactions consummated within nine months which results in the shareholders of the Company prior to such transaction(s) owning less than 55% of the voting power of the Company, (B) liquidation of the Company, or (C) sale or disposition of all or substantially all of the Company's assets). See "Series 2D Preferred Stock".

     The agreements relating to the Series 2D Preferred Stock provide that, until December 20, 1995, the Initial Holder will not, without the consent of a majority of the Company's directors not designated by the purchaser, (i) acquire any voting securities of the Company if, after such acquisition, it would directly or indirectly own or control more than 40% of the voting power of the Company, (ii) subject the Series 2D Preferred Stock to a voting trust, or (iii) solicit proxies in opposition to any recommendation of the Company's Board of Directors. Until January 13, 1997, subject to adjustment, so long as the purchaser of the Series 2D Preferred Stock (and its affiliates) owns 80% of such stock (including securities issuable in exchange for such stock) or 80% of the Series 2D Warrants or the Common Stock issued upon exercise of the Series 2D Warrants, such purchaser (and its affiliates) shall be entitled to designate a nominee for director to serve on the Company's Board of Directors.

     In addition, warrants issued by the Company in 1989 to purchase 275,088 shares of Common Stock, subject to antidilution adjustment (the "Subordinated Debt Warrants") and the Series 2D Warrants (which are exercisable for 2,680,952 shares of Common Stock, subject to adjustment) provide that, if the Company is a party to a merger or other extraordinary corporate transaction in which the Company's outstanding Common Stock is exchanged for securities or other consideration (including cash), the holders thereof shall have the right to elect, within 60 days after notice, to receive, at the holder's election, (i) the consideration which the warrantholder would have received had the warrants been exercised immediately prior to the transaction or (ii) the number of shares of the acquiring party's voting stock (with the highest voting power per share in the case of the Series 2D Warrants) determined by reference to a formula that gives effect to the fair market value of the consideration paid for the Company's Common Stock in the transaction. If such a transaction constitutes a Change of Control Event (as described above), each of the holders of the Subordinated Debt Warrants and Series 2D Warrants also have the right to exercise the warrants they hold within the 60-day notice period referred to above and receive cash in an amount equal to the fair market value of the highest per share consideration paid in connection with the transaction, computed as if the warrants had been exercised immediately prior to consummation of the transaction.

DELAWARE TAKEOVER STATUTE

     Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its stockholders. The Delaware Takeover Statute provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Delaware Takeover Statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

                         DESCRIPTION OF THE INDENTURE

     The $125,000,000 of 12% Senior Subordinated Notes due 2003 (the "Notes") were issued pursuant to an Indenture dated as of January 11, 1994, as supplemented (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Notes. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

     General. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company. The Notes bear interest at 12% per annum, payable on June 30 and

December 31 of each year, to holders of record at the close of business on June 15 or December 15, as the case may be, immediately preceding the relevant interest payment date. The Notes mature on December 31, 2003. The Trustee is the Paying Agent and the Registrar under the Indenture.

     Ranking. The Indebtedness represented by the Notes is subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including without limitation all obligations of the Company under the Credit Agreement (discussed on pages 74-76 of this Prospectus), and is senior in right of payment to all indebtedness of the Company that by its terms is expressly subordinated in right of payment to the Notes. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be Senior Indebtedness. See "Certain Covenants-Limitations on Additional Indebtedness."

     The Company is a holding company which derives substantially all of its income from its Subsidiaries. The Company must rely on dividends or other intercompany transfers from its Subsidiaries to generate the funds necessary to meet its debt service and other obligations, including payment of principal of and interest on the Notes. The ability of its Subsidiaries to pay such dividends or other intercompany transfers is subject to applicable state laws. Claims of creditors of its Subsidiaries, including trade creditors, secured creditors, and creditors holding guarantees of its Subsidiaries, and claims of holders of preferred stock of its Subsidiaries, generally will have priority as to the assets of its Subsidiaries over the equity interests of the Company and the holders of Indebtedness of the Company. See "Description of Credit Facility."
If any Senior Indebtedness is disallowed, avoided, or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Law or any applicable state fraudulent conveyance law, such Indebtedness nevertheless constitutes Senior Indebtedness for purposes of the Indenture.

     Only Indebtedness of the Company that is Senior Indebtedness ranks senior to the Notes in accordance with the provisions of the Indenture. The Company has agreed in the Indenture that it will not issue, assume, guarantee, incur, or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the Notes. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

     The Company may not pay the principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "Discharge of Indenture" and may not repurchase, redeem, defease, or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior
Indebtedness (other than Non-Recourse Indebtedness) is not paid when due or (ii) any other default on Senior Indebtedness (other than Non-Recourse Indebtedness) occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Indebtedness (other than Non-Recourse Indebtedness) pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the holders of such Senior Indebtedness, the Agent under the Credit Agreement or the trustee for the holders of any other Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Notice") and ending 179 days thereafter
(or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the person or persons who gave such Payment Notice, (ii) by repayment in full of such Senior Indebtedness, or (iii) because the default giving rise to such Payment Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Senior Indebtedness, the Agent under the Credit Agreement or the trustee for the holders of any other Senior Indebtedness have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period expires. Not more than one Payment Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. No default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the holders of such Senior Indebtedness, the Agent under the Credit Agreement or the trustee for the holders of any other Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (whether voluntary or involuntary), or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company, the holders of Senior Indebtedness are entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness, the Agent under the Credit Agreement and the trustee for the holders of any other Senior Indebtedness of the acceleration. If the Trustee provides such notice, the Trustee also will notify the Company of the acceleration.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, Holders of the Notes may recover less, ratably, than other creditors of the Company.

     Optional Redemption of the Notes. The Notes may not be redeemed prior to December 31, 1998, but will be redeemable at the option of the Company, in whole or in part, at any time on or after December 31, 1998, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period beginning December 31:

                                                Optional
                             Year            Redemption Price
                             ----            ----------------

                             1998                108.0%
                             1999                 106.4
                             2000                 104.8
                             2001                 103.2
                             2002                 101.6


     If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

     Sinking Fund.  There is no mandatory sinking fund for the Notes.

     Mandatory Offers to Purchase the Notes. The Indenture requires the Company to offer to purchase all of the outstanding Notes upon the occurrence of a Change of Control and to offer to purchase a portion of the outstanding Notes under certain other circumstances. See "Change of Control" and "Certain Covenants-Limitations on Asset Sales."

     Change of Control. Upon the occurrence of a Change of Control, the Company will offer (a "Change of Control Offer") to purchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of purchase.

     Within 30 days after any Change of Control, the Company, or the Trustee at the Company's request, will mail or cause to be mailed to all Holders on the date of the Change of

Control a notice stating: (i) that a Change of Control has occurred and that the Holders have the right to require the Company to purchase any or all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow, and capitalization after giving effect to such Change of Control); (iii) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Indenture, that Holders must follow in order to have their Notes purchased. Any Change of Control Offer will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder. The Change of Control purchase feature of the Notes in certain circumstances may make it more difficult or may discourage a sale or takeover of the Company.

     Clause (i) of the definition of Change of Control includes the sale, lease, conveyance, or other disposition of all or "substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a transfer or lease of the Company's assets to another person may be uncertain.

     There can be no assurance that, at the time of a Change of Control, the Company will have sufficient cash to repay all amounts due under the Notes. If a Change of Control should occur, the rights of the Holders of the Notes to receive payment for their Notes upon a Change of Control Offer would be subject to the prior rights of holders of any Senior Indebtedness. See "Ranking."

CERTAIN COVENANTS

     Limitations on Additional Indebtedness. The Indenture provides that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation Acquired Indebtedness), other than
(a) Junior Subordinated Indebtedness incurred by the Company in compliance with the covenant described in the second sentence of this paragraph or (b) Indebtedness between the Company and its Wholly Owned Restricted Subsidiaries (provided that such Indebtedness of the Company to any Wholly Owned Restricted Subsidiary is expressly subordinated in right of payment to the Notes) or among such Wholly Owned Restricted Subsidiaries (provided, however, that any subsequent issue or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any transfer of such Indebtedness (other than to a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company) and (ii) the Company will not permit any of its Restricted Subsidiaries to issue (except to the Company or any of its Wholly Owned Restricted Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends, unless, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least:

     (1) 2.00 to 1, if such date is on or prior to February 29, 1996;

     (2) 2.25 to l, if such date is after February 29, 1996 and on or prior to February 28, 1998; and

     (3) 2.50 to 1, if such date is after February 28, 1998,

in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness or the issuance of such Capital Stock, as the case may be, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Fixed Charge Coverage Ratio. The Indenture also provides that the Company will not directly or indirectly incur any Junior Subordinated Indebtedness unless, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 1.50 to 1, in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Fixed Charge Coverage Ratio.

     Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries may: (i) incur Indebtedness under the Credit Agreement in an amount not to exceed $60 million; (ii) incur Indebtedness not otherwise permitted by any other provision hereof, so long as the aggregate principal amount of Indebtedness incurred under this clause (ii) does not exceed 7.5% of the Consolidated Tangible Assets of the Company; and (iii) incur Refinancing Indebtedness. In addition, notwithstanding the immediately preceding paragraph:
(A) Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries may incur Indebtedness to the Company or any of its Wholly Owned Restricted Subsidiaries in the amounts and subject to the restrictions described in clause (iii) of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock"; and (B) Single Purpose Subsidiaries of the Company may incur Non-Recourse Indebtedness to the extent permitted by clause (iv) of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock."

     Notwithstanding the two preceding paragraphs, the Company may not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Junior Subordinated Indebtedness. In addition, the Company may not incur any secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

     Limitations on Subsidiary Debt and Preferred Stock. The Indenture provides that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (which, with respect to any Restricted Subsidiary, includes without limitation preferred stock of such Restricted Subsidiary) except: (i) guarantees by any Restricted Subsidiary of the payment of the principal of, premium, if any, and interest on the Indebtedness incurred pursuant to the Credit Agreement and in compliance with clause (i) of the second paragraph of the covenant described under "Limitations on Additional Indebtedness" and with the covenant described under "Limitations on Guarantees"; (ii) Indebtedness issued to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company (provided, however, that any subsequent issue or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any transfer of such Indebtedness (other than to a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by such Restricted Subsidiary);
(iii) Indebtedness to the Company or any of its Wholly Owned Restricted Subsidiaries incurred by Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries that are engaged in Permitted Businesses in an aggregate amount (together with all Designated Investments made in Subsidiaries that are not Wholly Owned Restricted Subsidiaries in compliance with the provisions of clause (E) of the second paragraph of the covenant described under "Limitations on Restricted Payments") not to exceed 5% of Consolidated Tangible Assets; and
(iv) Non-Recourse Indebtedness incurred by a Single Purpose Subsidiary.

     Limitations on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment: (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) the Company would be unable to incur an additional $1.00 of Senior Indebtedness under the covenant described in the first sentence of the first paragraph under "Limitations on Additional Indebtedness;" or (iii) the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments (other than those made pursuant to the provisions of clauses (A), (C), (D), (E) or (G) of the immediately following paragraph) made after the date of the Indenture, exceeds the sum of: (a) 50% of the Company's Consolidated Net Income accrued during the period since August 31, 1993 (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus (b) the aggregate amount of Net Reductions in Investments attributable to Designated Investments made by the Company or any Subsidiary subsequent to the date of the Indenture; provided, however, that (1) the Net Reductions in Investments attributable to any Designated Investment for purposes of this calculation shall not exceed the amount of such Designated Investment, (2) to the extent that cash or Cash Equivalents included in any Net Reductions in Investments pursuant to the definition thereof have been or will be included in the computation of Consolidated Net Income for purposes of determining the ability of the Company or any of its Restricted Subsidiaries to make Restricted Payments under clause (iii)(a) of this paragraph, such cash or Cash Equivalents shall not also be included in computing Net Reductions in Investments for purposes of this clause (iii)(b), and (3) the Company is not be permitted to make any Restricted Payment described in clause (i) or (ii) of the definition of Restricted Payment from any Net Reductions in Investments.

     Notwithstanding the foregoing, the provisions of clauses (ii) and (iii) of the immediately preceding paragraph will not prevent: (A) the Company or any Wholly Owned Restricted Subsidiary from making Investments in Subsidiaries, in an aggregate amount not to exceed $4 million, pursuant to contractual obligations in existence on the date of the Indenture or directly related to projects in existence on the date of the Indenture; (B) the Company from paying any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration without violation of this covenant; (C) the Company from purchasing or redeeming and retiring any shares of Capital Stock of the Company, and paying accrued and unpaid dividends on such shares at the time of such repurchase or redemption, in exchange for, or out of the net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan) of, shares of Qualified Capital Stock of the Company; (D) the Company or any Subsidiary from making (1) Investments pursuant to the provisions of employee benefit plans of the Company or any of its Subsidiaries in an aggregate amount not to exceed $500,000 in a fiscal year, or (2) making loans to officers of the Company in connection with any relocation of residence, approved by a majority of the independent members of the Board of Directors of the Company, provided that the aggregate amount of Investments and loans under this clause (D) shall not exceed $1 million in any fiscal year; (E) the Company or any Wholly Owned Restricted Subsidiary from making Designated Investments (1) in Subsidiaries that are not Wholly Owned Restricted Subsidiaries in an aggregate amount (together with Indebtedness incurred by or on behalf of Subsidiaries that are not Wholly Owned Restricted Subsidiaries in compliance with the provisions of clause (iii) of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock") not to exceed 5% of Consolidated Tangible Assets or (2) in Joint Ventures in an aggregate amount not to exceed 5% of Consolidated Tangible Assets, provided that: (1) the Person in whom the Investment is made is engaged only in Permitted Businesses; (2) the Company, directly or through Wholly Owned Restricted Subsidiaries of the Company, controls, under an operating and management agreement or otherwise, the day to day management and operation of such Person or otherwise has the right to exercise significant influence over the management and operation of such Person in all material respects (including without limitation the right to control or veto any material act or decision); and (3) after giving effect to such Investment, the aggregate amount of Indebtedness and Investments made by the Company and its Subsidiaries in such Person does not exceed $5 million; (F) the Company or any Wholly Owned Restricted Subsidiary from making Designated Investments in Subsidiaries that are not Wholly Owned Restricted Subsidiaries or in Joint Ventures; provided that such Designated Investments are made solely from (i) the net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or an employee stock ownership plan) of shares of Qualified Capital Stock of the Company, (ii) 50% of the Company's Consolidated Net Income accrued during the period since August 31, 1993, or (iii) the aggregate amount of Net Reductions in Investments (not to exceed the aggregate amount of such Designated Investments) made by the Company or any Subsidiary subsequent to the date of the Indenture; (G) the Company from redeeming for cash all (but not less than all) of the outstanding shares of the Company's Series 2D Preferred Stock; provided, however, that such redemption shall not be at a price in excess of the redemption price set forth in Section
17.01 of the Company's Amended and Restated Certificate of Incorporation in effect as of the date of the Indenture; or (H) the Company from making (1) the final redemption payment, in an amount not to exceed $799,400, on the 700,000 outstanding shares of ICF Kaiser Engineers Group, Inc. Series l Redeemable Preferred Stock on September 30, 1994 or from paying on such date accumulated dividends on such shares in an amount not to exceed $47,950 or (2) payments of up to seven regularly quarterly dividends, each such quarterly dividend payment not to exceed $487,500 in the aggregate or $2,437.50 per share on the outstanding shares of the Company's Series 2D Preferred Stock.

     Limitations on Restrictions on Distributions from Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for (i) Payment Restrictions covering not more than $1 million in the aggregate of retained earnings of ICF Kaiser Servicios Ambientales, S.A. de C.V., (ii) any such Payment Restriction contained in Existing Indebtedness or existing contracts to which the Company or any of its Restricted Subsidiaries are parties, (iii) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such Payment Restriction only applies to assets that were subject to such restrictions and encumbrances prior to the acquisition of such assets by the Company or its Restricted Subsidiaries, and (iv) any such Payment Restriction arising in connection with Refinancing Indebtedness; provided that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced.

     Limitations on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer, or otherwise dispose of any of its properties or assets to or for the benefit of, or make any Investment in, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), other than Affiliate Transactions in the ordinary course of business and consistent with past practice that are fair to the Company or such Restricted Subsidiary, as the case may be, and are on terms at least as favorable as would have been obtainable at such time from an unaffiliated party, unless the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, pursuant to a Board Resolution reasonably and in good faith determines that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party. In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Affiliate Transaction or series of Affiliate Transactions involving or having a value of more than (i) $1 million unless a majority of the members of the Board of Directors of the Company who are not affiliated with any other party to such Affiliate Transaction reasonably and in good faith shall have determined that such Affiliate Transaction or series of Affiliate Transactions is fair to the Company or such Restricted Subsidiary, as the case may be, and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party, and (ii) $5 million unless the Company or such Restricted Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor to the effect that the financial terms of such Affiliate Transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     The provisions of the foregoing paragraph shall not apply to: (i) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among any of the Company's Wholly Owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture; (ii) arms-length transactions between the Company or any of its Wholly Owned Restricted Subsidiaries and the other owners of any Subsidiary or Joint Venture described in the last sentence of the definition of Affiliate; and (iii) reasonable compensation, indemnification, and other benefits paid or made available to officers, directors and employees of the Company or any Subsidiary for services rendered in such Person's capacity as an officer, director or employee.

     Limitations on Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless: (i) the Company or its Restricted Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock included in such Asset Sale; (ii) the aggregate fair market value of the consideration from such Asset Sale (other than consideration in the form of assumption of Indebtedness of the Company or one or more of its Restricted Subsidiaries from which the Company or such Restricted Subsidiaries, as the case may be, are released) that is not in the form of cash or Cash Equivalents shall not, when aggregated with the fair market value of all other non-cash or non-Cash Equivalent consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that have not yet been converted into cash or Cash Equivalents, exceed 5% of Consolidated Tangible Assets of the Company at the time of such Asset Sale; and (iii) if the aggregate fair market value of the assets or Capital Stock to be sold in such Asset Sale exceeds $3 million, such Asset Sale has been approved by the Company's Board of Directors.

     Within six months after consummation of any such Asset Sale, the Company shall, or shall cause the applicable Restricted Subsidiary to: (i) reinvest the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale in a manner that would constitute a Related Business Investment; (ii) apply or cause to be applied the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale to repay outstanding Senior Indebtedness of the Company or any Restricted Subsidiary, provided, however, that any such repayment of Indebtedness under any revolving credit facility or similar agreement shall result in a permanent reduction in the lending commitment relating thereto in an amount equal to the principal amount so repaid; or (iii) apply or cause to be applied the cash and Cash Equivalent portion of the Net Proceeds of such Asset Sale that is neither reinvested as provided in clause (i) nor applied to the repayment of Senior Indebtedness as provided in clause (ii) to the purchase of Notes tendered to the Company at a purchase price equal to 100% of the principal thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by the Company as set forth below (an "Asset Sale Offer" ); provided, however, that the Company may defer the Asset Sale Offer until the amount subject thereto would be at least $5 million.

     Notwithstanding the foregoing provisions: (i) to the extent that any or all of the Net Proceeds of any Foreign Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in the manner set forth in this covenant but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary promptly to take all actions required by the applicable local law to permit such repatriation) and, once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds will be applied in the manner set forth in this covenant; and (ii) to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Asset Sale would have a material adverse tax consequence, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary for so long as such material adverse tax event would continue.

     Restrictions on Sale of Stock of Subsidiaries. The Indenture provides that the Company may not sell or otherwise dispose of any of the Capital Stock of any Restricted Subsidiary of the Company unless: (i) (a)(x) the Company shall retain ownership of more than 50% of the Common Equity of such Restricted Subsidiary or
(y) all of the Capital Stock of such Restricted Subsidiary shall be sold or otherwise disposed of; and (b) the Net Proceeds from any such sale or disposition are applied in a manner consistent with the provisions described under "Limitations on Asset Sales"; or (ii) the Company elects to treat the amount of its remaining investment in any such Restricted Subsidiary that has become a Joint Venture as a result of such sale or disposition as an Investment in such Joint Venture subject to the provisions described under "Limitations on Restricted Payments."

     Limitations on Mergers and Certain Other Transactions. The Indenture provides that the Company, in a single transaction or a series of related transactions, will not (i) consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the Notes or the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, one Person to which assets are transferred) (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and the Indenture; (b) immediately prior to and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Tangible Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (2) the Company or the Successor, as the case may be, could incur at least $1.00 of additional

Senior Indebtedness under the covenant described under "Limitations on Additional Indebtedness." In addition, the Indenture provides that the Company will not permit any Single Purpose Subsidiary that has outstanding Indebtedness to consolidate or merge with any other Person other than a Person the activities of which are limited to ownership of a portion of the same project in which the referent Single Purpose Subsidiary owns an interest. The foregoing provisions of the Indenture do not prohibit a transaction the sole purpose of which (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) is to change the state of incorporation of the Company or a Single Purpose Subsidiary, as the case may be, and such transaction does not have as one of its purposes the evasion of the limitations described above.

     Limitations on Guarantees. The Indenture provides that the Company will not permit any of its Restricted Subsidiaries to guarantee any Indebtedness (other than (i) guarantees permitted under the provisions of clause (i) of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock" and (ii) guarantees delivered pursuant to the Credit Agreement by Subsidiaries of the Company who have delivered similar guarantees prior to the date of the Indenture) unless the Company causes each such Subsidiary to execute and deliver to the Trustee, prior to or concurrently with the issuance of such guarantee, a supplemental indenture, in form satisfactory to the Trustee, pursuant to which such Subsidiary unconditionally guarantees the payment of principal of, premium, if any, and interest on the Notes. Any such guarantee shall be subordinated in right of payment to the guarantee by such Subsidiary pursuant to the Bank Credit Agreement. One such Subsidiary became a guarantor under the Indenture in September 1995.

EVENTS OF DEFAULT

     "Events of Default" are defined in the Indenture as: (i) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking"; (ii) failure by the Company to pay the principal or premium of any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise (including failure to make payment pursuant to a Change in Control Offer or an Asset Sale Offer), whether or not such payment is prohibited by the provisions described under "Ranking"; (iii) failure by the Company to comply with any covenant in the Indenture and continuance of such failure for 60 days after notice of such failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding; (iv) failure by the Company or any of its Subsidiaries to make any payment when due or during any applicable grace period, and the continuation of such failure for seven days, in respect of any Indebtedness of the Company or any of its Subsidiaries, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary, that has an aggregate outstanding principal amount of $2 million or more; (v) a default under any Indebtedness, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary, whether such Indebtedness now exists or hereafter shall be created, if (A) such default results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregate $2 million or more at any one time outstanding; (vi) one or more final judgments or orders that exceed $2 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments have not been satisfied, stayed, annulled, or rescinded within 60 days of being entered; and (vii) certain events of bankruptcy, insolvency or reorganization involving the Company or any of its Subsidiaries.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving the Company) shall have occurred and be continuing under the Indenture, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and interest on the outstanding Notes shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding Notes shall become due and payable without any further action or notice. In certain cases, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, and interest on the Notes.

     The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal of, premium, if any, or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

MISCELLANEOUS PROVISIONS

     Discharge of Indenture. The Indenture permits the Company to terminate all of its obligations under the Indenture, other than the obligation to pay the principal of, premium, if any, and interest on the Notes, and certain other obligations at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money, or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the Notes to their maturity or redemption, as the case may be, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain, or loss for Federal income tax purposes as a result of the Company's exercise of such right and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

     Amendment, Supplement, and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes or that resulted from the failure to comply with the covenant described under "Change of Control") with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any Holder.

     Without the consent of each Holder affected, the Company may not: (i) extend the maturity of any Note; (ii) affect the terms of any scheduled payment of interest on or principal of the Notes (including without limitation any redemption provisions); (iii) modify or eliminate any of the provisions of the Indenture relating to a Change of Control; (iv) make any change in the subordination provisions of the Indenture that adversely affects the rights of any Holder; or (v) reduce the percentage of Holders necessary to consent to an amendment, supplement or waiver to the Indenture.

     The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

     Concerning the Trustee. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

                      DESCRIPTION OF THE CREDIT FACILITY

     Effective on January 11, 1994, the Company entered into a revised revolving credit and letter of credit facility (the "Credit Agreement"), with a syndicate of banks (the "Banks"). The agent for the Banks (the "Agent") is Chemical Bank. Capitalized terms used in this description of the Credit Agreement and not defined herein have the meanings assigned to them in the Credit Agreement. The material terms of the Credit Agreement are summarized below:

     Borrowing Availability and Termination Date. Under the Credit Agreement, loans may be made to the Company and letters of credit may be issued at the request of the Company for an aggregate amount of the lesser of (i) $60 million, or (ii) the Borrowing Base (85% of Eligible Billed Accounts Receivable) as reduced by outstanding additional permitted indebtedness. If the Company sells assets other than in the ordinary course of business while the Credit Agreement is in effect, the borrowing availability will be reduced by one-half of the net proceeds from each sale; provided, however, that there will be no reduction for the first $10 million in aggregate net proceeds. The Credit Agreement terminates on October 31, 1996.

     Limitation on Cash Borrowings. As the result of an early 1995 amendment to the Credit Agreement, the Company cannot borrow cash under the Credit Agreement if the Company holds in excess of $15 million in Restricted Cash or $10 million in Unrestricted Cash. Essentially Restricted Cash includes cash held in accounts in foreign countries (usually not repatriated because of adverse tax consequences) and cash held by the Company's captive insurance subsidiary.

     Interest. The Credit Agreement contains Eurodollar and Alternate Base Rate ("ABR") options, with applicable margins depending on the Company's ratio of (i) Consolidated Net Income plus Consolidated Interest Expense and income taxes to (ii) Consolidated Interest Expense.

     Fee. The Company pays certain fees and commissions to the Banks, including a commitment fee of 1/2% per annum on the unused portion of the facility. Outstanding letters of credit bear a fee equal to the Eurodollar applicable margin in effect over the payment period.

     Collateral. Advances under the Credit Agreement are secured on a first priority basis by a pledge of all of the billed and unbilled accounts of the Company and certain of its subsidiaries, as well as certain other tangible and intangible assets of the Company and of its subsidiaries.

     Subsidiary Guarantee.  Certain Subsidiaries of the Company (the
"Subsidiary Guarantors") entered into a joint and several guarantee of the Company's payment obligations under the Credit Agreement. Each of the Subsidiary Guarantors also agreed to a number of covenants in favor of the Agent, including covenants (each with specified exceptions) (i) not to create, incur or permit to exist any Lien on its collateral, (ii) not to sell, transfer, lease or otherwise dispose of any of its collateral, (iii) not to amend, modify, terminate or waive any provision of any agreement giving rise to an Account (as defined in the Credit Agreement) in a manner that could have a materially adverse effect upon the value of the Account as collateral, and (iv) not to grant discounts, compromises or extensions of Accounts except in the ordinary course of business.

     Financial Covenants. The Credit Agreement contains financial covenants that require the Company to maintain certain financial ratios above or below specified limits, including, but not limited, to those described below. The Company and the Banks have not yet agreed on a Credit Agreement amendment to reflect the Company's fiscal year change. The Company covenants that it will not allow the ratios of (i) Adjusted Consolidated Net Income to Consolidated Fixed Charges (the "Fixed Charge Coverage Ratio") and (ii) (x) Consolidated Net Income plus Consolidated Interest Expense and income taxes to (y) Consolidated Interest Expense (the "Interest Coverage Ratio"), computed on a consolidated, rolling four quarters basis to be less than those set forth below:

           Period Ending        Fixed Charge Coverage Ratio        Interest Coverage Ratio
           -------------        ---------------------------        -----------------------

         November 30, 1995               1.10:1.00                         1.60:1.00
         February 28, 1996               1.15:1.00                         1.80:1.00
            Thereafter                   1.20:1.00                         2.00:1.00

     The Company also covenants that it will not allow the ratio of Consolidated Funded Indebtedness to Consolidated Capital Funds Ratio, on a consolidated, quarterly basis to exceed those set forth below:

                        Test Period                              Ratio
                        -----------                              -----

         September 1, 1995 through November 30, 1995            .77:1.0
         December 1, 1995 through February 28, 1995             .76:1.0
                         Thereafter                             .75:1.0

     Under the Credit Agreement, the Company and its subsidiaries agree not to assume, incur or create any debt except for (i) debt incurred in conjunction with the issuance of the Notes, (ii) debt under the Credit Agreement, (iii) up to $10 million in additional debt (to the extent the Company has unused Borrowing Base), and (iv) certain other debt specified in the Credit Agreement.

     Restrictive Covenants. The Credit Agreement contains certain negative covenants and restrictions customary for such a facility, including, without limitation, restrictions on (i) the creation of liens, (ii) mergers and other extraordinary transactions, (iii) transactions with affiliates and (iv) sale of assets. Investments in project-related joint ventures will be limited to $500,000 in any 12-month period, and investments in project finance ventures will be limited to an aggregate of $12.5 million (minus any outstanding financing, including letters of credit, related to Kaiser-Hill). In addition, the Credit Facility limits other acquisitions and investments to an aggregate of $5 million (plus the net cash proceeds from dispositions of acquisitions and investments made after January 11, 1994), with any individual acquisition or investment not to exceed $2 million.

     In addition, with certain exceptions, the Company is not permitted to declare or pay any dividend on its capital stock (other than dividends payable solely in common stock or rights or other equity securities (not including preferred stock) of the Company), or pay for the purchase, redemption, retirement or other acquisition of any shares of any class of the Company's stock, or make any distribution in respect thereof (such declaration, payments and other above-referenced transactions hereinafter referred to as "Restricted Payments"). Permitted Restricted Payments include (i) dividends on capital stock in amounts which, together with certain permitted redemptions of common stock, do not exceed the sum of the aggregate amount received by the Company from the issuance of capital stock after January 11, 1994 and 20% of Consolidated Net Income for the period commencing September 1, 1993, and (ii) certain preferred stock dividends, provided that, after giving effect to such Restricted Payments, no Default or Event of Default will be in existence. The Company's Subsidiaries may make Restricted Payments to the Company at any time.

     Events of Default. The Credit Agreement provides for various events of default, including, among others: (i) the failure to make any payment of principal of, interest on, or any other amount owing in respect of any obligation under the Credit Agreement when due and payable, (ii) the breach of certain of the covenants and restrictive covenants contained in the Credit Agreement; (iii) the failure by the Company or any of its subsidiaries to make a required payment of principal of, interest on, or under a guarantee obligation with respect to, any indebtedness in excess of $1 million (other than indebtedness incurred pursuant to the Credit Agreement); (iv) the failure of the Company to observe or perform any other condition or agreement relating to indebtedness or guarantee obligation in excess of $1 million, where such failure gives the holders the right to accelerate payment thereof; (v) the occurrence of certain events of insolvency or bankruptcy (voluntary or involuntary); (vi) the entering of one or more judgments or decrees against the Company or any of its subsidiaries involving an aggregate liability in excess of $1 million that is not or are not fully paid, covered by insurance, vacated, discharged or stayed pending appeal within 60 days of entry; and (vii) the suspension of the Company or any of its subsidiaries by an agency or branch of the government, but only if aggregate gross revenues no longer accruing to the Company or a subsidiary as a result of the suspended contract shall be at least $10 million. In addition, a Change of Control (as such term is defined in the Indenture governing the Notes) will be an event of default (i) one day before the Indenture requires the Company to purchase the Notes following a Change of Control, or (ii) 89 days after the Change of Control occurs, whichever occurs first.

     Other Provisions. Affirmative covenants of the Company and its Subsidiaries include the obligations to pay their material obligations at or before maturity. The Company also is required to continue, and to cause its subsidiaries to continue, to engage in businesses of the same general type as now conducted.

                                 LEGAL MATTERS

     Matters relating to the legality of the 1,197,033 shares of Common Stock being offered by this Prospectus have been passed upon for the Company by Paul Weeks, II, Esq., Senior Vice President, General Counsel, and Secretary of the Company.

     As of October 31, 1995, Mr. Weeks owned 27,675 shares of Common Stock, of which 6,088 are held by the Company's ESOP and allocated to his ESOP account and 863 of which are held in a directed investment account under the Company's Retirement Plan. As of October 31, 1995, Mr. Weeks had options to purchase 23,667 shares of Common Stock (6,000 of which are exercisable during the 60-day period beginning October 31, 1995).

                                    EXPERTS

     The ICF Kaiser International, Inc. and Subsidiaries consolidated balance sheets as of February 28, 1995 and 1994, and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended February 28, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     INDEX


   Consolidated Financial Statements of ICF Kaiser International, Inc. and
                                 Subsidiaries.

a.  Report of Independent Accountants.......................................F-2
b.  Consolidated Balance Sheets February 28, 1995, February 28, 1994 and
    August 31, 1995 (unaudited).............................................F-3
c.  Consolidated Statements of Operations for the years ended February 28,
    1995, February 28, 1994, and February 28, 1993 and six months ended
    August 31, 1995 (unaudited) and August 31, 1994 (unaudited) ............F-4
d.  Consolidated Statements of Shareholders' Equity for the years ended
    February 28, 1995, February 28, 1994, and February 28, 1993 and six
    months ended August 31, 1995 (unaudited)................................F-5
e.  Consolidated Statements of Cash Flows for the years ended February 28,
    1995, February 28, 1994, and February 28, 1993 and six months ended
    August 31, 1995 (unaudited) and August 31, 1994 (unaudited).............F-6
f.  Notes to Consolidated Financial Statements .............................F-7

--------------------------------------------------------------------------------

                                                                        Page F-1

                        Report of Independent Accounts


To the Board of Directors and Shareholders
ICF Kaiser International, Inc.

We have audited the consolidated balance sheets of ICF Kaiser International, Inc. and subsidiaries as of February 28, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended February 28, 1995. We have also audited the financial statement schedule listed in Item 16 of this Form S-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ICF Kaiser International, Inc. and subsidiaries as of February 28, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                                        Coopers & Lybrand L.L.P.

Washington, D.C.
April 28, 1995

--------------------------------------------------------------------------------

                                                                        Page F-2

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                        AUGUST 31,          FEBRUARY 28,              FEBRUARY 28,
                                                                           1995                 1995                       1994
                                                                   -----------------      -----------------      -----------------
                                                                        (Unaudited)
     ASSETS
     Current Assets
         Cash and cash equivalents                                $          29,264      $          28,233      $          25,509
         Contract receivables, net                                          174,286                139,860                128,166
         Prepaid expenses and other current assets                           11,129                 10,872                 17,374
         Deferred income taxes                                               12,681                 13,553                 16,053
                                                                   -----------------      -----------------      -----------------

             Total Current Assets                                           227,360                192,518                187,102
                                                                   -----------------      -----------------      -----------------

     Fixed Assets
         Furniture, equipment, and leasehold improvements                    42,370                 42,557                 40,630
         Less depreciation and amortization                                 (31,849)               (29,648)               (24,955)
                                                                   -----------------      -----------------      -----------------
                                                                             10,521                 12,909                 15,675
                                                                   -----------------      -----------------      -----------------

     Other Assets
         Goodwill, net                                                       48,794                 47,945                 49,916
         Investments in and advances to affiliates                            9,551                  8,022                  8,677
         Due from officers and employees                                      1,019                  1,826                  1,830
         Other                                                               22,629                 18,202                 17,998
                                                                   -----------------      -----------------      -----------------
                                                                             81,993                 75,995                 78,421
                                                                   -----------------      -----------------      -----------------
                                                                  $         319,874      $         281,422      $         281,198
                                                                   =================      =================      =================

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current Liabilities
         Accounts payable and accrued expenses                    $          71,832      $          46,811   $             52,073
         Accrued salaries and employee benefits                              52,765                 30,549                 23,439
         Accrued interest                                                     2,609                  2,528                  2,108
         Current portion of long-term debt                                      152                    578                  1,088
         Income taxes payable                                                   340                    644                    347
         Deferred revenue                                                     8,888                 11,013                  8,462
         Other                                                                8,300                  8,755                 11,937
                                                                   -----------------      -----------------      -----------------
             Total Current Liabilities                                      144,886                100,878                 99,454
                                                                   -----------------      -----------------      -----------------

     Long-term Liabilities
         Long-term debt, less current portion                               121,395                126,733                121,954
         Other                                                                5,547                  6,397                  8,798
                                                                   -----------------      -----------------      -----------------
                                                                            126,942                133,130                130,752
                                                                   -----------------      -----------------      -----------------

     Commitments and Contingencies

     Minority Interests in Subsidiaries                                       1,153                    173                      -

     Redeemable Preferred Stock                                              19,719                 19,617                 20,212
     Common Stock, par value $.01 per share:
         Authorized-90,000,000 shares
         Issued and outstanding- 21,232,505,  21,011,369 and 20,924,588         212                    210                    209
         shares
     Additional Paid-in Capital                                              64,580                 63,786                 63,572
     Notes Receivable Related to Common Stock                                (1,732)                (1,732)                (1,732)
     Retained Earnings (Deficit)                                            (33,682)               (33,343)               (29,528)
     Cumulative Translation Adjustment                                       (2,204)                (1,297)                (1,741)
                                                                   -----------------      -----------------      -----------------
                                                                  $         319,874      $         281,422      $         281,198
                                                                   =================      =================      =================


See notes to consolidated financial statements
ICF Kaiser International, Inc
  ___________________________________________________________________________
                                                                     Page F-3

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)


                                                                   SIX MONTHS ENDED AUGUST 31,      YEAR ENDED FEBRUARY 28,
                                                                ------------------------------ ---------------------------------
                                                                       1995         1994         1995       1994         1993
                                                                  ------------   ---------     ---------  ---------   ----------
                                                                           UNAUDITED
GROSS REVENUE                                                      $ 461,257     $ 419,452     $ 861,518   $ 651,657   $ 678,882
   Subcontract and direct material costs                            (239,827)     (198,403)     (405,819)   (272,169)   (293,063)
   Equity in income of joint ventures
       and affiliated companies                                        1,713         2,020         4,087       3,220       5,709
                                                                   ---------    ----------      --------   ---------   ---------
SERVICE REVENUE                                                      223,143       223,069       459,786     382,708     391,528

OPERATING EXPENSES
   Direct cost of services and overhead                              186,345       189,432       393,096     323,828     313,030
   Administrative and general                                         22,617        21,561        43,770      45,842      43,702
   Depreciation and amortization                                       4,922         4,584         9,232       9,559      10,766
   Unusual items, net                                                      -             -             -       8,709         (50)
   Cost of disposal of businesses, net                                     -             -             -           -       1,336
                                                                   ---------    ----------      --------   ---------   ---------
OPERATING INCOME (LOSS)                                                9,259         7,492        13,688      (5,230)     22,744

OTHER INCOME (EXPENSE)
   Gain (loss) on sale of investment                                       -           551           551        (925)       (929)
   Interest income                                                     1,032           757         1,799       1,490       1,708
   Interest expense                                                   (8,077)       (7,864)      (14,799)     (8,212)     (8,629)
                                                                   ---------    ----------      --------    ---------   ---------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTERESTS, AND
EXTRAORDINARY ITEM                                                     2,214           936         1,239     (12,877)     14,894
   Income tax provision (benefit)                                        996         1,331         2,900        (349)      6,255
                                                                   ---------    ----------      --------    ---------   ---------
INCOME (LOSS) BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM         1,218          (395)       (1,661)    (12,528)      8,639
   Minority interests in net income of subsidiaries                     (480)            -             -           -           -
                                                                   ---------    ----------      --------    ---------   ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                              738          (395)       (1,661)    (12,528)      8,639
   Extraordinary loss on early extinguishment of debt                      -             -             -      (5,969)          -
                                                                   ---------    ----------      --------    ---------   ---------
NET INCOME (LOSS)                                                        738          (395)       (1,661)    (18,497)      8,639
   Preferred stock dividends and accretion                             1,077         1,077         2,154       4,896       5,293
   Redemption of redeemable preferred stock                                -             -             -       1,929           -
                                                                    ---------    ----------    ---------    ---------   --------
NET INCOME (LOSS) AVAILABLE FOR COMMON SHAREHOLDERS                $    (339)    $  (1,472)    $  (3,815)  $ (25,322)  $   3,346
                                                                    =========    ==========    =========    =========   ========
PRIMARY AND FULLY DILUTED NET INCOME (LOSS)
PER COMMON SHARE:
   Before extraordinary item and redemption
       of redeemable preferred stock                               $   (0.02)    $   (0.07)    $   (0.18)  $    (0.83) $    0.16
   Extraordinary loss on early extinguishment of debt                      -             -             -        (0.29)         -
   Redemption of redeemable preferred stock                                -             -             -        (0.09)         -
                                                                    ---------    ----------    ---------    ---------   --------
       Total                                                       $    (0.02)   $   (0.07)    $   (0.18)  $    (1.21) $    0.16
                                                                    =========    ==========    =========    =========  =========
Primary and Fully Diluted Weighted Average
Common and Common Equivalent
Shares Outstanding                                                     21,445       20,941        20,957       20,886     21,272
                                                                    =========    ==========    =========    =========  =========

See notes to consolidated financial statements.
ICF Kaiser International, Inc.

  ___________________________________________________________________________
                                                                     Page F-4

               ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARES)

                                                          Series 1 Junior
                                                            Convertible                                                Additional
                                                             Preferred
                                                               Stock                       Common Stock                  Paid in
                                                    --------------------------    -------------------------------
                                                      Shares           Par            Shares          Par Value         Capital
                                                                      Value
                                                    ----------    ------------    --------------    -------------      -----------
BALANCE, MARCH 1, 1992                                    69        $    6,900       18,270,652        $     182        $   64,382
    Net income
    Preferred stock dividends
    Preferred stock accretion
    Issuance of common stock                                                            105,740                1               619
    Repurchase of common stock                                                          (44,434)               0              (354)
    Conversion of Series 3 Preferred
        Stock into common stock                                                       2,971,849               30               (29)
    Payments received on notes
        receivable
    Decrease in loan balance
    Foreign currency translation
        adjustment
    Tax effect from the exercise of
        non-qualified stock options                                                                                            559
    Other                                                                                                                     (137)
                                                    --------        ----------      -----------     ------------     -------------
BALANCE, FEBRUARY 28, 1993                                69             6,900       21,303,807              213            65,040
    Net loss
    Preferred stock dividends
    Preferred stock accretion
    Redemption of redeemable
        preferred stock
    Repurchase of preferred stock                        (69)           (6,900)                                              2,050
    Issuance of common stock                                                            231,249                2             1,056
    Repurchase of common stock                                                         (610,468)              (6)           (3,716)
    Issuance of warrants                                                                                                       900
    Repurchase of warrants                                                                                                  (1,909)
    Payments received on notes
        receivable
    Decrease in loans balance
    Foreign currency translation
        adjustment
    Other                                                                                                                      151
                                                    --------        ----------      -----------     ------------     -------------
BALANCE, FEBRUARY 28, 1994                                 -                 -       20,924,588              209            63,572
    Net loss
    Preferred stock dividends
    Preferred stock accretion
    Issuance of common stock                                                            161,781                2               393
    Repurchase of common stock                                                          (75,000)              (1)             (179)
    Foreign currency translation
        adjustment
                                                 -----------        ----------      -----------     ------------     -------------
BALANCE, FEBRUARY 28, 1995                                 -                 -       21,011,369              210            63,786
    Net income
    Preferred stock dividends
    Preferred stock accretion
    Issuance of common stock                                                            283,099                3             1,049
    Repurchase of common stock                                                          (61,963)              (1)             (255)
    Foreign currency translation
        adjustment
                                                 -----------     -------------      -----------     ------------     -------------
BALANCE, AUGUST 31, 1995 (UNAUDITED)                       -      $          -       21,232,505       $      212       $    64,580
                                                 ===========     =============      ===========     =============    =============
                                                    Notes
                                                  Receivable
                                                  Related to         Retained        Cumulative         ESOP
                                                    Common           Earnings        Translation      Guaranteed
                                                    Stock            (Deficit)       Adjustment       Bank Loan
                                                  ----------       -------------   ---------------  --------------
BALANCE, MARCH 1, 1992                            $   (3,387)     $     (7,552)      $   (1,041)      $   (8,333)
    Net income                                                           8,639
    Preferred stock dividends                                           (5,026)
    Preferred stock accretion                                             (267)
    Issuance of common stock
    Repurchase of common stock
    Conversion of Series 3 Preferred
        Stock into common stock
    Payments received on notes
        receivable                                       662
    Decrease in loan balance                                                                               3,333
    Foreign currency translation
        adjustment                                                                         (660)
    Tax effect from the exercise of
        non-qualified stock options
    Other
                                                 -----------        ----------      -----------     ------------
BALANCE, FEBRUARY 28, 1993                            (2,725)           (4,206)          (1,701)          (5,000)
    Net loss                                                           (18,497)
    Preferred stock dividends                                           (4,670)
    Preferred stock accretion                                             (226)
    Redemption of redeemable
        preferred stock                                                 (1,929)
    Repurchase of preferred stock
    Issuance of common stock
    Repurchase of common stock
    Issuance of warrants
    Repurchase of warrants
    Payments received on notes
        receivable                                       993
    Decrease in loans balance                                                                              5,000
    Foreign currency translation
        adjustment                                                                          (40)
    Other
                                                 -----------        ----------      -----------     ------------
BALANCE, FEBRUARY 28, 1994                            (1,732)          (29,528)          (1,741)               -
    Net loss                                                            (1,661)
    Preferred stock dividends                                           (1,950)
    Preferred stock accretion                                             (204)
    Issuance of common stock
    Repurchase of common stock
    Foreign currency translation
        adjustment                                                                          444
                                                 -----------        ----------      -----------     ------------
BALANCE, FEBRUARY 28, 1995                            (1,732)          (33,343)          (1,297)               -
    Net income                                                             738
    Preferred stock dividends                                             (975)
    Preferred stock accretion                                             (102)
    Issuance of common stock
    Repurchase of common stock
    Foreign currency translation
        adjustment                                                                         (907)
                                                 -----------       -----------      -----------     ------------
BALANCE, AUGUST 31, 1995 (UNAUDITED)              $   (1,732)      $   (33,682)      $   (2,204)     $         -
                                                 ===========       ===========      ===========     ============

See notes to consolidated financial statements.
ICF Kaiser International, Inc.



  ___________________________________________________________________________
                                                                     Page F-5

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                         SIX MONTHS ENDED AUGUST 31,
                                                                                        -----------------------------
                                                                                           1995               1994
                                                                                        -----------        ----------
                                                                                                  (Unaudited)
OPERATING ACTIVITIES
  Net income (loss)                                                                    $       738       $       (395)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Extraordinary loss on early extinguishment of debt                                          -                  -
     Depreciation and amortization                                                           4,922              4,584
     Provision for losses on contract receivables                                              939                459
     Provision for deferred income taxes                                                       996              1,331
     Earnings less than (in excess of) cash distributions from
       joint ventures and affiliated companies                                                (640)             1,941
     Minority interests in net income of subsidiaries                                          480                  -
     (Gain) loss  on sale of investment                                                          -                  -
     Unusual items, net of cash                                                                  -                  -
     Decrease in reserve for restructuring and disposal of
       businesses, net of cash                                                                   -                  -
     Changes in operating assets and liabilities related to
       operating activities, net of acquisitions and dispositions :
          Contract receivables, net                                                        (35,128)            (7,093)
          Prepaid expenses and other current assets                                         (1,375)             1,958
          Other assets                                                                      (4,288)            (1,744)
          Accounts payable and accrued expenses                                             46,651             (9,810)
          Income taxes payable                                                                (304)               179
          Deferred revenue                                                                  (2,125)              (810)
          Other liabilities                                                                 (1,084)            (1,938)
                                                                                        -----------        ----------
     Net Cash Provided by (Used in) Operating Activities                                     9,782            (11,338)
                                                                                        -----------        ----------
INVESTING ACTIVITIES
  Investments in subsidiaries and affiliates, net of cash acquired                          (2,060)              (100)
  Purchases of fixed assets, net                                                               (90)            (1,436)
  Sales of subsidiaries and subsidiary assets                                                  735              2,600
  Other investing activities                                                                     -                  -
                                                                                        -----------        ----------
     Net Cash Provided by (Used in) Investing Activities                                    (1,415)             1,064
                                                                                        -----------        ----------
FINANCING ACTIVITIES
  Proceeds from issuance of senior subordinated notes and
     related warrants                                                                            -                  -
  Principal payments on credit facility                                                    (10,000)                 -
  Proceeds from borrowings on credit facility                                                5,000                  -
  Principal payments on other borrowings                                                    (1,040)             (664)
  Proceeds from other borrowings                                                                55                  -
  Subsidiary capital contribution from minority interest                                       500                  -
  Reacquisition of senior subordinated notes and related warrants                                -                  -
  Repurchases of redeemable preferred stock and related warrants                                 -                  -
  Repurchase of preferred stock                                                                  -                  -
  Repurchases of common stock                                                                 (255)             (180)
  Proceeds from issuances of common stock                                                      286                195
  Preferred stock dividends                                                                   (975)             (975)
  Debt issuance costs                                                                            -                  -
  Principal payments from notes receivable related to common stock                               -                  -
  Other financing activities                                                                     -                  -
                                                                                         ----------         ----------
     Net Cash Provided by (Used in) Financing Activities                                    (6,429)            (1,624)
                                                                                         ----------         ----------
Effect of Exchange Rate Changes on Cash                                                       (907)               307
                                                                                         ----------         ----------
Increase (Decrease) in Cash and Cash Equivalents                                             1,031            (11,591)
Cash and Cash Equivalents at Beginning of Period                                            28,233             25,509
                                                                                         ----------         ----------
Cash and Cash Equivalents at End of Period                                           $      29,264      $      13,918
                                                                                         ==========         ==========
SUPPLEMENTAL INFORMATION:
Cash payments for interest                                                           $       7,733      $       7,276
Cash payments (refunds) for income taxes                                             $         307      $        (372)
NON-CASH TRANSACTIONS:
Decrease of ESOP guaranteed bank loan                                                $           -      $           -
Sale of investment                                                                   $           -      $         735

                                                                                       YEAR ENDED FEBRUARY 28,
                                                                             ------------------------------------------
                                                                                    1995            1994          1993
                                                                             ------------      ----------    ----------

OPERATING ACTIVITIES
  Net income (loss)                                                         $     (1,661)     $  (18,497)    $    8,639
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Extraordinary loss on early extinguishment of debt                                -           5,969              -
     Depreciation and amortization                                                 9,232           9,559         10,766
     Provision for losses on contract receivables                                  1,320           2,241          2,202
     Provision for deferred income taxes                                           2,500            (714)         4,311
     Earnings less than (in excess of) cash distributions from
       joint ventures and affiliated companies                                       972          (1,708)        (3,690)
     Minority interests in net income of subsidiaries                                  -               -              -
     (Gain) loss  on sale of investment                                             (551)            925            929
     Unusual items, net of cash                                                        -           7,786            (50)
     Decrease in reserve for restructuring and disposal of
       businesses, net of cash                                                         -               -         (6,426)
     Changes in operating assets and liabilities related to
       operating activities, net of acquisitions and dispositions :
          Contract receivables, net                                              (13,014)         26,292        (12,761)
          Prepaid expenses and other current assets                                4,471           4,614          3,750
          Other assets                                                            (1,649)           (745)          (257)
          Accounts payable and accrued expenses                                    2,218         (10,233)        (8,622)
          Income taxes payable                                                       297          (2,478)          (930)
          Deferred revenue                                                         2,551          (2,412)       (11,753)
          Other liabilities                                                       (5,103)         (2,660)        (2,505)
                                                                             ------------      ----------    -----------
     Net Cash Provided by (Used in) Operating Activities                           1,583          17,939        (16,397)
                                                                             ------------      ----------    -----------
INVESTING ACTIVITIES

  Investments in subsidiaries and affiliates, net of cash acquired                  (622)         (2,755)        (1,146)
  Purchases of fixed assets, net                                                  (2,426)         (1,388)        (4,638)
  Sales of subsidiaries and subsidiary assets                                      2,600               -         35,695
  Other investing activities                                                           -               -            387
                                                                             ------------      ----------    -----------
     Net Cash Provided by (Used in) Investing Activities                            (448)         (4,143)        30,298
                                                                             ------------      ----------    -----------
FINANCING ACTIVITIES

  Proceeds from issuance of senior subordinated notes and
     related warrants                                                                  -         121,488              -
  Principal payments on credit facility                                                -         (45,000)       (38,099)
  Proceeds from borrowings on credit facility                                      5,000          10,000         30,000
  Principal payments on other borrowings                                          (1,172)         (2,010)        (4,866)
  Proceeds from other borrowings                                                       -               -          4,357
  Subsidiary capital contribution from minority interest                               -               -              -
  Reacquisition of senior subordinated notes and related warrants                      -         (35,809)             -
  Repurchases of redeemable preferred stock and related warrants                    (799)        (27,363)          (799)
  Repurchase of preferred stock                                                        -          (4,850)             -
  Repurchases of common stock                                                       (180)         (3,722)          (354)
  Proceeds from issuances of common stock                                            395           1,058            620
  Preferred stock dividends                                                       (1,950)         (5,321)        (3,876)
  Debt issuance costs                                                               (149)         (6,307)          (159)
  Principal payments from notes receivable related to common stock                     -             993              -
  Other financing activities                                                           -             151           (136)
                                                                             ------------       ---------    -----------
     Net Cash Provided by (Used in) Financing Activities                           1,145           3,308        (13,312)
                                                                             ------------       ---------    -----------
Effect of Exchange Rate Changes on Cash                                              444             (40)          (660)
                                                                             ------------       ---------    -----------
Increase (Decrease) in Cash and Cash Equivalents                                   2,724          17,064            (71)
Cash and Cash Equivalents at Beginning of Period                                  25,509           8,445          8,516
                                                                             ------------       ---------    -----------
Cash and Cash Equivalents at End of Period                                  $     28,233       $  25,509    $     8,445
                                                                             ============       =========    ===========
SUPPLEMENTAL INFORMATION:
Cash payments for interest                                                  $     14,961       $  10,565    $     9,447
Cash payments (refunds) for income taxes                                    $     (1,206)      $    (106)   $      (416)
NON-CASH TRANSACTIONS:
Decrease of ESOP guaranteed bank loan                                       $          -       $  (5,000)   $    (3,333)
Sale of investment                                                          $        735       $   2,600    $         -

See notes to consolidated financial statements.
ICF Kaiser International, Inc

      ------------------------------------------------------------------------
                                                                      Page F-6

               ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information relating to the six months ended August 31, 1995 and 1994 is unaudited)

NOTE A--ORGANIZATION

       ICF Kaiser International, Inc. (ICF Kaiser or the Company) was formed on October 19, 1987, as a holding company for the ICF Kaiser family of companies developed since inception (1969). These companies provide engineering, construction, and consulting services primarily to the environmental, infrastructure, industrial, and energy markets both in the United States and abroad.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

       Principles of Consolidation: The consolidated financial statements include all majority-controlled subsidiaries of ICF Kaiser. Some of ICF Kaiser's consolidated subsidiaries are partially owned by outside parties. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of these subsidiaries are included in ICF Kaiser's consolidated financial statements and the outside parties' interests are reflected as minority interests. Investments in unconsolidated joint ventures and affiliated companies are accounted for using the equity method. The difference between the carrying value of investments accounted for under the equity method and the Company's underlying equity is amortized on a straight-line basis over the lives of the underlying assets. All significant intercompany balances and transactions have been eliminated.

       Change in Fiscal Year: ICF Kaiser will change from a fiscal year ending February 28 to a calendar-based fiscal year. The current year will end on December 31, 1995, and the Company will report audited financial results for a 10-month period. Subsequent fiscal years will run from January 1 to December 31.

       Interim Financial Information: The financial information presented as of August 31, 1995 and for the six-month periods ended August 31, 1995 and 1994 is unaudited but has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

       Revenue Recognition: Revenue is recorded on cost-type contracts as costs are incurred. Revenue on time-and-materials contracts is recognized to the extent of billable rates times hours delivered plus materials expense incurred. Revenue on long-term, fixed-price contracts is recognized generally using the percentage-of-completion method and, therefore, includes a proportion of expected earnings based on costs incurred to total estimated costs.

       Foreign Currency Translation: Results of operations for foreign entities are translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in shareholders' equity as cumulative translation adjustment.

       Statement of Cash Flows: ICF Kaiser considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. Other assets included $600,000 of restricted cash and short-term investments as of August 31, 1995 and February 28, 1995, which supports a letter of credit for one of ICF Kaiser's subsidiaries.

       Fixed Assets: Furniture and equipment are carried at cost, or fair value at acquisition if acquired through a purchase of a business, and are depreciated using the straight-line method over their estimated useful lives ranging from three to 10 years. Leasehold improvements are carried at cost and are amortized using the straight-line method over the remaining lease term.

       Goodwill: Goodwill represents the excess of cost over the fair value of the net assets of acquired businesses and is amortized using the straight-line method over periods ranging from five to 40 years. The Company evaluates the recoverability of goodwill on an annual basis by examining the recoverability of goodwill through undiscounted

--------------------------------------------------------------------------------

                                                                        Page F-7
operating income. Accumulated amortization was $12,071,000, $11,148,000 and $9,178,000 at August 31, 1995, February 28, 1995, and February 28, 1994,
respectively.

       Income Taxes: The Company provides for deferred income taxes using the liability method on temporary differences between financial reporting and income tax reporting, which primarily relate to reserves for adjustments and allowances. If necessary, management records a valuation allowance for deferred tax assets. The most significant permanent differences between book and taxable income are nondeductible goodwill amortization, which generally is not deductible, the repatriation of overseas funds to the United States, and differences between the book and tax basis of businesses sold.

       Postretirement Benefits: Effective March 1, 1993, ICF Kaiser adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106). Prior to the adoption of SFAS No. 106, ICF Kaiser had been recognizing the cost of postretirement benefits when paid. The Company elected the prospective transition method of recognizing the transition obligation (see Note N).

       Net Income (Loss) Per Common Share: Net income (loss) per common share is computed using net income (loss) available for common shareholders, as adjusted under the modified treasury stock method, and the weighted average number of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents include stock options and warrants and additional shares which will be or may be issued in connection with acquisitions, and the potential conversion of convertible preferred stock. The adjustments required by the modified treasury stock method and for acquisition-related contingencies were anti-dilutive for all loss periods presented and not applicable to the income period presented. Therefore the adjustments were excluded from earnings per share computations.

       Concentrations of Credit Risk: The Company maintains cash balances primarily in overnight Eurodollar deposits, investment-grade commercial paper, bank certificates of deposit, and U.S. government securities. ICF Kaiser grants uncollateralized credit to its customers. Approximately one-half of ICF Kaiser's contract receivables are from the U.S. government (see Note D). When practical and in order to mitigate its credit risk to commercial customers, ICF Kaiser obtains advance funding of costs for industrial construction work.

       Reclassification: Certain reclassifications have been made to the fiscal 1995, 1994, and 1993 financial statements to conform to the presentation used in the August 31, 1995 financial statements.

NOTE C--DIVESTITURES

       The Company sold a 20% interest in a French subsidiary resulting in a $551,000 pretax gain in fiscal 1995. In fiscal 1994, ICF Kaiser sold a portion of its energy engineering business resulting in a $925,000 pretax loss. In fiscal 1993, the Company sold its investment in Acer Group Limited resulting in a $929,000 pretax loss.

--------------------------------------------------------------------------------

                                                                        Page F-8

NOTE D--CONTRACT RECEIVABLES

       Contract receivables consist of the following (in thousands):

                                            August 31,      February 28,     February 28,
                                               1995             1995             1994
                                          --------------   --------------   --------------
                                            (Unaudited)

U.S. Government Agencies:
    Currently due                                $31,389          $36,752          $31,911
    Retention                                      1,984            2,026            2,370
    Unbilled                                      75,633           34,273           29,131
                                          --------------   --------------   --------------
                                                 109,006           73,051           63,412
                                          --------------   --------------   --------------
Commercial Clients and state
 and municipal governments:
    Currently due                                 52,710           69,317           56,430
    Retention                                      5,119            4,522            5,926
    Unbilled                                      17,981            2,834           12,595
                                          --------------   --------------   --------------
                                                  75,810           76,673           74,951
                                          --------------   --------------   --------------
                                                 184,816          149,724          138,363

Less allowances for uncollectible
    receivables and other adjustments             10,530            9,864           10,197
                                          --------------   --------------   --------------
                                                $174,286         $139,860         $128,166
                                          ==============   ==============   ==============

       U.S. government receivables arise from U.S. government prime contracts and subcontracts. Unbilled receivables result from revenue that has been earned but was not billed as of the end of the period. The unbilled receivables can be invoiced at contractually defined intervals and milestones, as well as upon completion of the contract or the federal government cost audit. Generally, retention is not expected to be realized within one year; consistent with industry practice, these receivables are classified as current. Management anticipates that the remaining unbilled receivables will be substantially billed and collected within one year.

NOTE E--JOINT VENTURES AND AFFILIATED COMPANIES

       ICF Kaiser has ownership interests in certain unconsolidated corporate joint ventures and affiliated companies that are engaged in the same general business as the Company. ICF Kaiser's net investments in and advances to these corporate joint ventures and affiliated companies are summarized as follows (in thousands):

                           Ownership
                          Interest at      August 31,    February 28,   February 28,
                        August 31, 1995       1995           1995           1994
                        ---------------   ------------   ------------   ------------
                                           (Unaudited)
Gary PCI Ltd. L.P.               50%            $4,833         $4,315         $3,325
LIFAC North America              50%             1,773          1,914          1,914
KJK Joint Venture                33%                 -              -          2,769
Other                     20% to 50%             2,945          1,793            669
                                          ------------   ------------   ------------
                                                $9,551         $8,022         $8,677
                                          ============   ============   ============

--------------------------------------------------------------------------------

                                                                        Page F-9

       Combined summarized unaudited financial information of all of ICF Kaiser's corporate joint ventures and affiliated companies is as follows (in thousands):

                                February 28,     February 28,
                                    1995             1994
                               --------------   --------------
Current assets                        $15,103          $27,041
Non-current assets                     12,723            6,608
Current liabilities                    15,875           19,034
Non-current liabilities                    55              455
Gross revenue                          52,616           51,282
Net income                              8,430            8,908

NOTE F--LONG-TERM DEBT

       ICF Kaiser's long-term debt consists of the following (in thousands):

                                                               August 31,     February 28,   February 28,
                                                                  1995            1995          1994
                                                             --------------   ------------   ------------
                                                              (Unaudited)
12% senior subordinated notes due 2003                             $125,000       $125,000       $125,000
Revolving credit facility (average interest rate of 8.7%
  for fiscal 1995)                                                        -          5,000              -
Other notes, principal, and interest at varying rates and
  installments through 2010                                             224          1,209          2,381
                                                             --------------   ------------   ------------
    Total                                                           125,224        131,209        127,381
Less unamortized discount on 12% senior subordinated notes            3,677          3,898          4,339
                                                             --------------   ------------   ------------
                                                                    121,547        127,311        123,042
Less current maturities                                                 152            578          1,088
                                                             --------------   ------------   ------------
    Long-term debt                                                 $121,395       $126,733       $121,954
                                                             ==============   ============   ============


       Scheduled maturities of long-term debt outstanding at February 28, 1995, are as follows: $578,000 in fiscal 1996, $5,040,000 in fiscal 1997, $32,000 in fiscal 1998, $25,000 in fiscal 1999, $27,000 in fiscal 2000, and $125,507,000 thereafter.

       On January 11, 1994, ICF Kaiser issued 125,000 Units, each Unit consisting of $1,000 principal amount of the Company's 12% Senior Subordinated Notes due 2003 (12% Notes) and 4.8 warrants, each to purchase one share of the Company's common stock at an exercise price of $5.00 per share. The warrants expire on December 31, 1998, and additional warrants may be issued under certain anti-dilution provisions. Of the net issue price of $121,487,500 ($125,000,000 less a $3,512,500 discount), $900,000 was allocated to the value of the 600,000 warrants and $120,587,500 to the 12% Notes. The net proceeds were used, in part, to retire the Company's 13.5% Senior Subordinated Notes due 1999 (13.5% Notes), to repurchase preferred stock, to repay the outstanding balance on the Company's then-existing revolving credit facility, and to repurchase warrants associated with the 13.5% Notes and preferred stock. The recapitalization resulted in a $6.0 million extraordinary charge (net of $0 tax benefit due to the unanticipated decline in fiscal 1994's fourth-quarter results) for the early extinguishment of debt and a $1.9 million charge to retained earnings to repurchase the Series 2C Senior Preferred Stock.

       The Company's payment obligations under the 12% Notes are subordinate to its obligations under the Company's revolving credit facility. Interest payments are due semiannually. The 12% Notes may not be prepaid at the Company's option prior to December 31, 1998. Subsequent to that date, the Company may prepay the 12% Notes at a premium. In addition, the Company agreed to certain business and financial covenants, including

--------------------------------------------------------------------------------

                                                                       Page F-10
restrictions on indebtedness, dividends, acquisitions, and certain types of investments and asset sales. At February 28, 1995, the fair value of the 12% Notes was approximately $110.6 million. The fair value was computed using an average of recently quoted market prices obtained from financial institutions. Debt issuance costs of $4.0 million, $4.2 million and $4.6 million associated with the 12% Notes are classified as other assets at August 31, 1995, February 28, 1995, and February 28, 1994, respectively, in the accompanying balance sheets. These costs and the discount on the 12% Notes are being amortized over the life of the notes.

       The Company has a $60 million revolving credit facility (the Credit Facility) provided by a consortium of banks (the Banks). ICF Kaiser International, Inc. and certain of its subsidiaries, which are guarantors of the Credit Facility, granted the Banks a security interest in their accounts receivable and certain other assets. The Credit Facility limits the payment of cash dividends, requires the maintenance of specified financial ratios, and has a $20 million limitation on cash borrowings. ICF Kaiser and the Banks entered into an amendment as of February 28, 1995, that modified financial ratios and other terms of the Credit Facility. As of August 31, 1995, there were no outstanding borrowings under the Credit Facility, except for letters of credit, and the Company had $34.0 million of available credit under the Credit Facility. As of February 28, 1995, there were $5.0 million in borrowings outstanding under the Credit Facility, in addition to letters of credit, and the Company had $30.3 million of available credit under the Credit Facility. The Credit Facility contains Eurodollar and alternate base interest rate alternatives with margins dependent upon the Company's financial operating results and expires on October 31, 1996. ICF Kaiser had outstanding letters of credit in the amount of $6.6 million and $9.6 million at August 31, 1995 and February 28, 1995, respectively, principally in support of performance guarantees under certain contracts.

       There are 275,088 common stock warrants that were issued with the 13.5% Notes that remain outstanding following the repurchase of the other warrants in January 1994. The warrants expire on May 15, 1999, and are exercisable at any time for shares of ICF Kaiser Common Stock at $6.87 per share. Additional warrants may be issued under certain anti-dilution provisions.

NOTE G--CONTINGENCIES

       Normally in the Company's business, various claims or charges are asserted and litigation commenced against the Company arising from or related to properties, injuries to persons, and breaches of contract, as well as claims related to acquisitions and dispositions. Claimed amounts may not bear any reasonable relationship to the merits of the claim or to a final court award. In the opinion of management, an adequate reserve has been provided for final judgments, if any, in excess of insurance coverage, that might be rendered against the Company in such litigation.

       The Company may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other federal laws and regulations. The Company currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against the Company by these agencies. Management does not believe that there will be any material adverse effect on the Company's financial position, operations, or cash flows as a result of these investigations.

       The Company has a substantial number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. As a result of such audits, the government asserts, from time to time, that certain costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. Management believes that the potential effect of disallowed costs, if any, for the periods currently under audit and for periods not yet audited, has been provided for adequately and will not have a material adverse effect on the Company's financial position, operations, or cash flows.

--------------------------------------------------------------------------------

                                                                       Page F-11

NOTE H--INCOME TAXES

       The components of income (loss) before income taxes and the related provision (benefit) for income taxes are as follows (in thousands):

                                                Six Months Ended
                                                 August 31,       Year Ended February 28,
                                                              ------------------------------
                                                   1995         1995        1994         1993
                                                -----------   --------   ----------   ----------
                                                (Unaudited)
Income (loss) before income taxes, minority
 interests, and extraordinary item:
     Domestic                                        $2,137     $1,217    ($11,894)      $13,362
     Foreign                                             77         22        (983)        1,532
                                                -----------   --------   ----------   ----------
                                                     $2,214     $1,239    ($12,877)      $14,894
                                                ===========   ========   ==========   ==========
Provision (benefit) for income taxes:
 Federal:
     Current                                            $49       $120        $   -       $1,074
     Deferred                                           694      2,328        (652)        3,517
                                                -----------   --------   ----------   ----------
                                                        743      2,448        (652)        4,591
                                                -----------   --------   ----------   ----------
State:
     Current                                              5        100            -          420
     Deferred                                           178        172         (62)          794
                                                -----------   --------   ----------   ----------
                                                        183        272         (62)        1,214
                                                -----------   --------   ----------   ----------
Foreign:
     Current                                             70        180         365           450
                                                -----------   --------   ----------   ----------
                                                       $996     $2,900       ($349)       $6,255
                                                ===========   ========   ==========   ==========

       The tax effect of the principal temporary differences and carryforwards that give rise to the Company's deferred tax asset is as follows (in thousands):

                                                     August 31,    February 28,   February 28,
                                                        1995           1995          1994
                                                   -------------   ------------   ------------
                                                    (Unaudited)
Reserves for adjustments and allowances                   $7,875         $8,507        $10,068
Vacation and incentive compensation accruals               3,509          5,443          3,053
Net operating loss carryforwards                           2,279          2,247          4,321
Tax credit carryforwards                                   1,225          1,063            940
Other                                                      1,123           (377)         1,001
                                                   -------------   ------------   ------------
Deferred income tax asset                                 16,011         16,883         19,383
Valuation allowance                                       (3,330)        (3,330)        (3,330)
                                                   -------------   ------------   ------------
Deferred income tax asset, net                           $12,681        $13,553        $16,053
                                                   =============   ============   ============

       Because of the reported fiscal 1994 losses, a $3.3 million valuation allowance was established in fiscal 1994 for deferred tax assets. In fiscal 1995, although pretax income increased $14.1 million to $1.2 million, the Company has maintained the valuation allowance. At August 31, 1995, the Company had deferred tax assets of $2.3 million related to net operating loss carryforwards, of which $0.4 million expire in fiscal 2004 and $1.9 million expire in 2009. Additionally, the Company has deferred tax assets of $1.2 million related to tax credit carryforwards, the majority of which do not expire.

--------------------------------------------------------------------------------

                                                                       Page F-12

       The effective income tax (benefit) rate varied from the federal statutory income tax rate because of the following differences (in thousands):

                                             Six Months Ended
                                              August 31,           Year Ended February 28,
                                                            ------------------------------------
                                                 1995          1995         1994         1993
                                             ------------   ----------   ----------   ----------
                                             (Unaudited)
Statutory tax rate (benefit)                        34.0%        34.0%      (34.0%)       34.0%
                                             ------------   ----------   ----------   ----------
Changes in tax rate (benefit) from:
  Goodwill amortization                              8.0         69.9         9.9          5.3
  Differences between book and tax basis
   of businesses sold                                  -          7.4         7.3         (3.4)
  State income taxes                                 5.0         14.5        (0.3)         5.4
  Foreign taxes                                      2.0         67.8         4.8         (1.4)
  Valuation allowance                                  -            -         9.2            -
  Meals and entertainment                            3.3         28.9         1.4            -
  Other                                             (7.3)        11.5        (1.0)         2.1
                                             ------------   ----------   ----------   ----------

                                                    11.0        200.0        31.3          8.0
                                             ------------   ----------   ----------   ----------
                                                    45.0%       234.0%       (2.7)%       42.0%
                                             ============   ==========   ==========   ==========

       The fiscal 1995 tax provision reflects the repatriation of overseas funds to the United States during fiscal 1995 that currently could not be offset by foreign tax credits. During fiscal 1995, ICF Kaiser's 1989-1992 tax returns were accepted as filed, resulting in the receipt of refunds from the Internal Revenue Service (IRS) with interest. An agreement also was reached with the IRS as to the amount of interest owed in connection with previously settled years (1977-
1986). The overall impact on pretax earnings was a reduction of net interest expense of $1.3 million related to interest refunds.

       In fiscal 1993, ICF Kaiser reached a favorable settlement with the IRS on the examination of ICF Kaiser Engineers Group, Inc.'s (KEGI) income tax returns for 1977-1986. This resolution allowed the Company to adjust a portion of the amounts previously provided for in connection with the 1988 acquisition of KEGI and its subsidiaries. The resolution of this pre-acquisition contingency has been reflected in unusual items in the accompanying statement of operations for fiscal 1993 (see Note P). The IRS previously had completed its review of KEGI's 1987 and 1988 income tax returns without adjustment. Therefore, all years through 1988 are closed. In fiscal 1993, ICF Kaiser also reached an agreement with a former subsidiary to retain its net operating losses, which favorably reduced the effect of differences between the book and tax basis of the Company.

--------------------------------------------------------------------------------

                                                                       Page F-13

NOTE I--PREFERRED STOCK

       Preferred stock of the Company is as follows (in thousands):

                                                                    Six Months Ended
                                                                        August 31,       February 28,      February 28,
                                                                          1995               1995              1994
                                                                    ----------------     ------------      ------------
                                                                      (Unaudited)
Redeemable Preferred Stock (of Subsidiary), par value
   $0.01 per share; liquidation value $21,280,000;
   authorized 3,500,000 shares;
   issued and outstanding - 700,000 shares at
   February 28, 1994                                                         $     -          $     -              $799
                                                                    ----------------     ------------      ------------


Series 2D  Senior Preferred Stock, par value
   $0.01 per share; liquidation value $20,000,000;
   200 shares designated, issued, and
   outstanding                                                                20,000           20,000            20,000
Less unamortized discount, warrant value, and issue costs                       (281)            (383)             (587)
                                                                    ----------------     ------------      ------------
                                                                              19,719           19,617            19,413
                                                                    ----------------     ------------      ------------

   Redeemable Preferred Stock                                                $19,719          $19,617           $20,212
                                                                    ================     ============      ============

       Redeemable Preferred Stock (of Subsidiary): In connection with the acquisition of KEGI, 3,500,000 shares of KEGI Series 1 Redeemable Preferred Stock were issued to the KEGI Employee Stock Plan Trust in partial consideration for ICF Kaiser's purchase of all of the outstanding shares of Series A and Series P Preferred Stock of KEGI. Dividends on these shares were $0.0685 per share per annum noncumulative, payable annually. A total of 700,000 shares were redeemed during each of the fiscal years 1995, 1994, and 1993. The final redemption was made on September 30, 1994.

       Senior Preferred Stock: The Series 2D Senior Preferred Stock (Series 2D Preferred Stock) together with five-year detachable warrants (Series 2D Warrants) were issued in fiscal 1992 for a price of $20,000,000 (less a discount of $100,000). Of the net price of $19,900,000, $400,000 was allocated to the value of the warrants and $19,500,000 was allocated to the value of the stock. The value of the Series 2D Preferred Stock was reduced further by issue costs.

       Dividends on the Series 2D Preferred Stock are $9,750 per share per annum, cumulative. Each of the shares has a liquidation preference of $100,000 ($20 million in the aggregate). The issue carries voting rights equal to 2,380,952 shares of ICF Kaiser Common Stock. The Series 2D Preferred Stock may be redeemed at ICF Kaiser's option at 106.25% of the original price and is subject to mandatory redemption at liquidation value on January 13, 1997.

       The Series 2D Warrants expire in May 1997 and may be exercised for 2,680,952 shares of ICF Kaiser Common Stock at an exercise price of $6.90 per share. In lieu of exercising the warrants, the holder may, at the holder's option, require the Company to pay it cash or issue shares of ICF Kaiser's Common Stock equal to the difference between the current market price of the Company's common stock and 90% of the warrants' current exercise price. Additional warrants may be issued under certain anti-dilution provisions.

       Junior Preferred Stock: The Company has designated 200 shares of Series 1 Junior Convertible Preferred Stock, par value $0.01 per share, with a liquidation value of $20,000,000 and 500,000 shares of Series 4 Junior Preferred Stock, par value $0.01 per share, with a liquidation value of $500,000. There were no shares issued or outstanding on either series as of August 31, 1995, February 28, 1995, and February 28, 1994.

--------------------------------------------------------------------------------

                                                                       Page F-14

NOTE J--COMMON STOCK

       Notes Receivable Related to Common Stock: Notes receivable related to ICF Kaiser Common Stock pertain to the issuance of promissory notes to certain members of senior management in accordance with their compensation agreements collateralized by shares of ICF Kaiser Common Stock.

       Shareholder Rights Plan: The Shareholder Rights Plan (Rights Plan) is designed to provide the Board of Directors (the Board) with the ability to negotiate with a person or group that might, in the future, make an unsolicited attempt to acquire control of ICF Kaiser, whether through the accumulation of shares in the open market or through a tender offer that does not offer an adequate price. The Rights Plan provides for one Right (Right) for each outstanding share of ICF Kaiser Common Stock. Each Right entitles the holder to purchase 1/100 of a share of Series 4 Junior Preferred Stock at a purchase price of $50. The Rights generally may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board because the Board may, at its option, following the acquisition by any person or group of 20% of the outstanding shares of ICF Kaiser Common Stock, redeem the Rights upon payment of the redemption price of $0.01 per Right. The Rights are not triggered by the acquisition of beneficial ownership of more than 20% of ICF Kaiser Common Stock by the initial holder of the Series 2D Preferred Stock. Unless redeemed earlier by the Board, unexercised Rights expire on January 13, 2002.

NOTE K--LEASES

       Future minimum payments on noncancelable operating leases for office space, and on other noncancelable operating leases with initial or remaining terms in excess of one year, were as follows on February 28, 1995 (in thousands):

               Year Ended
              February 28,
            ----------------
                  1996                                   $25,070
                  1997                                    19,940
                  1998                                    14,861
                  1999                                    13,500
                  2000                                    13,367
            Thereafter                                    27,193
                                                    ------------
                                                        $113,931
                                                    ============

       The total rental expense for all operating leases was $31,176,000, $30,833,000, and $31,567,000 in fiscal years 1995, 1994, and 1993, respectively, and $14,398,000 and $15,582,000 for the six months ended August 31, 1995 and 1994, respectively. Sublease rental income was $3,944,000, $2,225,000, and $1,435,000, in fiscal years 1995, 1994, and 1993, respectively, and $1,652,000 and $1,842,000 for the six months ended August 31, 1995 and 1994, respectively. Minimum future sublease rentals to be received under noncancelable subleases during fiscal 1996 are approximately $2,916,000.


--------------------------------------------------------------------------------

                                                                       Page F-15

NOTE L--STOCK OPTIONS

       The ICF Kaiser Stock Incentive Plan provides for the issuance of options, stock appreciation rights, restricted shares, and restricted stock units of up to an aggregate of 6,000,000 shares of ICF Kaiser Common Stock. Awards are made to employees of ICF Kaiser at the discretion of the Compensation Committee of the Board. The plan provides that the option price is not to be less than the fair market value on the date of grant.

          Stock option activity under this plan and other options granted is as follows:

                                                    Shares                      Option Price
                                                 ------------                ------------------
Balance, March 1, 1992                             1,872,000                  $ 3.46 to $17.00

Granted                                            1,096,000                  $ 5.99 to $ 9.59
Canceled                                            (653,000)                 $ 3.46 to $16.23
Expired                                             (339,000)                 $ 6.07 to $16.23
Exercised                                            (30,000)                           $ 8.25
                                                 ------------
Balance, February 28, 1993                         1,946,000                  $ 5.99 to $17.00

Granted                                              390,000                  $ 4.17 to $ 6.79
Canceled                                             (10,000)                 $ 8.25 to $12.83
Expired                                              (30,000)                 $ 5.04 to $12.83
                                                 ------------
Balance, February 28, 1994                         2,296,000                  $ 4.17 to $17.00

Granted                                              824,000                  $ 2.34 to $ 4.41
Canceled                                            (453,000)                 $ 2.64 to $16.23
Expired                                             (250,000)                 $ 4.41 to $16.23
                                                 ------------
Balance, February 28, 1995                         2,417,000                  $ 2.34 to $17.00

Granted                                              158,000                  $ 4.09 to $ 4.35
Canceled                                            (248,000)                           $ 8.25
Expired                                             (262,000)                 $ 2.64 to $16.23
Exercised                                             (3,000)                 $ 2.64 to $ 2.68
                                                 ------------
Balance, August 31, 1995 (Unaudited)               2,062,000                  $ 2.34 to $17.00
                                                 ============

Exercisable at August 31, 1995 (Unaudited)         1,124,000                  $ 2.34 to $17.00
                                                 ============

       The number of shares available for the granting of options was 1,969,000, 2,087,000, and 2,525,000 at February 28, 1995, 1994, and 1993, respectively, and
2,321,000 at August 31, 1995. There were 222,000 and 50,000 exercisable options outstanding at an option price below the fair market values of ICF Kaiser Common Stock at August 31, 1995 and February 28, 1995, respectively. In July 1995, the company canceled 248,000 options granted to employees at an exercise price of $8.25 and granted 83,000 options to them at an exercise price of $4.09. In May 1992, the Company canceled 570,000 options granted to employees at exercise prices of $14.32 to $16.23 and granted an equal number of options to them at an exercise price of $8.25.

NOTE M--EMPLOYEE BENEFIT PLANS

       ICF Kaiser and certain of its subsidiaries sponsor several benefit plans covering substantially all employees who meet minimum length of service requirements. These plans include the ICF Kaiser International, Inc. Retirement Plan, a defined-contribution profit sharing plan that provides for contributions by the Company based on a percentage of covered compensation; the ICF Kaiser International, Inc. Section 401(k) Plan (401(k) Plan), a cash or deferred-compensation arrangement that allows employees to defer portions of their salary, subject to certain limitations; and the ICF Kaiser International, Inc. Employee Stock Ownership Plan (ESOP) under which the Company made contributions based on a percentage of covered compensation. Effective March 1, 1993, the

--------------------------------------------------------------------------------

                                                                       Page F-16

Company began matching a percentage of eligible employee contributions to the 401(k) Plan. In fiscal 1994, the Company made contributions equal to 20% of the first 4% of employee contributions to the 401(k) Plan and 2% of covered compensation to the ESOP. Effective March 1, 1994, the Company increased its matching contribution to the 401(k) Plan to 50% of the first 4% of employee contributions and discontinued contributions to the ESOP. Total expense for these plans for fiscal years 1995, 1994, and 1993 were $6,466,000, $8,041,000, and $10,220,000, respectively, and $3,516,000 and $3,354,000 for the six months ended August 31, 1995 and 1994, respectively.

NOTE N--POSTRETIREMENT BENEFITS

       ICF Kaiser provides certain benefits, primarily health insurance, to a limited group of retirees (and their spouses) who joined ICF Kaiser through an acquisition. The cost of the postretirement benefits is funded when paid and limited to a fixed amount per retiree or spouse per month. Effective March 1, 1993, ICF Kaiser adopted SFAS No. 106.

       The Company elected the prospective transition method of recognizing the postretirement benefit expenses. Under this method, the Company's $14.2 million accumulated postretirement benefit obligation (APBO) at March 1, 1993, is being amortized over 14.5 years, the average remaining life expectancy of the retirees and their spouses. A discount rate of 7% was used to determine the APBO.

       Effective January 1995, the Company reduced its APBO through a reduction in health care costs for certain participants by offering alternative health care options that reduced the premiums paid by both the Company and the retiree. The health care costs for those participants is less than the Company's maximum per person obligation. A 5% health care cost trend rate was assumed to value the APBO at February 28, 1995, for all future years until the year 2005 when the cost will be in excess of the Company's maximum obligation. A one-percentage-point increase in the health care cost trend rate would increase the APBO at February 28, 1995, by approximately 2%. Due to changes in assumptions made during fiscal 1995, including the change in health care options, the APBO was reduced by approximately $4 million, which will be amortized over the average remaining life expectancy of the retirees and their spouses.

       The funded status of the plan is as follows (in thousands):

                                                             August 31,       February 28,       February 28,
                                                                1995              1995              1994
                                                           --------------   ----------------   ----------------
                                                             (Unaudited)
Accumulated postretirement benefit obligation                     $9,449             $9,537            $14,772
Unamortized transition obligation                                (11,766)           (12,257)           (13,236)
Unrecognized net gain (loss)                                       3,994              4,121             (1,271)
                                                           --------------   ----------------   ----------------
Accrued postretirement benefit cost                               $1,677             $1,401               $265
                                                           ==============   ================   ================

       The net periodic postretirement benefit cost consists of the following (in thousands):

                                                           Six Months Ended         Year Ended February 28,
                                                                               --------------------------------
                                                           August 31, 1995          1995               1994
                                                         -------------------   -------------     --------------
                                                             (Unaudited)
Interest cost                                                           $319            $920               $938
Amortization of transition obligation                                    491             980                981
Amortization of unrecognized net gain                                   (127)              -                  -
                                                         -------------------   -------------     --------------
Net periodic postretirement benefit cost                                $683          $1,900             $1,919
                                                         ===================   =============     ==============


================================================================================

                                                                       Page F-17

       All service cost related to the retirees' benefits was included in the Company's transition obligation due to the nature of the plans which prevent additional employees from participating in them. Prior to the adoption of SFAS No. 106, postretirement costs were recognized when paid. Postretirement costs included in expenses in fiscal year 1993 were $1,695,000.

NOTE O--BUSINESS SEGMENT, MAJOR CUSTOMERS, AND FOREIGN OPERATIONS

       Business Segment: ICF Kaiser operates predominantly in one industry segment in which it provides engineering, construction, and consulting services.

       Major Customers: Gross revenue from major customers is as follows (in thousands):

                                                 Six Months Ended
                                                     August 31,              Year Ended February 28,
                                               ---------------------   ------------------------------------
                                                  1995       1994         1995         1994         1993
                                               ---------   ---------   ----------   ----------   ----------
                                                    (Unaudited)
U.S. Department of Energy                       $290,149    $254,272     $517,478     $312,889     $201,149
U.S. Environmental Protection Agency              32,727      29,960       62,783       63,109       72,382
Other U.S. government agencies                    22,977      21,159       44,969       49,105       47,896
                                               ---------   ---------   ----------   ----------   ----------
    Total U.S. government                        345,853     305,391      625,230      425,103      321,427

USX Corporation and affiliates                     2,624       2,823        5,408        6,880       91,032
                                               ---------   ---------   ----------   ----------   ----------
                                                $348,477    $308,214     $630,638     $431,983     $412,459
                                               =========   =========   ==========   ==========   ==========

    Foreign Operations: Gross revenue and operating income from foreign sales (including sales originating in the United States) and foreign assets of all consolidated subsidiaries and branches were as follows (in thousands):

                                                     Year Ended February 28,
                                               ----------------------------------
                                                  1995        1994        1993
                                               ----------  ----------  ----------
Foreign gross revenue:
  Europe                                          $16,758     $11,600     $16,698
  Pacific                                          35,189      21,997      33,709
  Other                                             2,122       2,793       2,940
                                               ----------  ----------  ----------
                                                  $54,069     $36,390     $53,347
                                               ==========  ==========  ==========

Foreign operating income (loss):
  Europe                                           $2,600      $1,742        $682
  Pacific                                            (350)     (1,899)      2,010
  Other                                               (44)       (255)        158
                                               ----------  ----------  ----------
                                                   $2,206       $(412)     $2,850
                                               ==========  ==========  ==========

Foreign assets:
    Europe                                         $9,950      $6,410      $4,565
    Pacific                                        14,813      14,626      13,880
    Other                                             182          14          29
                                               ----------  ----------  ----------
                                                  $24,945     $21,050     $18,474
                                               ==========  ==========  ==========


================================================================================

                                                                       Page F-18

NOTE P--UNUSUAL ITEMS

       In fiscal 1994, the Company completed a corporate reorganization, performed a comprehensive review of its key business lines and its cost structure, and designed and implemented action plans intended to return the Company to long-term profitability. As a result, the Company recorded an $8.7 million pretax charge to cover the cost of downsizing the work force, consolidating office space, renegotiating significant leases, and restructuring certain international operations. Management expects to complete office space consolidation plans in fiscal 1996. All other actions have been substantially completed as of February 28, 1995.

       During the year ended February 28, 1993, the Company recognized the impact of several unusual items: a $5,000,000 reduction of pre-acquisition contingencies (see Note H), offset by a charge to accrue the net settlement cost and legal expenses related to a shareholder lawsuit ($1,400,000); the write-down to net realizable value of certain software-related assets ($3,000,000); and a charge for severance and related costs accrued as part of a cost-reduction plan ($550,000).

================================================================================

                                                                       Page F-19

NOTE Q--SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years ended February 28, 1995 and 1994 and the six months ended August 31, 1995 is presented in the following tables (in thousands, except per share amounts):

                                                        4th Qtr        3rd Qtr       2nd Qtr       1st Qtr
                                                       ---------      ---------     ---------     ---------
10 Months Ended December 31, 1995

Gross revenue                                                                       $ 268,274     $ 192,983
Service revenue                                                                     $ 117,645     $ 105,498
Operating income                                                                    $   5,497     $   3,762
Net income                                                                          $     575     $     163
Primary and fully diluted
 net income (loss) per common share
Market price per share:                                                             $    0.00     $   (0.02)
 High
 Low                                                                                $    4.63     $    5.00
                                                                                    $    3.75     $    3.75

        Year ended February 28, 1995

Gross revenue                                          $ 206,154      $ 235,912     $ 208,961     $ 210,491
Service revenue                                        $ 111,372      $ 125,345     $ 109,919     $ 113,150
Operating income                                       $   3,234      $   2,962     $   3,273     $   4,219
Net income (loss)                                      $    (943)     $    (323)    $    (613)    $     218
Primary and fully diluted
 net loss per common share                             $   (0.07)     $   (0.04)    $   (0.05)    $   (0.02)
Market price per share:
 High                                                  $    4.38      $    4.13     $    2.63     $    3.88
 Low                                                   $    2.63      $    2.38     $    2.00     $    2.25


        Year ended February 28, 1994

Gross revenue                                          $ 197,588      $ 179,227     $ 146,830     $ 128,012
Service revenue                                        $ 100,919      $ 103,910     $  89,215     $  88,664
Operating income (loss)                                $ (13,450)     $   4,147     $   4,006     $      67
Net income (loss) before
 extraordinary item                                    $ (14,567)     $   1,349     $   1,347     $    (657)
Net income (loss)                                      $ (20,536)     $   1,349     $   1,347     $    (657)
Primary and fully diluted
  net income (loss) per common share:
    Before extraordinary item and redeemable
      preferred stock                                  $   (0.74)     $    0.00     $    0.00     $   (0.09)
    Extraordinary loss on early
      extinguishment of debt                               (0.29)             -             -             -
    Redemption of redeemable
      preferred stock                                      (0.09)             -             -             -
                                                       ----------     ----------    ----------    ----------
Total                                                  $   (1.12)     $    0.00     $    0.00     $   (0.09)
                                                       ==========     ==========    ==========    ==========
Market price per share:
  High                                                 $    5.00      $    5.38     $    5.50     $    6.88
  Low                                                  $    3.63      $    4.00     $    3.75     $    4.75

     At April 18, 1995, there were 20,980,960 shares of common stock outstanding held by 1,301 holders of record. At November 1, 1995, there were 21,260,430 shares of common stock outstanding held by 1,250 holders of record.



  ===========================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

     The following table sets forth the estimated expenses payable by the Registrant with respect to the offering described in this Registration
Statement:

           Securities and Exchange Commission
            registration fee                            $1,444.70

           Legal fees and expenses                      $2,500.00

           Accounting fees and expenses                $10,000.00

           Miscellaneous expenses                       $5,000.00
                                                        ---------

           Total                                       $18,944.70
                                                        =========

Item 14. Indemnification of Directors and Officers
         -----------------------------------------

     Under the Delaware General Corporation Law ("Delaware Law"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the person's past or present service as a director, officer, employee, or agent of the corporation or of the person's past or present service, at the corporation's request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Under the Delaware Law, a corporation may indemnify such persons against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such action. The Delaware Law provides, however, that such person must have acted in good faith and in a manner that such person reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnifiable person must have no reasonable cause to believe such conduct to be unlawful. In addition, the Delaware Law permits no indemnification in any action by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in spite of liability adjudication.

     The sections of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws relating to indemnification of directors and officers provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law.

Item 15.  Recent Sales of Unregistered Securities
          ---------------------------------------

         On March 21, 1995, in connection with the termination of the employment of Mr. John G. Balch from the employ of a subsidiary of the Registrant, the Registrant agreed to issue 396,167 shares of Common Stock to Mr. Balch; all of the 396,167 shares were issued on November 15, 1995. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under
Section 4(2) of the Securities Act.

     On July 28, 1995, in connection with the acquisition of EDA Incorporated, the Registrant issued an aggregate of 722,500 shares of Common Stock to a total of five former shareholders of such company, each of whom gave an investment representation with respect to the Registrant's shares acquired by him. All of the shares are restricted and legended against transfer. The issuance of the shares was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act.

     On January 13, 1992, the Registrant sold, for an aggregate purchase price of $20,000,000, (a) 200 shares of Series 2D Senior Preferred Stock and (b) Series 2D Warrants expiring January 13, 1997, for the purchase of 2,680,952 shares of Common Stock at an exercise price of $8.40 per share. On January 11, 1994, the Registrant issued replacement Series 2D Warrants at a reduced exercise price of $6.91. As of the date of this Registration Statement, the replacement warrants expire on July 22, 1997. All of the shares and the warrants are restricted and legended against transfer. The issuance of the shares, the warrants, and the replacement warrants was effected without registration, in reliance upon the exemption available under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------

     The following exhibits and financial statement schedule are filed as part of this Registration Statement.

                                 (a) Exhibits

EXHIBIT NO. 3 -- ARTICLES OF INCORPORATION AND BY-LAWS

     3(a) Certificate of Incorporation of ICF Kaiser International, Inc. (restated through June 26, 1993) (Incorporated by reference to Exhibit No. 3(a) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1994 filed with the Commission on October 15,
            1993)

     3(b) Amended and Restated By-laws of ICF Kaiser International, Inc. (as amended through June 23, 1995) (Incorporated by reference to Exhibit No. 3(b) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1995 filed with the Commission on October 13, 1995)

EXHIBIT NO. 4 -- INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

     4(a) Indenture dated as of January 11, 1994, between the Registrant and The Bank of New York, as Trustee (Incorporated by reference to Exhibit No. 4(a) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14,
            1994)
         1. First Supplemental Indenture dated as of February 17, 1995. (Incorporated by reference to Exhibit No. 4(a)(1) to Annual Report on Form 10-K for fiscal year 1995 filed with the Commission on May 23, 1995)
         2. Second Supplemental Indenture dated September 1, 1995
         3. Third Supplemental Indenture dated October 20, 1995

     4(b) Form of 12% Senior Subordinated Note due 2003 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

     4(c) Form of Common Stock Purchase Warrant expiring May 15, 1999 (as amended and restated through January 11, 1994) (Incorporated by reference to Exhibit No. 4(e) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

     4(d) Credit Agreement among ICF Kaiser International, Inc., certain Banks, and Chemical Bank (Delaware), as Agent, dated as of December 8, 1993, as amended (see Exhibit No. 10(a))

     4(e) ICF Kaiser International, Inc. Series 2D Warrant, No. 2D-2, dated January 11, 1994 (Incorporated by reference to Exhibit No. 4(f) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

     4(f) Securities Purchase Agreement by and among ICF Kaiser International, Inc. EXOR America, Inc., and FIMA Finance Management Inc., B.V.I. dated as of December 20, 1990 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1991 filed with the Commission on January 14, 1991)
         1. Amendment No. 1 to Securities Purchase Agreement dated as of January 13, 1992 (Incorporated by reference to Exhibit No. 4(e)(1) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)
         2. Amendment No. 2 to Securities Purchase Agreement (Incorporated by reference to Exhibit 4(g)(2) to Amendment No. 2 to Registration Statement on Form S-1 (No. 33-70986) filed with the Commission on December 23, 1993)

     4(g) Amended and Restated Registration Rights Agreement dated as of January 13, 1992, between ICF Kaiser International, Inc. and FIMA Finance Management Inc. (Incorporated by reference to Exhibit No. 4(f) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)

     4(h) Rights Agreement dated as of January 13, 1992 between ICF Kaiser International, Inc. and Office of the Secretary, ICF Kaiser International, Inc. as Rights Agent, including
         1. Form of Certificate of Designations of Series 4 Junior Preferred
            Stock
         2. Form of Rights Certificate
         3. Summary of Rights to Purchase Preferred Stock (Incorporated by reference to Exhibit No. 4(h) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)

     4(i) Warrant Agreement dated as of January 11, 1994, between the Registrant and The Bank of New York, as Warrant Agent (Incorporated by reference to Exhibit No. 4(c) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

     4(j) Form of Warrant expiring December 31, 1998 (Incorporated by reference to Exhibit No. 4(d) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

EXHIBIT NO. 5 -- LEGAL OPINION

     5 Opinion of Paul Weeks, II, Senior Vice President, General Counsel, and Secretary of the Registrant, as to the legality of the Common Stock to which this Registration Statement relates


EXHIBIT NO. 7 -- LEGAL OPINION

     7 Opinion of Paul Weeks, II, Senior Vice President, General Counsel, and Secretary of the Registrant re liquidation preference

EXHIBIT NO. 10 -- MATERIAL CONTRACTS

     10(a) Amended and Restated Credit Agreement dated as of December 8, 1993, among the Registrant, the several Lenders from time to time parties hereto, and Chemical Bank, as Agent, including Exhibits thereto (Closing Date: January 11, 1994) (Incorporated by reference to Exhibit No. 10(a) to Quarterly Report on Form 10-Q for the third quarter of fiscal 1994 filed with the Commission on January 14,
            1994)
         1. Waiver and First Amendment dated as of April 18, 1994 (Incorporated by reference to Exhibit No. 10(a)(1) to Annual Report on Form 10-K for fiscal 1994 filed with the Commission on May 25, 1994)
         2. Second Amendment dated as of August 31, 1994 (Incorporated by reference to Exhibit No. 10(a)(2) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

         3. Third Amendment dated as of February 28, 1995 (Incorporated by reference to Exhibit No. 10(a)(3) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)
         4. Fourth Amendment dated as of June 28, 1995.

     10(b) ICF Kaiser International, Inc. Employee Stock Ownership Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(c) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

     10(c) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International Employee Stock Ownership Plan

     10(d) ICF Kaiser International, Inc. Retirement Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(d) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1994 filed with the Commission on October 15,
            1993)
         1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(d)(1) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

     10(e) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Retirement Plan

     10(f) Lease Agreement between HMCE Associates (as Landlord) and ICF Incorporated (as Tenant), dated January 30, 1987, for the lease of the Registrant's headquarters in Fairfax, Virginia (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         1. First Amendment entered into August 31, 1987 (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         2. Second Amendment entered into September 23, 1987 (Incorporated by reference to Exhibit No. 10(a) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         3. Third Amendment entered into as of February 12, 1990 (Incorporated by reference to Exhibit No. 10(a) to Annual Report on Form 10-K filed with the Commission on April 25, 1990)

     10(g) Lease Agreement between HMCE Associates Limited Partnership (as Landlord) and the Registrant (as Tenant), dated April 27, 1988, for the lease of space in the building adjacent to the Registrant's headquarters in Fairfax, Virginia (Incorporated by reference to Exhibit No. 10(b) to Registration Statement on Form S-1 (No. 33-31473) filed with the Commission on October 6, 1989)
         1. First Amendment entered into July 29, 1988. (Incorporated by reference to Exhibit No. 10(b) to Annual Report on Form 10-K for fiscal 1990 filed with the Commission on April 25, 1990)
         2. Second Amendment entered into as of February 12, 1990 (Incorporated by reference to Exhibit No. 10(b) to Annual Report on Form 10-K for fiscal 1990 filed with the Commission on April 25, 1990)
         3. Third Amendment entered into as of December 22, 1992 (Incorporated by reference to Exhibit No. 10(h)(3) to Annual Report on Form 10-K for fiscal 1993 filed with the Commission on May 21, 1993)

     10(h) Amended and Restated Lease Agreement by and between Kaiser Engineers, Inc. and 1800 Harrison Limited Partnership, dated as of July 1, 1988, for the lease of the Registrant's offices in Oakland, California (Incorporated by reference to Exhibit No. 10(c) to Registration Statement on Form S-1 (No. 33-31576) filed with the Commission on October 13, 1989)
         1. First Amendment made as of March 27, 1991 (Incorporated by reference to Exhibit No. 10(a)(1) to Quarterly Report on Form 10-Q for the first quarter of fiscal 1993 filed with the Commission on July 10,
            1992)

         2. Second Amendment made as of June 1992 (Incorporated by reference to Exhibit No. 10(a)(2) to Quarterly Report on Form 10-Q for the first quarter of fiscal 1993 filed with the Commission on July 10, 1992)
         3. Third Amendment made as of April 27, 1993 (Incorporated by reference to Exhibit No. 10(i)(3) to Annual Report on Form 10-K for fiscal year 1993 filed with the Commission on May 21, 1993)

     10(i) Guaranty provided by the Registrant to 1800 Harrison Limited Partnership, dated as of March 27, 1991, and First Amendment thereto dated as of June 1992, guaranteeing the performance of Kaiser Engineers, Inc. under an Amended and Restated Lease Agreement by and between Kaiser Engineers, Inc. and the California Public Employee's Retirement System, dated as of July 1, 1988, for the lease of the Registrant's offices in Oakland, California (Incorporated by reference to Exhibit No. 10(b) to Quarterly Report on Form 10-Q for the first quarter of fiscal 1993 filed with the Commission on July 10, 1992)

     10(j) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated as of April 24,1995) (Incorporated by reference to Exhibit No. 10(k) to Annual Report on Form 10-K for fiscal year 1995 filed with the Commission on May 23, 1995)

         1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(l)(1) to Annual Report on Form 10-K for fiscal year 1995 filed with the Commission on May 23, 1995)

     10(l) Purchase Order dated March 8, 1995 (WHC-380393, Mod. 1) issued by Westinghouse Hanford Company to ICF Kaiser Hanford Company (DOE Reference No. DE-AC06-87RL1930) (Incorporated by reference to Exhibit No. 10(m) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

     10(m) Assignment Agreement between the U.S. Department of Energy, Kaiser Engineers Hanford Company, and Westinghouse Hanford Company, with an effective date of October 1, 1993 (Contract No. DE-A06-93RL12359) (Incorporated by reference to Exhibit No. 10(a) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
         1. Modification No. 1 dated October 25, 1993 (Incorporated by reference to Exhibit No. 10(n)(1) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 25, 1994)

     10(n) Massachusetts Water Resources Authority Agreement with ICF Kaiser Engineers, Inc. through its wholly owned subsidiary of ICF Kaiser Engineers of Massachusetts, Inc. for construction management services for Boston Harbor Project--Deer Island Related Facilities, Contract No. 5622 (June 1990) (Incorporated by reference to Exhibit No. 10(h) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1991 filed with the Commission on October 12, 1990) (Amendment Nos. 1-3 incorporated by reference to Exhibit No. 10(n) (1-3) to Annual Report on Form 10-K for the fiscal year ended February 28, 1993 filed with the Commission on May 21, 1993)
            1. Amendment No. 4 and Amendment No. 4A each dated December 2, 1993 [IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(o)(1) to Annual Report on Form 10-K for fiscal 1994 FILED IN PAPER ON MAY 20, 1994, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]
            2. Amendment No. 5 dated December 6, 1994 [IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(o)(2) to Annual Report on Form 10-K for fiscal 1995 FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]

     10(o) Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Registrant, and the U.S. Department of Energy dated as of April 4, 1995.

            [IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(r) WAS FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION is incorporated herein by reference thereto]

     10(p) ICF Kaiser International, Inc. Section 401(k) Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(f) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
         1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(p)(1) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

     10(q) Trust Agreement with Vanguard Fiduciary Trust Company dated as of March 1, 1989, for the ICF Kaiser International, Inc. Section 401(k) Plan (Incorporated by reference to Exhibit No. 28(b) to Registration Statement on Form S-8 filed with the Commission on August 31, 1992)



EXHIBIT NO. 10 -- MATERIAL CONTRACTS (MANAGEMENT CONTRACTS, COMPENSATORY PLANS, OR ARRANGEMENTS.)

     10(aa) Employment Agreement with James O. Edwards dated as of December 31,
            1994 (Incorporated by reference to Exhibit No. 10(bb) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)


     10(bb) ICF Kaiser International, Inc. Corporate Incentive Compensation
            Plan: Annual Incentive Plan (dated as of September 29, 1993) (Incorporated by reference to Exhibit No. 10(aa) to Quarterly Report on Form 10-Q for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

     10(cc) ICF Kaiser International, Inc. Non-employee Director Stock Option
            Plan (as amended and restated as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(bb) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

     10(dd) Agreement with Alvin S. Rapp, Executive Vice President of the
            Registrant, dated November 1, 1993 (Incorporated by reference to Exhibit No. 10(ll) to Amendment No. 1 to Registration Statement on Form S-1 (No. 33-70986) filed with the Commission on November 22,
            1993)

     10(ee) Employment Agreement with Marc Tipermas, Executive Vice President of the Registrant, effective as of March 1, 1994 (Incorporated by reference to Exhibit No. 10(ll) to Annual Report on Form 10-K for fiscal year 1994 filed with the Commission on May 25, 1994).

     10(ff) Employment Agreement with Stephen W. Kahane, Executive Vice
            President of the Registrant, effective as of March 1, 1994 (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K for fiscal 1994 filed with the Commission on May 25,
            1994).

     10(gg) ICF Kaiser International, Inc. Senior Executive Officers Severance
            Plan as approved by the Compensation Committee of the Board of Directors on April 4, 1994, and adopted by the Board of Directors on May 5, 1994 (Incorporated by reference to Exhibit No. 10(nn) to Annual Report on Form 10-K for fiscal year 1994 filed with the Commission on May 25, 1994).

     10(hh) Employment Agreement with Michael K. Goldman, Executive Vice
            President of the Registrant, effective as of February 28, 1994 (Incorporated by reference to Exhibit No. 10(jj) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

     10(ii) ICF Kaiser International, Inc. Section 401(k) Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(f) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)
     1. Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(p)(1) to Annual Report on Form 10-K for fiscal 1995 filed with the Commission on May 23, 1995)

EXHIBIT NO. 21 -- SUBSIDIARIES OF THE REGISTRANT AS OF OCTOBER 1, 1995

EXHIBIT NO. 23 -- CONSENTS

     23(a)       Consent of Coopers & Lybrand L.L.P.
     23(b)       Consent of Paul Weeks, II (contained in Exhibit No. 5)

EXHIBIT NO. 24 -- POWERS OF ATTORNEY (SEE SIGNATURE PAGES)

                        (b) Financial Statement Schedule

     The following Supplemental Schedule Relating to the Consolidated Financial Statements of ICF Kaiser International, Inc. and Subsidiaries for each of the three years in the period ended February 28, 1995.

         a.  Schedule II: Valuation and qualifying accounts..................S-1

     All Schedules except the one listed above have been omitted because they are not applicable or not required or because the required information is included elsewhere in the financial statements in this filing.

Item 17.  Undertakings
          ------------

     The undersigned Registrant hereby undertakes:

     (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include a prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (l)(i) and
--------  -------
(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, the Commonwealth of Virginia, on this 17th day of November, 1995.


                                       ICF Kaiser International, Inc.
                                       (Registrant)



Date:     November 17, 1995            By    /s/ James O. Edwards
                                          -----------------------
                                             James O. Edwards,
                                       Chairman of the Board and
                                          Chief Executive Officer


--------------------------------------------------------------------------------
                               POWER OF ATTORNEY
          Each of the undersigned hereby appoints James O. Edwards, Marc Tipermas, Richard K. Nason, Kenneth L. Campbell, Paul Weeks, II, and Cynthia L. Hathaway, and each of them severally, his or her true and lawful attorneys to execute (in the name of and on behalf of and as attorneys for the undersigned) this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.
--------------------------------------------------------------------------------


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                        (1) Principal executive officer


     Date: November 17, 1995              By    /s/ James O. Edwards
                                            ------------------------
                                                 James O. Edwards,
                                      Chairman and Chief Executive Officer



                 (2) Principal financial and accounting officer


     Date: November 17, 1995              By    /s/ Richard K. Nason
                                            ------------------------
                                               Richard K. Nason,
                                         Executive Vice President and
                                            Chief Financial Officer

--------------------------------------------------------------------------------
                               POWER OF ATTORNEY
          Each of the undersigned hereby appoints James O. Edwards, Marc Tipermas, Richard K. Nason, Kenneth L. Campbell, Paul Weeks, II, and Cynthia L. Hathaway, and each of them severally, his or her true and lawful attorneys to execute (in the name of and on behalf of and as attorneys for the undersigned) this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.
--------------------------------------------------------------------------------
                                   (3)  The Board of Directors

Date:                                           By
                                                   _____________________
                                                      Gian Andrea Botta,
                                                          Director

Date: November 17, 1995                         By    /s/Tony Coelho
                                                   ---------------------
                                                        Tony Coelho,
                                                          Director

Date: November 17, 1995                         By    /s/James O. Edwards
                                                   ----------------------
                                                        James O. Edwards,
                                                          Director

Date: November 17, 1995                         By    /s/Maynard H. Jackson
                                                   ---------------------------
                                                        Maynard H. Jackson
                                                           Director

Date: November 17, 1995                         By    /s/Thomas C. Jorling
                                                   ------------------------
                                                        Thomas C. Jorling
                                                           Director

Date: November 17, 1995                         By    /s/Frederick V. Malek
                                                   ---------------------------
                                                       Frederic V. Malek,
                                                            Director

Date: November 17, 1995                         By    /s/ Rebecca P. Mark
                                                   --------------------------
                                                         Rebecca P. Mark,
                                                             Director

Date: November 17, 1995                         By    /s/ Richard K. Nason
                                                   -------------------------
                                                         Richard K. Nason,
                                                             Director

Date: November 17, 1995                         By    /s/ Robert W. Page, Sr.
                                                   ----------------------------
                                                      Robert W. Page, Sr.
                                                          Director

Date: November 17, 1995                         By      /s/ Marc Tipermas
                                                   --------------------------
                                                        Marc Tipermas,
                                                          Director

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                                (in thousands)

-----------------------------------------------------------------------------------------------
     COLUMN A                          COLUMN B        COLUMN C        COLUMN D       COLUMN E
------------------------------------------------------------------------------------------
                                                      Additions
                                                   ----------------
                                       Balance at  Charged to                        Balance at
                                       beginning   costs and                           end of
           Description                 of period    expenses  Other    Deductions      period
-----------------------------------------------------------------------------------------------
Year ended February 28, 1995:
  Deducted from asset account
  Allowance for doubtful
    accounts                            $10,197     $1,406       --     $1,739(1)      $ 9,864

  Deducted from asset account
    and included in other
    liabilities
  Provision for future losses
    on contracts                            179        664       --         --             843
                                   ------------------------------------------------------------
                                        $10,376     $2,070       --     $1,739         $10,707
                                   ============================================================

Year ended February 28, 1994:
  Deducted from asset account
  Allowance for doubtful
    accounts                            $ 8,977     $2,509       --     $1,289(2)      $10,197

  Included in other liabilities
  Provision for future losses
    on contracts                            464         --       --        285(3)          179
                                   ------------------------------------------------------------
                                        $ 9,441     $2,509       --     $1,574         $10,376
                                   ============================================================

Year ended February 28, 1993:
  Deducted from asset account
  Allowance for doubtful
    accounts                            $ 9,361     $3,085       --     $3,469(4)      $ 8,977

  Included in other liabilities
  Provision for future losses
    on contracts                          2,351        564       --      2,451(3)          464
                                   ------------------------------------------------------------
                                        $11,712     $3,649       --     $5,920         $ 9,441
                                   ============================================================
------------------------------------------------------------------------------------------

(1) Reflects amounts written off against the allowance and related accounts receivable accounts and settlement of doubtful accounts.
(2) Reflects amounts written off against the allowance and related accounts receivable accounts.
(3) Reflects losses charged against the provision for contract losses.
(4) Reflects amounts written off against the allowance and related accounts receivable accounts and amounts written off to the provision for restructuring and disposal of businesses.

================================================================================
ICF Kaiser International, Inc.                                          Page S-1